As filed with the Securities and Exchange Commission on January 30, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ICP SOLAR TECHNOLOGIES INC.
( Name of small business issuer in its charter)

Nevada	3674	20-0643604
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code)	Identification Number)

7075 Place Robert-Joncas Unit 131
Montreal
Quebec, H4M 2Z2
(514)270-5770
(Address and telephone number of principal executive offices and place of business)
 ________________________

Camlex Management
8275 S. Eastern Ave.
Suite 200
Las Vegas, Nevada
89123
(Name, address and telephone of agent for service)
_____________________________

Copies to:
Josef B. Volman, Esq.
Burns & Levinson LLP
125 Summer Street
Boston, Massachusetts 02110
Tel: (617) 345-3000
_____________________________

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum	Amount of
Securities to be	Amount to be	Offering Price	Aggregate Offering	Registration
Registered	Registered (1)	Per Share(2)	Price	Fee

Common Stock in connection with the redemption of shares of Class A exchangeable shares convertible on a 1:1 basis	70,409	$0.58	$40,837	$1.60

Common Stock underlying preferred Class A exchangeable shares convertible on a 1:1 basis	929,590	$0.58	$539,162	$21.19

Common Stock underlying warrants exercisable at $1.00 per share	200,000	$0.58	$116,000	$4.56

Common Stock underlying warrants exercisable at $2.25 per share	525,000	$0.58	$304,500	$11.97

Total	1,724,999		$1,000,499	$39.32

_____________________________

(1)   Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of additional shares of Common Stock as may be issuable with respect to the shares being registered as a result of stock splits, stock dividends and similar changes.

(2)   Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. We have estimated the offering price to be $0.58 per share based on the reported average bid and asked price for shares of our stock in the over-the-counter market on January 25, 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until after the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED January 30, 2008

ICP SOLAR TECHNOLOGIES INC.
1,724,999 Shares of Common Stock

__________________

This prospectus relates to the offer for sale of 1,724,999 shares of our common stock by certain existing holders of the securities, referred to as selling stockholders throughout this document. The shares of common stock to be sold by the selling stockholders include:

  70,409 outstanding shares issued in connection with the redemption of shares of Class A exchangeable shares convertible on a one-for-one basis held by selling stockholders

  929,590 shares issuable to certain selling stockholders upon the conversion of  Class A exchangeable shares on a one-for-one basis; and

  725,000 shares issuable to selling stockholders upon exercise of certain warrants.

All of the shares being offered by this prospectus are being offered by the selling stockholders named in this prospectus. This offering is not being underwritten. We will not receive any of the proceeds from the sale of the shares of our common stock in this offering. If the warrants are exercised so that the underlying shares may be sold, we will receive the exercise price of the warrants.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the common stock or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We will pay all expenses of registering this offering of securities.

Our common shares are quoted on the Over-The-Counter Bulletin Board (the "OTC Bulletin Board") under the symbol "ICPR". On January 29, 2008, the last reported bid price was $0.65. Except under certain circumstances, the selling stockholders will sell the shares from time to time through independent brokerage firms in the over-the-counter market at market prices prevailing at the time of sale.

Investing in our stock involves substantial risks. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 30, 2008

___________________

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

SUMMARY

This summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. This summary is not complete and may not contain all of the information that may be important to you. You should read carefully this entire prospectus, including the information under "Risk Factors" and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Our Business

On September 29, 2006, ICP Solar Technologies Inc, formerly FC Financial Services Inc. ("ICP Solar"), a Nevada corporation, directly and indirectly through its Canadian wholly-owned subsidiary, completed the acquisition of 100% of the issued and outstanding shares of ICP Solar Technologies Inc., a Canadian corporation ("ICP"). ICP, organized in 1988, has continued its operations as a subsidiary of ICP Solar (the "ICP Acquisition"). See "Business -- Recent Developments." In this prospectus, unless otherwise indicated or the context otherwise requires, the "Company" we," "us," and "our" refer to ICP Solar and its subsidiaries, including ICP.

We are headquartered in Montreal, Canada and we operate in the solar energy industry. We market, and sell solar panel based products to the consumer goods, Original Equipment Manufacturers ("OEM") and integrated building materials markets through our distribution channels in over 100 countries. Our products include: SunseiTM 12V solar chargers (from 135mAmps to 8Amp in size, Charge Controllers, Mounting and Expansion Kits, Coleman solar chargers from 100mAmps to 3.6Amps in size, 4A Charge Controller), Cut Solar Cells (from 54mm to 600mm in size VW Solar Charger, Winnebago Solar Charger for RV Roof), and Solar Slate (in development).

On May 9, 2007, we sold the controlling interest in our subsidiary ICP Technologies (UK) Ltd. (Wales) ("ICP UK"), a company which owns and operates a 20,000 square foot manufacturing facility in the United Kingdom, to ISE Solar LLC.  Please see “Recent Developments”.

On August 27, 2007, we agreed to acquire 100% of the shares of Wes Power Technology Inc., a designer and manufacturer of power management systems for renewable energy sources. Please see "Recent Developments".

Our Strategy

Our business strategy is to expand our client base with large retail chains and specialty retailers in addition to further penetrating our existing client base. Our strategy is to gain market share by working with partners for a variety of applications. At the present time, the Company has identified potential marketing partners. The Company also intends to continue to market its existing products to the rural areas of developing countries. We plan to continue to reduce our costs by improving efficiency and innovating new technologies. As part of our overall sales growth strategy, we intend to continue to work closely with our sales agents, as well as utilize the Internet for our marketing and sales of our products.

Our Competitive Strengths

We believe that our key competitive strengths include:

•         Our intellectual property;

•         The depth and breadth of our management teams' expertise and experience in the solar energy industry;

•         Market recognition of our brand names; and

•         Our reputation for quality products.

The Offering

Shares offered by selling stockholders

The selling stockholders will offer and sell up to an aggregate of 1,724,999 shares of our common stock, an amount equal to approximately 5.2% of our currently outstanding common stock, as follows:  (i) 70,409 shares issued in connection with the redemption of an equal number of  Class A exchangeable shares held by selling stockholders, (ii) 929,590 shares issuable upon conversion of an equal number of Class A exchangeable shares held by selling stockholders, and (iii) 725,000 shares issuable upon the exercise of certain warrants held by selling stockholders. For a list of the selling stockholders and the amount of shares that each of them expects to sell, see "Selling Stockholders."

The offering is being made by the selling stockholders for their benefit. We will not receive any of the proceeds of their sales of common stock.  We expect to use any cash proceeds received from exercise of the warrants by selling stockholders for general working capital purposes.

Our common stock

As of January 30, 2008, there were 32,752,443 shares of our common stock outstanding. Our common shares are quoted on the Over-The-Counter Bulletin Board (the "OTC Bulletin Board") under the symbol "ICPR". See "Market For Our Common Stock."

Plan of distribution

We expect that the selling stockholders will sell the shares primarily through sales into the over-the-counter market made from time to time at prices that they consider appropriate. See "Plan of Distribution."

Background of the offering

This registration includes (i) 70,409 shares of our common stock issued in connection with the redemption of an equal number of Class A exchangeable shares held by certain selling stockholders, (ii) 929,590 shares of our common stock issuable upon conversion of an equal number of  Class A exchangeable shares held by selling stockholders, and (iii) 525,000 shares of our common stock issuable upon exercise of certain warrants held by selling stockholders. This registration includes shares of our common stock issuable by the Company upon exercise of certain warrants, issued by the Company on October 25, 2007 at an exercise price of $1.00 with an expiry date on October 25, 2009, as consulting fees to the following persons,: (i) Anne Ewe was granted 100,000 warrants: (ii) Craig Leon was granted 25,000 warrants: and (iii) Chris Maverick was granted 75,000 warrants.

Additional Information

Our executive offices are located at 7075 Place Robert-Joncas Unit 131, Montreal, Quebec, Canada, H4M 2Z2. Our web site address is http://www.icpsolar.com. Information contained on our web site is not a part of this prospectus.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider the following risks and all other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the events or developments described below occurs, our business, financial condition and results of operations may suffer. In that case, the value of our common stock may decline and you could lose all or part of your investment.

Risks Related to Our Business, Products and the Solar Power Industry

We may need to raise significant additional capital in order to fund our operations and to continue to grow our business, which subjects us to the risk that we may be unable to maintain or grow our business as planned and that our stockholders may be subject to substantial additional dilution.

Although we believe that we have the financial resources to complete our plan of operation for the next twelve months, we anticipate that we may require additional funding to further enhance our operating infrastructure, to secure our supply of solar panels and to advance our research and development programs that are key to refining our products.

We may also require additional capital to respond to competitive pressures and acquire complementary businesses or necessary technologies. We do not know whether or not we will be able to raise additional financing or financing on terms favorable to us. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, to develop and expand our solar panel supplier network and distribution network, to maintain our research and development efforts or to otherwise respond to competitive pressures would be significantly impaired. We currently have no such financing arrangements in place. If financing is not available or obtainable, our ability to meet our financial obligations and pursue our plan of operation will be substantially limited and investors may lose a substantial portion or all of their investment.  Moreover, any additional funds raised through the issuance by us of shares of our capital stock, or through securities exchangeable or convertible into shares of our capital stock, would result in a reduction in the percentage ownership of our existing stockholders.  In addition, any such newly issued securities may contain rights, privileges or preferences senior to those held by our existing stockholders.

We have a history of losses, expect to incur substantial further losses and may not achieve or maintain profitability in the future, which may decrease the market value of our stock.

ICP was founded in 1988. Headquartered in Montreal, Canada, ICP operates in the solar energy industry. ICP markets, and sells solar panel based products to the consumer goods, Original Equipment Manufacturers ("OEM") and integrated building materials markets through its distribution channels in over 100 countries. Since inception, we have incurred significant net losses, including a net loss of $ 2,626,565 for the year ended January 31, 2007. As a result of ongoing operating losses, we had an accumulated deficit of $ 4,617,501 as of January 31, 2007. We expect to continue to incur substantial losses for the foreseeable future, and we may never become profitable. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future, which could materially decrease the market value of our common stock. We anticipate that our expenses will increase substantially in the foreseeable future as we seek to:

- develop our distribution network;
- continue to perform research and development to improve existing products and develop new products;
- implement internal systems and infrastructure in conjunction with our growth;
- expand our supplier network, whether domestically or internationally; and
- hire additional personnel.

We do not know whether our revenues will grow at all or even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future, which could materially decrease the market value of our common stock. We expect to continue to make significant capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we seek to:

-     expand our supplier network, whether domestically or internationally;
-     develop our distribution network;

-     continue to perform research and development to improve existing products and develop new products;
-     implement internal systems and infrastructure in conjunction with our growth; and
-     hire additional personnel.

We do not know whether our revenues will grow at all or grow rapidly enough to absorb these expenses, and our limited operating history makes it difficult to assess the extent of these expenses or their impact on our operating results.

Potential investors should also be aware of the difficulties normally encountered by a new enterprise and the high rate of failure of such enterprises. The potential for future success must be considered in light of the problems, expenses, difficulties complications and delays encountered in connection with the development of a business in the area in which we intend to operate and in connection with the formation and commencement of operations of a new business in general. These include, but are not limited to, unanticipated problems relating to research and development programs, marketing, approvals by government agencies, competition and additional costs and expenses that may exceed current estimates. The Company has no substantial history upon which to base any assumption as to the likelihood that our business will prove to be successful, and there can be no assurance that we will generate any operating revenues or ever achieve profitable operations.

Our dependence on a limited number of third party manufacturers for solar panels, key components for our Solar power products could prevent us from delivering our products to our customers within required timeframes, which could result in order cancellations and loss of market share.

We obtain all of our Solar power products using third party manufacturers and assemblers and using materials and components procured from a limited number of third-party suppliers. If we fail to develop or maintain our relationships with these or our other suppliers, we may be unable to manufacture our products or our products may be available only at a higher cost or after a long delay, which could prevent us from delivering our products to our customers within required timeframes  which may, in turn, result in order cancellations and loss of market share. We currently do not have contracts with many of our suppliers and may not be able to procure sufficient quantities of the materials and components necessary to manufacture our products on acceptable commercial terms or at all. To the extent that the processes that our suppliers use to manufacture materials and components are proprietary, we may be unable to obtain comparable materials and components from alternative suppliers on favorable terms, or at all. The failure of a supplier to supply materials and components in a timely manner, or to supply materials and components that meet our quality, quantity and cost requirements could impair our ability to manufacture our products or increase their component costs, particularly if we are unable to obtain substitute sources of these materials and components on a timely basis or on terms acceptable to us.

We may fail to successfully bring to market our new Solar power products under development, which may prevent us from achieving increased sales and market share.

Although ICP has been selling its Solar power products since 1988, we expect to derive a substantial portion of our revenues from sales of our new Solar power products that are under development and not yet commercially available. If we fail to successfully develop our new Solar power products or technologies, we will likely be unable to recover losses incurred to date in the development of these products and technologies, and we may be unable to increase our sales sufficiently to allow us to become profitable.

Our Solar power products may not gain market acceptance, which would prevent us from achieving increased sales and market share.

The development of a successful market for our Solar power products may be adversely affected by a number of factors, many of which are beyond our control, including:

•        our failure to produce Solar power products that compete favorably against other Solar power products on the basis of cost, quality and performance;

•       our failure to produce Solar power products that compete favorably against conventional energy sources and alternatively distributed generation technologies, such as wind and biomass, on the basis of cost, quality and performance;

•        whether or not customers will accept our new module designs under development and the techniques we are developing to mount them; and

•        our failure to develop and maintain successful relationships with distributors, systems integrators and other resellers, as well as strategic partners.

If our Solar power products fail to gain market acceptance, we may be unable to increase our sales and market share and to achieve and sustain profitability.

Technological changes in the Solar power industry could render our Solar power products uncompetitive or obsolete, which could reduce our market share and cause our sales to decline.

Our failure to further refine our technology and to develop and introduce new Solar power products could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our sales to decline. The Solar power industry is rapidly evolving and competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the Solar power industry and to effectively compete in the future. We believe that a variety of competing Solar power technologies are under development by other companies that could result in lower manufacturing costs or higher product performance than those expected for our Solar power products. Our development efforts may be rendered obsolete by the technological advances of others and other technologies may prove more advantageous for the commercialization of Solar power products.

Our ability to increase market share and sales depends on our ability to successfully maintain our existing distribution relationships and expand our existing distribution channels.

We currently sell our Solar power products primarily to distributors, system integrators and other value-added resellers within and outside of North America, which typically resell our products to end-users globally. If we are unable to successfully refine our existing distribution relationships and expand our existing distribution channels, our revenues and future prospects may be materially harmed. As we seek to grow our sales by entering new markets in which we have little experience selling our Solar power products, our ability to increase market share and sales will depend substantially on our ability to expand our distribution channels by identifying, developing and maintaining relationships with resellers both within and outside of North America. We may be unable to enter into relationships with resellers in the markets we target or on terms and conditions favorable to us, which could prevent us from entering these markets at all or in accordance with our current plans. Our ability to enter into and maintain relationships with resellers will be influenced by factors beyond our control, including the relationships between these resellers and our competitors, market acceptance of our products and our low brand recognition as a new entrant.

Our dependence on a small number of resellers may cause significant fluctuations or declines in our product revenues.

Historically, all of our sales to resellers have been made through purchase orders without long-term commitments, including under arrangements that may be cancelled without cause and on short notice and that generally do not require minimum purchases. Consequently, our resellers are generally permitted to obtain products from other providers of Solar power products without further obligation to us. The concentration of our product sales also exposes us to credit risks associated with the financial viability of these resellers. We anticipate that sales of our Solar power products to a limited number of key resellers will continue to account for a significant portion of our total product revenues for the foreseeable future. Consequently, any one of the following events may cause material fluctuations or declines in our product revenues and negatively impact our operating results:

•         reduction, delay or cancellation of orders from one or more of our significant resellers;

•         selection by one or more of our significant resellers of products competitive with ours;

•         loss of one or more of our significant resellers and our failure to recruit additional or replacement resellers; and

•         failure of any of our significant resellers to make timely payment of our invoices.

Problems with product quality or product performance may cause us to incur warranty expenses and may damage our market reputation and prevent us from achieving increased sales and market share.

As is consistent with standard practice in our industry, the duration of our product warranties is lengthy, and has recently been increasing relative to expected product life. Our current standard product warranty includes a one-year warranty period for defects in material and workmanship and a 25-year warranty period for declines in power performance. We believe our warranty periods are consistent with industry practice. Due to the long warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenues. The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products. Furthermore, widespread product failures may damage our market reputation and reduce our market share and cause sales to decline.

Our success in the future may depend on our ability to establish and maintain strategic alliances, and any failure on our part to establish and maintain such relationships would adversely affect our market penetration and revenue growth.

We intend to continue to establish strategic relationships with third parties in the Solar power industry, particularly in international markets. Our ability to establish strategic relationships will depend on a number of factors, many of which are outside our control, such as the competitive position of our technology and our products relative to those of our competitors. We can provide no assurance that we will be able to establish new strategic relationships in the future.

In addition,  any new strategic alliances that we establish may subject us to a number of risks, including risks associated with sharing proprietary information, loss of control of operations that are material to our business and profit-sharing arrangements. Moreover, strategic alliances may be expensive to implement and subject us to the risk that the third party will not perform its obligations under the relationship, which may subject us to losses over which we have no control or to expensive termination arrangements. As a result, even if our strategic alliances with third parties are successful, our business may be adversely affected by a number of factors that are outside of our control, which may, in turn, cause the market price of our common stock to decline.

Existing regulations and changes to such regulations may present technical, regulatory and economic barriers to the purchase and use of Solar power products, which may significantly reduce demand for our products.

The market for electricity generation products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as internal policies and regulations promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States and a number of other countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including Solar power technology, could be deterred by these regulations and policies, which could, in turn, result in a significant reduction in the potential demand for Solar power products in general. For example, utility companies commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back-up purposes. These fees could increase the cost to our customers of using our Solar power products and make them less desirable, thereby harming our business, prospects, results of operations and financial condition. We anticipate that our Solar power products and their installation will  be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters, all of which may change over time. There is also a burden in having to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our Solar power products may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our Solar power products.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

We are required to comply with all applicable foreign, federal, state and local regulations regarding protection of the environment. If more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial. We believe that we have all necessary permits to conduct our business as it is presently conducted. If we fail to comply with any applicable present or future environmental regulations, however, we may be required to pay substantial fines, suspend production or cease operations. We use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our research and development and manufacturing activities. Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to, among other things, potentially significant monetary damages and fines, criminal proceedings and penalties, third party property damage or personal injury claims or suspensions in our business operations. In addition, under some foreign, federal and state statutes and regulations, a governmental agency may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault.

We face intense competition from other companies producing Solar power and other energy generation products. If we fail to compete effectively, we may be unable to increase our market share and sales.

The Solar power market is intensely competitive and rapidly evolving. Our competitors have established a market position more prominent than ours, and if we fail to attract and retain customers and establish a successful distribution network for our Solar power products, we may be unable to increase our sales and market share. There are a large number of companies in the world that produce Solar power products, including BP Solar, Kyocera Corporation, Sharp Corporation, Mitsubishi, Solar World AG and Sanyo Corporation. We also expect that future competition will include new entrants to the Solar power market offering new technological solutions. Further, many of our competitors are developing and are currently producing products based on new Solar power technologies. Most of our competitors are substantially larger than we are, have longer operating histories and have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors' greater size in some cases provides them with a competitive advantage with respect to manufacturing costs due to their ability to allocate fixed costs across a greater volume of production and purchase raw materials at lower prices. Many also have greater name recognition, a more established distribution network and a larger installed base of customers. In addition, many of our competitors have well-established relationships with our current and potential resellers and their customers and have extensive knowledge of our target markets. As a result, our competitors may be able to devote greater resources to the research, development, promotion and sale of their products and respond more quickly to evolving industry standards and changing customer requirements than we can.

The success of our business depends on the continuing contributions of our key personnel and our ability to attract and retain new qualified employees in a competitive labor market.

We have attracted a highly skilled management team. If we were to lose the services of our executive officers and key employees, our business could be materially and adversely impacted. We do not carry key person life insurance on any of our senior management or other key personnel.

Our success will largely depend on the performance of our management and on the management of ICP. We are currently dependent upon a limited number of employees and consultants. As such, our success will also depend on our ability to attract and retain highly skilled technical, research, management, regulatory compliance, sales and marketing personnel. Competition for such personnel is intense. The loss of the services of such personnel or the inability to attract and retain other key personnel could impair the development of our business, operating results and financial condition.

Our management team may not be able to successfully implement our business strategies.

If our management team is unable to execute its business strategies, then our product development, the expansion of our distribution network and our sales and marketing activities may be materially and adversely affected. In addition, we may encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by this rapid growth. We may seek to augment or replace members of our management team or we may lose key members of our management team, and we may not be able to attract new management talent with sufficient skills and experience.

If Solar power technology is not suitable for widespread adoption or sufficient demand for Solar power products does not develop or takes longer to develop than we anticipate, our sales would not significantly increase and we may be unable to achieve or sustain profitability.

The market for Solar power products is emerging and rapidly evolving, and its future success is uncertain. If Solar power technology proves unsuitable for widespread commercial deployment or if demand for Solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability. In addition, demand for Solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of Solar power technology and demand for Solar power products, including:

•

cost-effectiveness of Solar power technologies as compared with conventional and non-Solar alternative energy technologies;

•

performance and reliability of Solar power products as compared with conventional and non-Solar alternative energy products;

•

success of alternative distributed generation technologies such as fuel cells, wind power and micro turbines;

•

fluctuations in economic and market conditions that impact the viability of conventional and non-Solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•

capital expenditures by customers that tend to decrease when the United States or global economy slows;

•

continued deregulation of the electric power industry and broader energy industry; and

•

availability of government subsidies and incentives.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

Like other retailers and distributors of products that are used by consumers, we face an inherent risk of exposure to product liability claims in the event that the use of the Solar power products we sell results in injury. Since our products are electricity producing devices, it is possible that consumers could be injured or killed by our products, whether by product malfunctions, defects, improper installation or other causes. In addition, since sales of our existing products have been modest and the products we are developing incorporate new technologies and use new installation methods, we cannot predict whether product liability claims will be brought against us in the future or the effect of any resulting adverse publicity on our business. Moreover, we may not have adequate resources in the event of a successful claim against us. We have evaluated the potential risks we face and believe that we have appropriate levels of insurance for product liability claims. We rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. The successful assertion of product liability claims against us could result in potentially significant monetary damages and, if our insurance protection is inadequate to cover these claims, could require us to make significant payments.

Risks Related to Our Intellectual Property

If we are unable to protect our intellectual property adequately, we could lose our competitive advantage in the Solar power market.

Our ability to compete effectively against competing Solar power technologies will depend, in part, on our ability to protect our current and future proprietary technology and product designs through a combination of patent, copyright, trademark, trade secret and unfair competition laws. We may not be able to adequately protect our intellectual property and may need to defend our products and services against infringement claims, either of which could result in the loss of our competitive advantage in the Solar power market and materially harm our business and profitability. We face the following risks in protecting our intellectual property and in developing, marketing and selling our products and services:

•        we cannot be certain that our pending United States and foreign patent applications will result in issued patents or that the claims allowed are or will be sufficiently broad to protect our technology or processes;

•        given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important;

•        third parties may design around our patented technologies or seek to challenge or invalidate our intellectual property rights and there is no assurance that our intellectual property rights will deter infringement or misappropriation of our intellectual property;

•        we may incur significant costs and diversion of management resources in prosecuting or defending intellectual property infringement suits;

•        we may not be successful in prosecuting or defending intellectual property infringement suits and, as a result, may need to seek to obtain a license of the third party's intellectual property rights, which may not be available to us, whether on reasonable terms or at all; and

•        the contractual provisions we rely on to protect our trade secrets and proprietary information, such as our confidentiality and non-disclosure agreements with our employees, consultants and other third parties, may be breached and our trade secrets and proprietary information may be disclosed to competitors, strategic partners and the public.

We own 7 registered patents and 8 patents pending, and 17 registered trademarks and 21 trademarks pending.

If we are subject to litigation and infringement claims, they could be costly and disrupt our business.

In recent years, there has been significant litigation involving patents and other intellectual property rights in many technology-related industries. There may be patents or patent applications in the United States or other countries that are pertinent to our business of which we are not aware. The technology that we incorporate into and use to develop our current and future Solar power products may be subject to claims that they infringe the patents or other proprietary rights of others. The success of our technology efforts will also depend on our ability to develop new technologies without infringing or misappropriating the proprietary rights of others. We may receive notices from third parties alleging patent, trademark or copyright infringement claims, claims regarding trade secrets or contract claims. Receipt of these notices could result in significant costs as a result of the diversion of the attention of management from our technology efforts. No third party has a current filed intellectual property lawsuit, arbitration or other proceeding against us. We may, however, be involved in future lawsuits, arbitrations or other legal proceedings alleging patent infringement or other intellectual property rights violations. If a successful claim were brought against us, we would have to attempt to license the intellectual property right from the claimant or to spend time and money to design around or avoid the intellectual property. Any such license may not be available at reasonable terms, or at all. In addition, litigation, arbitration or other legal proceedings may be necessary to:

•         assert claims of infringement or misappropriation of or otherwise enforce our intellectual property rights;

•         protect our trade secrets or know-how; or

•         determine the enforceability, scope and validity of our intellectual property rights or those of others.

We may be unsuccessful in defending or pursuing these lawsuits or claims. Regardless of the outcome, litigation can be very costly and can divert management's efforts. An adverse determination may subject us to significant liabilities or require us to seek licenses to other parties' intellectual property rights. We may also be restricted or prevented from developing, marketing or selling a Solar power product or service that we develop. Further, we may not be able to obtain any necessary licenses on acceptable terms, if at all.

In addition, we may have to participate in proceedings before the United States Patent and Trademark office, or before foreign patent and trademark offices, with respect to our patents, patent applications, trademarks or trademark applications or those of others. These actions may result in substantial costs to us as well as a diversion of management attention. Furthermore, these actions could place our patents, trademarks and other intellectual property rights at risk and could result in the loss of patent, trademark or other intellectual property rights protection for the products and services on which our business strategy depends.

We may be unable to adequately protect or enforce our proprietary information, which may result in its unauthorized use or reduced sales or otherwise reduce our ability to compete.

Our business and competitive position depend upon our ability to protect our proprietary technology, including any Solar power products that we develop. Despite our efforts to protect this information, unauthorized parties may attempt to obtain and use information that we regard as proprietary. Any patents issued in connection with our efforts to develop new technology for Solar power products may not be broad enough to protect all of the potential uses of the technology.

In addition, when we do not control the prosecution, maintenance and enforcement of certain important intellectual property, such as a technology in-licensed to us, the protection of the intellectual property rights may be out of our control. If the entity that controls the intellectual property rights does not adequately protect those rights, our rights may be impaired, which may impact our ability to develop, market and commercialize the related Solar power products.

Our means of protecting our proprietary rights may not be adequate, and our competitors may:

•         independently develop substantially equivalent proprietary information, products and techniques;

•

otherwise gain access to our proprietary information; or

•

design around our patents or other intellectual property.

We pursue a policy of having our employees, consultants and advisors execute proprietary information and invention agreements when they begin working for us. However, these agreements may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure. If we fail to maintain trade secret and patent protection, our potential, future revenues may be decreased.

If the effective term of our patents is decreased due to changes in patent laws or if we need to refile some of our patent applications, the value of our patent portfolio and the revenues we derive from it may be decreased.

The value of our patents depends in part on their duration. A shorter period of patent protection could lessen the value of our rights under any patents that we obtain and may decrease the revenues we derive from our patents. For example, the United States patent laws were amended in 1995 to change the term of patent protection from 17 years after the date of a patent's issuance to 20 years after the earliest effective filing date of the application for a patent, unless the application was pending on June 8, 1995, in which case the term of a patent's protection expires either 17 years after its issuance or 20 years after its filing, whichever is later. Because the average time from filing of patent application to issuance of a patent therefrom is usually at least one year and, depending on the subject matter, may be more than three years, a 20-year patent term from the filing date may result in substantially shorter patent protection. Also, we may need to re-file some of our patent applications to disclose additional subject matter and, in these situations, the patent term will be measured from the date of the earliest priority application to which benefit is claimed in such a patent application. This would shorten our period of patent exclusivity and may decrease the revenues that we might obtain from the patents.

International intellectual property protection is particularly uncertain and costly, and we have not obtained or sought patent or trademark protection in many foreign countries where our Solar power products and services may be developed, marketed or sold by us or by others. Intellectual property law outside the United States is even more uncertain and costly than in the United States and is currently undergoing review and revision in many countries. Further, the laws of some foreign countries may not protect our intellectual property rights to the same extent as United States laws.

Risks Related to Our Securities

We may conduct further offerings in the future, in which case your shareholdings will be diluted.

Since our inception, we have relied on such equity sales of our common stock to fund our operations. We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us will be lower. This condition is often referred to as "dilution." The result of this could reduce the value of your stock.

Because our common stock is considered a “penny stock”, stockholders will be more limited in their ability to sell their shares.

Our common stock is considered to be a "penny stock" since it does not qualify for one of the exemptions from the definition of "penny stock" under Section 3a51-1 of the Securities Exchange Act of 1934 (the "Exchange Act"). Our common stock is a "penny stock" because it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a "recognized" national exchange; (iii) it is not quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a "penny stock" is that securities broker-dealers participating in sales of our common stock will be subject to the "penny stock" regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Because the Board of Directors may designate and authorize issuance of preferred shares, the rights of the holders of Common Stock may be adversely affected.

The Board of Directors may designate  and authorize issuance of preferred shares which could have rights, preferences or privileges in priority to our stockholders and which may further dilute stockholders. The authorized capital of the Company includes 1,000,000 shares of ''blank check'' preferred stock, of which no shares have been issued. The Board of Directors has the authority to issue shares of preferred stock and to determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting rights and dividend rights, of these shares of preferred stock without any further vote or action by the stockholders. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. At this time, the Company has no present plans of issuing any preferred stock.

 Because we do not intend to pay dividends, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain our earnings to support operations and to finance the growth and development of our business and do not expect to pay cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, contained in this prospectus constitute forward-looking statements. In some cases you can identify forward-looking statements by terms such as "may," "intend," "might," "will," "should," "could," "would," "expect," "believe," "estimate," "anticipate," "predict," "project," "potential," or the negative of these terms and similar expressions intended to identify forward-looking statements.

      Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties. We have identified in this prospectus some of the factors that may cause actual results to differ materially from those expressed or assumed in any of our forward-looking statements. There may be other factors not so identified. You should not place undue reliance on our forward-looking statements. As you read this prospectus, you should understand that these statements are not guarantees of performance or results. Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, those described under the heading "Risk Factors" beginning on page 5, as well as the following:

•

Our ability to generate enough positive cash flow to pay our creditors;

•

Our dependence on key personnel;

•

Our need to attract and retain technical and managerial personnel;

•

Our ability to execute our business strategy;

•

Competition with established leaders in the solar energy industry;

•

Our ability to protect our intellectual property and proprietary technologies;

•

Costs associated with potential intellectual infringement claims asserted by a third party;

•

Our exposure to product liability claims resulting from the use of our products;

•

General economic and capital market conditions, including political and economic uncertainty in various areas of the world where we do business;

•

Our exposure to unanticipated and uncontrollable business interruptions;

•

Pricing and product actions taken by our competitors;

•

Financial conditions of our customers;

•

Customers' perception of our financial condition relative to that of our competitors;

•

Reliance upon suppliers and risks of production disruptions and supply and capacity constraints;

•

Our dependence on our marketing partners;

•

Costs of raw materials and energy;

•

Unforeseen liabilities arising from litigation;

•

Our ability to successfully complete the integration of any future acquisitions;

•

Our exposure to undisclosed liabilities of the public shell corporation;

•

Our ability to project the market for our products based upon estimates and assumptions; and

•

Our ability to obtain approvals needed to market our products.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common shares are quoted on the Over-The-Counter Bulletin Board (the "OTC Bulletin Board") under the symbol "ICPR". Our shares were first traded on the OTC Bulletin Board in June, 2005 under the name “FC Financial Services Inc.”, (OTCBB: FCFN). The following table indicates the high and low bid prices of the common shares obtained during the periods indicated:

	For the period		For the period
	ended October		ended October
	31, 2007		31, 2006
	High	Low	High	Low
Fourth Quarter	$2.09	$1.47	$0.04	$0.026
First Quarter	$2.50	$1.12	$0.53	$0.35
Second Quarter	$2.46	$2.18	$2.00	$0.70
Third Quarter	$3.14	$2.16	$2.50	$1.12

The range of high and low price quotes of our common stock as set out in the table above is as quoted on the OTC Bulletin Board. The market quotations provided reflect inter-dealer prices, without retail markup, mark-down or commission and may not represent actual transactions.

Penny Stock Rules

The United States Securities and Exchange Commission (“SEC”) has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and in such form as the SEC shall require by rule or regulation. The broker-dealer also must, prior to effecting any transaction in a penny stock, provide the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock that is not otherwise exempt from those rules, the broker-dealer must: (a) make a special written determination that the penny stock is a suitable investment for the purchaser and (b) receive from the purchaser his or her written acknowledgement of receipt of the determination and a written agreement to the transaction.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock and therefore stockholders may have difficulty selling those securities.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

On November 1, 2006, the Board of Directors approved our 2006 Stock Incentive Plan (the "Plan"). On November 7, 2006, majority shareholder approval for the Plan was received. Under the Plan, up to 2,000,000 shares of common stock may be issued upon the exercise of options granted to directors, management, employees and consultants. As of January 30, 2008, options to purchase a total of 1,415,000 shares of our common stock had been granted under the Plan to certain of the Company's employees and directors. See "Executive Compensation".

Equity Compensation Plan Information

	Number of Securities	Weighted-	Number of securities
	to be issued upon	Average	remaining available
	exercise of	Exercise Price of	for future issuance
	outstanding options(1)	outstanding	under equity
		options	compensation plans
(excluding securities
reflected in the first
two columns)

Equity Compensation Plans Approved by Security Holders	1,415,000	$1.82	67,500
Equity Compensation Plans Not Approved by Security Holders	None	None	None
Total	1,415,000	$1.82	67,500

(1)

Amount shown reflects the forfeiture of options to purchase 492,500 shares of our common stock by former employees.

DIVIDEND POLICY

 We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

SELLING STOCKHOLDERS

Background

This registration includes (i) 70,409 shares of our common stock which are issued in connection with the redemption of an equal number of Class A exchangeable shares held by selling stockholders, (ii) 929,590 shares of our common stock issuable upon conversion of an equal number of  Class A exchangeable shares held by selling stockholders, and (iii) 525,000 shares of our common stock issuable upon exercise of certain warrants held by selling stockholders. Unless otherwise indicated in the table footnotes, shares will be owned of record and beneficially by the named person. For purposes of the following table, a person is deemed to be the beneficial owner of any shares of common stock (a) over which the person has or shares, directly or indirectly, voting or investment power, or (b) of which the person has a right to acquire beneficial ownership at any time within 60 days after the effective time of the acquisition of ICP. "Voting power" is the power to vote or direct the voting of shares and "investment power" includes the power to dispose or direct the disposition of shares. This registration includes shares of our common stock issuable by the Company upon exercise of certain warrants, issued by the Company on October 25, 2007 at an exercise price of $1.00 with an expiry date on October 25, 2009, as consulting fees to the following persons,: (i) Anne Ewe was granted 100,000 warrants: (ii) Craig Leon was granted 25,000 warrants: and (iii) Chris Maverick was granted 75,000 warrants.

Selling Stockholder Table

The following table provides information regarding the beneficial ownership of the outstanding shares of our common stock by the selling stockholders. In computing the number of shares beneficially owned by a selling stockholder and the percentage ownership of that selling stockholder, we have included all shares of common stock owned or beneficially owned by that selling stockholder, and the number of shares of common stock issuable upon exercise of all warrants and options owned or beneficially owned by such selling stockholder and the number of shares of our common stock issuable upon conversion of convertible notes and of Class A exchangeable shares held by such selling stockholder. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Each selling stockholders' percentage of ownership in the following table is based on 32,752,443 shares of our common stock outstanding as of January 30, 2008.

The selling stockholders may offer the shares for sale from time to time in whole or in part. Except where otherwise noted, each of the selling stockholders named in the following table has, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by such person.

		Number of	Number of	Percentage of
		Shares	Shares Owned	Shares Owned
	Number of	Being	After the	After the
Name	Shares	Registered	Offering	Offering

Sass Peress(1)	19,341,808(2)	929,590 (3)	18,412,218	56.2%
Joel Cohen(4)	1,053,486(5)	551,424 (6)	502,062	1.5%
Arlene Ades(7)	879,706	43,985 (8)	835,721	2.5%
Anne Ewe	100,000 (9)	100,000	0	0
Craig Leon	25,000 (10)	25,000	0	0
Chris Maverick	75,000 (11)	75,000	0	0
Total	21,475,000	1,724,999	19,750,001

(1) Mr. Peress serves as the Company’s Chairman of the Board, President and Chief Executive Officer.

(2) Includes 750,000 shares of common stock issuable upon the exercise of options.

(3) Represents 929,590 shares of common stock issuable upon the conversion of Class A exchangeable shares on a one-for-one basis. See "Recent Developments – ICP Acquisition".

(4) Mr. Cohen serves as a director, and as the Secretary and Treasurer, of the Company.

(5) Includes 525,000 shares of common stock issuable upon the exercise of warrants.

(6) Includes 26,424 shares of common stock issued in connection with the redemption of an equal number of Class A exchangeable shares (see "Recent Developments – ICP Acquisition") and 525,000 shares of common stock issuable upon the exercise of warrants.

(7) Ms. Ades served as Executive Vice President, Head North American Sales, of the Company until Sept. 12, 2007.

(8) Represents 43,985 shares of our common stock issued in connection with the redemption of an equal number of Class A exchangeable shares. See "Recent Developments – ICP Acquisition".

(9) Represents 100,000 shares of common stock issuable upon the exercise of warrants issued as payment for consulting fees pursuant to an agreement between the Company and Ms. Ewe.

(10) Represents 25,000 shares of common stock issuable upon the exercise of warrants issued as payment for consulting fees pursuant to an agreement between the Company and Mr. Leon.

(11) Represents 75,000 shares of common stock issuable upon the exercise of warrants issued as payment for consulting fees pursuant to an agreement between the Company and Mr. Maverick.

USE OF PROCEEDS

We are not selling any of the shares of common stock in this offering. All the shares sold in this offering will be held by the selling stockholders at the time of sale, so that no dilution will result from the sale of the shares.

Upon exercise of the warrants for which shares of common stock issuable upon exercise thereof are being registered hereunder, we expect to receive aggregate proceeds of approximately $1,381,250.  We expect to use any such cash proceeds from the exercise of these warrants for general working capital purposes.

DILUTION

We are not selling any of the shares of common stock in this offering. All the shares sold in this offering will be held by the selling stockholders at the time of sale, so that no dilution will result from the sale of the shares.

BUSINESS

 General Business Overview

We were incorporated in the State of Nevada on November 19, 2003. Prior to completing the acquisition of ICP, we were in the business of providing indirect financing of installment contracts for automobile purchases and leases. Our business model involved automobile dealers making arrangements with us to finance the purchase or lease of a vehicle. On September 29, 2006 we acquired through our wholly owned subsidiary all of the issued and outstanding shares of ICP. ICP was founded in 1988. Headquartered in Montreal, Canada, ICP operates in the solar energy industry. ICP markets, and sells solar panel based products to the consumer goods, Original Equipment Manufacturers ("OEM") and integrated building materials markets through its distribution channels in over 100 countries. ICP is a minority shareholder in a 20,000 square foot facility in Bridgend, Mid Glamorgan, United Kingdom, which produces amorphous silicon based solar cells that ICP integrates into various products sold by the Company. In order to focus our resources on developing ICP's technology and business, we no longer intend to engage in automobile financing business activities.

MARKET AND PRODUCTS

ICP operates in the following three main market verticals:

1. Consumer Goods,

2. Original Equipment Manufacturers ("OEM"), and

3. Integrated Building Materials.

The following is a list of ICP's current products on the market or in development:

-      SunseiTM 12V solar chargers (from 135mAmps to 8Amp in size, Charge Controllers, Mounting and Expansion Kits, Coleman solar chargers from 100mAmps to 3.6Amps in size, 4A Charge Controller)

-       Cut Solar Cells (from 54mm to 600mm in size VW Solar Charger, Winnebago Solar Charger for RV Roof)

-       Solar Slate (in development).

Consumer Goods

The consumer goods market makes up approximately 10% of the solar panel industry and is comprised of large retail chain stores and specialty stores. ICP sells its integrated solar energy systems and other solar products under two main brands: SunseiTM its proprietary brand and Coleman®, (for which it is the holder of a license), to the consumer goods market. SunseiTM is positioned as our premium brand and Coleman® is ICP's value brand line.

ICP's products under the Coleman® brand are distributed to large retail chains such as Costco, Wal-Mart, Target, Sam's Club and LeRoy Merlin. ICP believes that consumers in the large retail chain space are cost conscious purchasers who also look for quality products. ICP plans to continue to develop this segment through additional retail chains, but there can be no assurances that ICP will be able to establish relationships with additional retail chains.

ICP sells its SunseiTM brand to specialty retailers in the marine market or battery market such as West Marine and Battery Alliance. ICP's current product line is composed of turn-key portable panel systems used for camping, yachting, battery recharging and other portable uses.

ICP's online market is composed of its own online shopping website at www.solarchargers.com and other third party online shopping websites, including amazon.com, samsclub.com, costco.com, westmarine.com and homedepot.com.

OEM Market

In 2003, ICP entered the OEM market, and is presently focusing on the automotive sector and the garden light sector. ICP currently supplies products to some of the leading solar garden light makers in China. ICP also has entered the automotive sector with a product that is used to allow a car battery to retain its electric charge when the car engine is not turned on for extended periods of time. The product consists of a proprietary small portable charger that is affixed onto the inside of the windshield of a car and plugged into the cigarette lighter or on-board diagnostic (“OBD”) . ICP also supplies Winnebago, the leading worldwide RV manufacturer, with outdoor roof-mounted solar panels.

Integrated Building Material Market

The Integrated Building Material market is the largest segment of the solar panel industry. ICP has a patented roof-tile technology that we hope to finalize development of, over the next six months and subsequently enter the building materials market.

Our new patented technology for a thin film amorphous solar cell can be seamlessly integrated into roofing lines for homes, buildings and other structures. Unlike standard poly-crystalline solar cell based panels that can interfere with the esthetics of a roof line, the thin film integrated tiles seamlessly integrates into roofing lines. Although the required panel area per kilowatt of electricity generated for amorphous panels is twice that of poly-silicon panels, the overall costs of power generation for amorphous based systems is less than that of poly-silicon based systems. Amorphous solar cells can generate more power on a watt for watt basis than traditional solar cells and utilize only 5% of the raw material used to make traditional poly-silicon cells. We believe that these panels can be sold to both the grid connected and off grid sectors of the market.

Our amorphous solar tiles are expected to be available on the market within the next nine to twelve months, pending final development and certification. However, there can be no assurances that the final development will be successful nor that we will be able to commercialize the amorphous solar tiles at a profit, or at all.

Business Strategy

We plan to expand our client base through our relationships with large retail chains and specialty retailers in addition to further penetrating our existing market segments. We intend to work closely with our sales agents as part of our overall sales growth strategy. We also plan to further develop and expand our use of the Internet for marketing and sales of our products.

As an immediate short-term strategy, we expect to finalize the thin film roof tile technology and to engage in full scale commercialization within the next twelve months. Our strategy is to gain market share by positioning the final product through the OEM channel with global installer partners for a variety of applications. At the present time, we have identified potential marketing partners for the thin film roof tile technology and, although there can be no assurances; we expect strong demand upon commercialization. We intend to continue to market our existing products to the rural areas of developing countries. ICP has a history of installing panels in such countries as Kenya and we expect to expand our presence in the rural sectors in South America, Africa and Asia. We plan to continue to reduce our costs with respect to our products by improving efficiency and innovating new technologies.

Solar Energy Industry

The electric power industry is one of the world's largest industries. With the recent deregulation, the advent of economic, environmental and national security issues, and technological advances, opportunities exist for new entrants into the electric power industry. As electric power has become vital component of the world's economy as a result of the increasing dependence on electricity-reliant technology, reliable electricity has become critical to economic growth.

Traditionally, sources of fuel for generating electricity include coal, natural gas, oil, nuclear power, and renewable resources. However, the following factors have contributed to making increased reliance on these traditional sources unattractive:

(a)  Environmental regulations. Recent environmental regulations seek to limit emissions by fossil fuel including international treaties and national and regional air pollution regulations to restrict the release of greenhouse gasses;

(b)  Infrastructure reliability. Investment in electricity transmission and distribution infrastructure has not kept pace with increased demand. Expanding the aging infrastructure will be capital intensive and time consuming, and may be restricted by environmental concerns; and

(c)   Fossil fuel supply constraints and cost pressures. The supply of fossil fuels is finite. Depletion of fossil fuels may impact prices and infrastructure requirements over this century. Political instability, labor unrest, war and the threat of terrorism in oil producing regions have disrupted oil production, increased the volatility of fuel prices and raised concerns over foreign dependency.

As a result of these challenges, we believe that future demand for electricity will not be met through traditional fossil fuel-based technologies alone. The solar panel industry is a growing market and the use of solar energy has been around for more than 100 years, but only in the past few decades has increased efficiency as a result of new technologies made solar energy a more viable alternative to nonrenewable energy sources. Solar energy provides the following advantages over the traditional solutions:

-       Modularity and scalability. Solar power products can be deployed in various sizes and configurations and can be installed almost anywhere;

-       Reliability. With no need for moving parts and fuel supply, solar power systems reliably provide power to many demanding applications;

-       Dual use. Solar modules are able to serve as both a power generator and the skin of the building; and

-       Environment friendly. Solar power systems consume no fuel and produce no air, water or noise emissions.

Solar energy works by using photovoltaic solar cells made up of silicon compounds such as poly-silicon, which produces a current when exposed to sunlight. Many interconnected cells are packaged into solar modules, which protect the cells and collect the electricity generated. In general, the solar industry is generally broken down into three main categories:

1.     On-grid, which is solar-derived electricity that is connected into main electrical grids, which constitutes 56% of total solar energy consumption;

2.     Off-grid, which is mostly made up of (a) solar-derived power in rural areas where access to conventional electric power is not economical or physically feasible, and (b) OEM equipment such as automotive, garden lights, telecom and remote site power, which together constitute 34% of total solar energy consumption; and

3.     Consumer products, such as small portable solar powered equipment for use in recreational vehicles, yachting and camping, battery recharging and so on, which constitutes 10% of total solar energy consumption.

Governments around the world have launched incentive programs to reward solar power users. For instance, the Japanese government has spent hundreds of millions of dollars in subsidies to encourage citizens to install solar energy systems in their homes. Germany has implemented a program whereby it purchases a solar energy derived kilowatt hour for up to $0.55 daily. Italy and Spain have set up a similar program. In the US, last year's energy bill included subsidies for the use of solar energy, and many states have started to implement subsidy programs including California, which has recently rolled out an aggressive $2.9 billion subsidy plan over the next 10 years.

Competition

The solar power market is intensely competitive and rapidly evolving. Our competitors have established a market position more prominent than ours, and if we fail to secure our supply chain, attract and retain customers, and establish a successful distribution network for our solar power products, we may be unable to increase our sales and market share. The solar cell manufacturing arena includes some 100 manufacturers worldwide. The ten largest manufacturers comprise more than three quarters of the market. At present suppliers are having difficulty keeping up with increasing market demands, largely due to technological developments that decrease solar energy costs and government incentives, which translates into a lower competitive environment for the sector at the moment. Although there are no assurances, the market is expected to continue to undergo strong growth over the next ten years which will be conducive to sustaining existing suppliers and allowing for new market entrants to capture market share as well. We believe that we are well positioned within the solar market, and that ICP is a well diversified, innovative company that provides solar energy products to diversified market segments. Over the years, ICP has built a reputation for quality and reliability as well as a brand name and distribution network, while acquiring its own solar cell supply chain. Over the years, ICP has built a presence in various global niche markets as well. ICP has also developed new technology in the area of amorphous solar cells which management believes will allow it to enter into the large on-grid and off-grid solar electrical markets. The entire solar industry also faces competition from other power generation sources, both conventional sources as well as other emerging technologies. Solar power has certain advantages and disadvantages when compared to other power generating technologies. The advantages include the ability to deploy products in many sizes and configurations, to install products almost anywhere in the world, to provide reliable power for many applications, to serve as both a power generator and the skin of a building and to eliminate air, water and noise emissions. Whereas solar generally is cost effective for off-grid applications, the high up-front cost of solar relative to most other solutions is the primary market barrier for on-grid applications. Furthermore, unlike most conventional power generators, which can produce power on demand, solar power cannot generate power where sunlight is not available, although it is often matched with battery storage to provide highly reliable power solutions.

Intellectual Property and Patent Protection

We plan to continue to aggressively protect our intellectual property and technology by applying for patent protection in the United States and in the most relevant foreign markets in anticipation of future commercialization opportunities. We also rely on trade secrets, common law trademark rights and trademark registrations and intend to protect our intellectual property through non-disclosure agreements, license agreements and appropriate restrictions and controls on the distribution of information.

At present, ICP has the following registered trademarks and designs:

Trademarks and Trade Names
ICP#	NOP#	Country	Type	App. No.	Title
Patent (P)
TM (TM) or
Tradename (T)
Design (D)
	14	CDN	T	1,202,612	ICPSOLAR Technologies & Design
61	15	US	T	78/346,970	ICP SOLAR TECHNOLOGIES & Design (black & white)
	15	US	T	78/346,970	ICP SOLAR TECHNOLOGIES & Design
	16	CDN	T	1,229,656	ISUN
	17	CDN	T	TMA622,453	ICP GLOBAL TECHNOLOGIES & Design
	18	CDN	T	TMA628,201	LET OUR POWER GIVE YOU FREEDOM
	19	CDN	T	1,242,623	ATF
	20	AU	T	983.622	ICP Solar Technologies & Design
73	N/A	US	TM	78/109,115	PERPETUAL POWER PACK

85	N/A	US	TM	78/377,570	SUNSAVER
60	N/A	US	TM	76/467,624	ICP GLOBAL TECHNOLOGIES & Design
62	N/A	US	TM	78/346,960	ICP SOLAR TECHNOLOGIES & Design
(colour)

38	N/A	US	TM		SOLARVENT
53	N/A	US	TM	78/346,476	BATTERYSAVER SE
54	N/A	US	TM	78/331,020	AUTOVENT
56	N/A	US	TM	76/484,235	BATTERYSAVER FLEX
57	N/A	US	TM	78/359,160	BATTERYSAVER PLUS

ICP#	NOP#	Country	Type	App. No.	Title
Patent (P)
TM (TM) or
Tradename
(T)
Design (D)
64	N/A	US	TM	76/448,811	TRACTORSAVER
55	N/A	US	TM	78/109,085	BATTPAK
(Now 2,839,191)
66	N/A	US	TM	76/039,122	SolarPRO plug'n'play (stylized)
(Now 2,709,752)
67	N/A	US	TM	76/140,194	iSUN (Stylized)
(Now 2,606,788)
68	N/A	US	TM	76/140,193	LET OUR POWER GIVE YOU FREEDOM
				(Now 2,575,542)	(Stylized)
70	N/A	US	TM	76/255,870	POCKETPV
(Now 2,626,915)
63	N/A	US	TM	78/147,527	THE MOST VERSATILE BATTERY
				(Now 2,835,615)	CHARGER IN THE UNIVERSE
65	N/A	US	TM	76/255,869	SOLAR BOOSTER
(Now 2,634,557)

ICP#	NOP#	Country	Type	App. No.	Title
			Patent (P)
			TM (TM) or
			Tradename
			(T)
			Design (D)
	N/A	US	TM	78/109,102	3P
48	N/A	CA	TM	1,131,153	PERPETUAL POWER PACK
27	N/A	CA	TM	1,165,738	BATTERYSAVER FLEX
28	N/A	CA	TM	1,202,856	BATTERYSAVER PLUS
29	N/A	CA	TM	1,202,403	BATTERYSAVER SE
32	N/A	CA	TM	1,156,885	ICP GLOBAL TECHNOLIGIES & Design
33	N/A	CA	TM	1,202,346	ICP SOLAR TECHNOLOGIES & Design (B
					& W)
34	N/A	CA	TM	1,202,612	ICP SOLAR TECHNOLOGIES & Design
					(colour)
35	N/A	CA	TM	1,081,632	LET OUR POWER GIVE YOU FREEDOM
36	N/A	CA	TM	1,136,105	POCKETPV
					-

ICP#	NOP#	Country	Type	App. No.	Title
Patent (P)
TM (TM) or
Tradename
(T)
Design (D)
40	N/A	CA	TM	537,063 /	FIRST CHOICE-PREMIER CHOIX
TMA315,973

41	N/A	CA	TM	1,076,749 /	iSUN & Design
TMA569,033

42	N/A	CA	TM	1,147,986 /	THE MOST VERSATILE BATTERY
				TMA601,092	CHARGER IN THE UNIVERSE
43	N/A	CA	TM	716,424 /	NEVERMISS
TMA435,293
44	N/A	CA	TM	712,850 /	SHIATSU
TMA427,521
45	N/A	CA	TM	1,136,102 /	SOLAR BOOSTER
TMA590,567
46	N/A	CA	TM	1,081,631 /	SolarPRO plug'n'play
TMA589,526
47	N/A	CA	TM	1,121,392 /	SOLARPAQ
TMA591,037
78	N/A	CA	TM	1,131,151 /	BATTPAK
TMA573,818
	N/A	CA	TM	TMA602,574	3P
	N/A	US	TM	2,839,171	BATTPAK
	N/A	US	TM	2,137,576	NEVERMISS

ICP#	NOP#	Country	Type	App. No.	Title
			Patent (P)
			TM (TM) or
			Tradename
			(T)
			Design (D)
79	N/A	UK	TM	2,313,930	iSUN & Design -
	N/A	UK	TM	1,271,719	SOLARVENT
	N/A	CDN	T	1809540	The Solar Company – Figurative Mark

Designs
ICP#	NOP#	Country	Type	App. No.	Title
Patent (P)
TM (TM) or
Tradename
(T)
Design (D)
3	N/A	US	D	29/ 165,690
(now D476,950)
4	N/A	CA	D	101002	BRIEFCASE SOLAR POWER GENERATOR
5	N/A	US	D	29/165,689	BRIEFCASE SOLAR POWER GENERATOR
(Now D479,191)

ICP#	NOP#	Country	Type	App. No.	Title
Patent (P)
TM (TM) or
Tradename
(T)
Design (D)
6	N/A	US	D	29/165,688	DETACHABLE SOLAR PANEL
(Now D487,884)
9	N/A	CA	D	96064	SOLAR PANEL
16	N/A	US	D	29/062,623 (Now	SOLAR POWERED BATTERY TRICKLE
				D395,279)	CHARGER
	N/A	US	D	29/176,029	Packaging for a solar panel
	N/A	US	D	29/127402	Floating Solar-Powered Fountain
	N/A	UK	D	2090089	Floating Solar-Powered Fountain
	23	CDN	D	TBD	Solar Grip

Patents
ICP#	NOP#	Country	Type	App. No.	Title	Firm [i]	ICP Status Note	Status Note (NOP)
Patent (P)
TM (TM)
Design (D)
	2	CDN	P	2,471,420	Modular Cable	NOP	Filed June 17,
					System for		2004 – U.S.
					Solar Power		Ref (file 011 –
					Sources		10/710,077)
Awaiting ref
from LPG

ICP #	NOP #	Country	Type	App. No.	Title	Firm [i]	ICP Status Note	Status Note (NOP)
Patent (P)
TM (TM)
Design (D)
11	3	US	P	10 /	Modular Cable	NOP	U.S. Utility	POA pending.
				710,077	System for		Patent	Certificate
					Solar Power		Application	required 37 CFR
					Sources			3.73(b) not been
received.
							Serial No.:	Old assignment
							10/710,077	was sent for
							Filed: June 17,	record. Not yet
							2004	recorded in
USPTO.
Based on U.S.
Application
No:
60/479,050
Filed:
6/17/2003
	4	CDN	P	2,472,548	Solar Panel	NOP		Abandoned. Out
					Having Visual			standing OA.
					Indicator			Response is
required.
(Absolute Due on
July 4, 2006)
	5	US	P	10 /	Modular Cable	NOP		POA pending.
				895,956	System for			Certificate
					Solar Powered			required 37 CFR
					Sources			3.73(b) not been
received.
OA issued on
March 3, 2006,
due in 6 months.
	6	PCT	P		Solar Panel	NOP		Corresponding US
					having Visual			filing exists.
					Indicator			30 months expired.
86	7	US	P	10/	Solar Powered	NOP	Filed	POA pending (?).
				985,870	Ventilator
(based on
60/578,55
5)
13	8	US	P	10/	Support	NOP	Pending	POA pending (?)
				985,871	Structure for
				(based on	Mounting a		Foreign
				60/489,08	Solar Panel		Application
				5)			Deadline
Claiming
priority is July
22, 2004
	9	US	P	10/	Support	NOP		POA pending (?)

ICP	NOP	Country	Type	App. No.	Title	Firm	ICP Status Note	Status Note (NOP)
#	#		Patent (P)			[i]
TM (TM)
Design (D)
				896/755	Structure for
Mounting a
Solar Panel
	10	PCT	P	PCT/CA/	Support	NOP		30 months
				2004/001	Structure for			expired.
				64	Mounting a			Corresponding US
					Solar Panel			filing exists.
	11	CDN	P	2,480,366	Photovoltaic	NOP		Abandoned.
					Building			Reinstatement due
					Elements			Dec 6, 2006.
	12	US	P	11/	Solar Powered	NOP		Failed to file
				298,663	Battery Charger			missing part
					with Voltage			(executed
					Regulation			declaration) by
					Circuit			March 25, 2006
					Apparatus			Extension up to 5
months (August
25, 2006)
	13	US	P		Hybrid Portable	NOP		Cancelled
Solar Charger

14	21	UK	P	0218104.8	PHOTOVOLT	NOP	Patent granted
					AIC		to the
					BUILDING		proprietor(s)
					ELEMENTS		for an invention
entitled
"Photovoltaic
building
elements
disclosed in an
application
filed 3 August
2002. Dated
January 11, 2006
				0516437.1	PHOTOVOLT	NOP		Divisional. OAR
					AIC			filed on March 2,
					BUILDING			2006. No
					ELEMENTS			immediate action
required.
	22	CDN	P	2,500,451		NOP		Assignment filed
on March 13,
2006
No immediate
action required.
		US	P	TBD		NOP		Corresponding
filing in US, based
on Cdn Pat. App
No. 2,500,451.

ICP #	NOP #	Country	Type	App. No.	Title	Firm [i]	ICP Status Note	Status Note (NOP)
			Patent (P)
			TM (TM)
			Design (D)
1	N/A	CA	P	2,409,465	MODULAR		Main Fee due
					SOLAR		Oct 25/04
					BATTERY		$50.00
					CHARGER		Awaiting
							registration
2	N/A	US	P	07	SOLAR		Issued
				/202,351	POWERED		Maint Fees
				(now	VENTILATOR		Paid – patent
				issued No.			expires June 3,
				4,899,645)			2008
7	N/A	US	P	09/987,93	MODULAR	7	Issued – Nov
				6 (Now	SOLAR		18, 2003
				6,650,085)	BATTERY		(Main Fee Nov
					CHARGER		20, 2006)
12	N/A	US	P	60/489,084	SOLAR	4	Pending
					PANEL		Foreign
					HAVING		application
					VISUAL		deadline
					INDICATOR		claiming
							priority is July
							22, 2004
87	N/A	US	P	60/532,796	MODULAR	8	Filed
					FLEXIBLE		Provisional
					SOLAR CELL		Application
					SYSTEM		Filed on Dec 24
					INEGRATABLE		03 (1 year
					TO TEXTILE		deadline to file
							application)
	N/A	US	P	60/447,654	Packaging for a	4	Pending
					solar panel
	N/A	EP	P	90304178.8	Photovoltaic
					Charge Storage
					Device
	N/A	UK	P	0001533.9	Solar Fountain
	N/A	UK	P	0001532.1	Free Floating
					Solar Light
		N/A	P	4, 899,645	Solar Powered
					Ventilator

Government Regulation

The Company uses, generates and discharges toxic, volatile or otherwise hazardous chemicals and wastes in its research and development activities. We are subject to a variety of foreign, federal, state and local governmental regulations related to the storage, use and disposal of hazardous materials.

We believe that we have all environmental permits necessary to conduct our business. We believe that we have properly handled our hazardous materials and waste and have not contributed to any contamination at any of our past or current premises. We are not aware of any environmental investigation, proceeding or action by foreign, federal or state agencies involving our past or current facilities. If we fail to comply with present or future environmental regulations, we could be subject to fines, suspension of production or a cessation of operations. Any failure by us to control the use of or to restrict adequately the discharge of hazardous substances could subject us to substantial financial liabilities, operational interruptions and adverse publicity, any of which could materially and adversely affect our business, results of operations and financial condition. In addition, under some foreign, federal and state statutes and regulations, a governmental agency may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for the release or otherwise was not at fault.

Research and Development

We intend to continue the development of our cut solar cells for the garden lighting market and we are also continuing development of new configurations for our solar roof tile.

Environmental Regulatory Compliance

We believe that we are fully compliant with environmental regulations of our facility, located in Montreal, Quebec.

Employees

As of January 30, 2008, other than our executive officers and directors, we had 11 full-time employees.

Description of Property

We do not own any real property or any rights to acquire any real property. Our head office is located at 7075 Place Robert-Joncas, Unit 131 Montreal, Quebec, Canada H4M 2Z2. ICP's material property commitments include our lease commitment in Montreal, Quebec, described in the table below.

Location	Term	Square Feet	Monthly Commitment
Montreal, Quebec	March 1, 2006 to Feb 28, 2011	3,878	$2342.96[1] $2504.54[2]

1 Representing the lease commitment from March 1, 2006-February 28, 2009.

2  Representing the lease commitment from March 1, 2009- February 28, 2011.

We are a 15% shareholder of a manufacturing facility in Bridgend, Mid Glamorgan, United Kingdom, for which we have no material property commitments. See “Recent Developments- Sale of ICP UK”.

Recent Developments

ICP Acquisition

On September 29, 2006, we entered into a share purchase agreement (the "Share Purchase Agreement") among ICP, Sass Peress, the Peress Family Trust, the Sass Peress Family Trust, Eastern Liquidity Partners Ltd., Arlene Ades, and Joel Cohen (collectively, the "ICP Stockholders") Taras Chebountchak and Orit Stolyar (together, the "Former FC Financial Principals"), and 1260491 Alberta Inc., our wholly owned subsidiary ("Exchangeco"). Under the terms of the Share Purchase Agreement we acquired, through our wholly owned subsidiary Exchangeco, all of the outstanding shares of ICP (the "ICP Acquisition"). We structured the ICP Acquisition to enable the ICP Stockholders to receive tax-rollover treatment in Canada. Under Canadian law, when a stockholder disposes of shares, the disposal is considered to be a deemed disposition of the shares and therefore is a taxable event unless the shares are exchanged for the shares of an equal value in another Canadian company. Due to the fact that we are a U.S. company, it was necessary to create Exchangeco, which is our Canadian wholly-owned subsidiary, to enable the ICP Stockholders to exchange shares of ICP common stock for the shares of Exchangeco, a Canadian company, in order to allow for tax-rollover treatment.

Closing of the acquisition took place on September 29, 2006. On the closing date, Exchangeco issued shares of its Class A exchangeable shares (the “Exchangeable Shares”) which are convertible into shares of our common stock, as follows:

Name of Stockholder	Number of Exchangeable Shares
Eastern Liquidity Partners Ltd.	301,497 Class A Exchangeable Shares
The Sass Peress Family Trust	440,529 Class A Exchangeable Shares
The Peress Family Trust	6,626,787 Class A Exchangeable Shares
Sass Peress	11,222,995 Class A Exchangeable Shares
Arlene Ades	879,706 Class A Exchangeable Shares
Joel Cohen	528,486 Class A Exchangeable Shares

On September 29, 2006, the ICP Stockholders transferred all of the outstanding shares of ICP held by them in Exchangeco. The ICP Stockholders received, in exchange for all of their shares in ICP, 20,000,000 Exchangeable Shares, which are convertible on a one to one conversion ratio. On September 29, 2006, the shares of our common stock into which the Exchangeable Shares are convertible were valued at $2.00 per share, which was the closing trading price of the shares on the OTCBB on that date.

As a result of the ICP Acquisition, ICP is now held 100% by Exchangeco. The Company owns 100% of the common shares in Exchangeco and the ICP Stockholders own all of the Exchangeable Shares. The ICP Stockholders do not hold any shares of ICP. The ICP Stockholders have no voting or participation rights in any of the subsidiaries of the Company, other than the following voting rights as conferred by law in the event of certain fundamental changes, including: (i) an amalgamation of Exchangeco; (ii) continuance of Exchangeco into another jurisdiction; (iii) a sale, lease or exchange of all or substantially all of the property of Exchangeco other than in the ordinary course of business and; (iv) changes as provided for by law which affect the rights and privileges of the class of shares or dilute the value of the class of shares. The Exchangeable Shares held by the ICP Stockholders are solely exchangeable into shares of our common stock. In addition, since all shareholders hold shares only of the Company or hold Exchangeable Shares which are exchangeable into shares of our common stock, all shareholders of the Company have identical rights in the event of bankruptcy or liquidation of the Company. However, in the event of the liquidation of Exchangeco, the ICP Stockholders would have a liquidation preference over the holders of common shares of Exchangeco.

On September 29, 2006, as a condition of closing of the transactions contemplated in the Share Purchase Agreement, the Company and the Former FC Financial Principals entered into the Exchange and Voting Trust Agreement (the "Voting Trust Agreement") with the ICP Stockholders and Equity Transfer & Trust Company on September 29, 2006. Pursuant to the terms of the Voting Trust Agreement, the Former FC Financial Principals agreed to deposit with the Trustee 20,000,000 shares of our common stock (the "Trust Shares") for the purpose of creating a voting trust for the benefit of the ICP Stockholders. Upon the conversion of Exchangeable Class A Exchangeco Shares by the ICP Stockholders, the Trust Shares will be cancelled on a one for one basis. The business purpose of the Voting Trust Agreement is to allow for tax rollover treatment in Canada for the ICP Stockholders. See "Exchange and Voting Trust Agreement" below.

As a further condition of closing of the transactions contemplated in the Share Purchase Agreement, we and the Former FC Financial Principals entered into the Exchangeable Share Support Agreement (the "Support Agreement") with the Trustee and the ICP Stockholders on September 29, 2006, setting out certain additional terms and conditions of the Trust Shares deposited with the Trustee. See "Exchangeable Share Support Agreement" below.

On September 29, 2006, in connection with our entry into the Share Purchase Agreement, Taras Chebountchak submitted for cancellation 1,792,000 shares of our common shares and Orit Stolyar submitted for cancellation 2,430,750 shares of our common shares and each individually transferred 10,000,000 shares of our common stock to the Trustee under the terms of the Voting Trust Agreement.

In connection with the ICP Acquisition, we amended and restated our bylaws to be more consistent with the bylaws of other publicly held corporations with significant numbers of shareholders. The revised bylaws are less cumbersome and set out more adequate procedures for the conduct of business at annual meetings and the nomination, resignation and removal of directors to and from the board of directors. The changes that were made in the amended bylaws encompassed, among other things, the following: (i) expanded provisions with respect to shareholders' meetings including reduction of quorum requirements and amendments to actions by majority stockholder consent; (ii) amendments to corporate governance and committees, and directors' meetings; (iii) expanded provisions with respect to officers and their duties; (iv) changes to provisions with respect to share certificates; (v) the addition of certain dividend provisions; and (vi) the addition of notice provisions and other provisions.

The following are the material changes made to our bylaws:

1.     Shareholder Annual Meetings

According to the terms of the Company's previous bylaws, the Annual General Meeting (the ''AGM'') was to be held on the first week in June of each and every year, at 1:00 p.m. The bylaws were amended to state that the AGM shall be held on such date and at such time as may be designated from time to time by the Board of Directors.

2.     Quorum

As per the original bylaws, a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. As per the amended bylaws the presence, in person or by proxy duly authorized, of the holder or holders of not less than 35% of the outstanding shares of stock entitled to vote shall constitute a quorum.

3.     Number of Directors

As per the original bylaws, the number of directors of the Company shall be not less than one nor more than thirteen. This number has now been increased to fifteen.

4.     Special Meetings of Shareholders

As per the original bylaws, special meetings of the shareholders may be called by the holders of 10% of the voting shares of the Company, or by the President, or by the Board of Directors or a majority thereof. As per the amended bylaws, special meetings of the shareholders may be called by the Chairman of the Board of Directors, the Chief Executive Officer, or the Board of Directors.

5.     Notice of Meetings of Shareholders

As per the original bylaws, written notice of the AGM or of any special meeting of the shareholders shall be given not less than 10 nor more than 50 days prior to the date of the meeting. As per the amended bylaws, written notice shall be given not less than 10 nor more than 60 days before the date of any such meeting.

6.     Special Meetings of the Directors

As per the original bylaws, special meetings of the Directors could be called by the President or any Director. As per the amended bylaws, special meetings of the Directors may be called by the Chairman of the Board, the President or any two of the Directors.

7.     Officers Designated

As per the original bylaws, the officers of the Company included a president, one or more vice presidents, a secretary and a treasurer. As per the amended bylaws, the officers of the Company shall include, if and when designated by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer, the Treasurer and the Controller.

8.     Indemnification

The amended bylaws contain a provision whereby the Company shall indemnify its directors and officers, subject to certain exceptions, to the fullest extent permitted by Nevada law. This bylaw provision also requires the Company to advance expenses, subject to certain exceptions, to such persons if they are made a party to, or threatened to be made a party to, any criminal or civil legal action.

9.     Amendments

As per the original bylaws, the bylaws could be amended by the shareholders or the Board of Directors. As per the amended bylaws, only the Board of Directors has the power to adopt, amend or repeal the bylaws.

10.   Quorum and Voting

The amended bylaws contain a provision whereby a quorum of the Board of Directors shall consist of a majority of the number of directors currently serving on the Board of Directors, as fixed from time to time by the Board of Directors in accordance with the Articles of Incorporation, except with respect to indemnification questions as provided for in the amended bylaws, for which a quorum shall be one-third of such directors.

11.   Removal

The previous bylaws did not provide that a director could be removed by a majority of the directors of the Company. As per the amended bylaws, any director may be removed by (a) the affirmative vote of the holders of a majority of the outstanding shares of the Company then entitled to vote, with or without cause; or (b) the affirmative and unanimous vote of a majority of the directors of the Company, with the exception of the vote of the directors to be removed, with or without cause.

12.   Statute Not Applicable

The amended bylaws provide that the provisions of Nevada Revised Statutes, 78.378 through 78.3793, inclusive (regarding the voting of a controlling interest in stock of a Nevada corporation) and sections 78.411 through 78.444 of the Nevada Revised Statutes, inclusive (regarding combinations with interested stockholders) shall not be applicable to the Company.

In June 2006, our board of directors approved an offering to investors (the "Note Offering") of up to 3,000 units at a price of $1,000 US per unit for gross proceeds of up to $3,000,000 pursuant to Regulation S of the Securities Act of 1933, with each unit consisting of one 8% Convertible Note in the principal amount of $1,000 US, and one thousand share purchase warrants (the "Warrants"), with each Warrant entitling the holder thereof to purchase one additional share of our common stock for a period of 18 months following the closing of the Note Offering. On July 11, 2006, we completed the issuance of 2,500 units for gross proceeds of $2,500,000 to three subscribers pursuant to Regulation S of the Securities Act. On January 11, 2008, our board of directors approved the extension of the warrants issued on July 11, 2006 by six months.

In May 2006, our board of directors approved an offering (the "Offering") of up to 5,000,000 units at $1.00 per unit for gross proceeds of up to $5,000,000, with each unit consisting of one share and one share purchase warrant entitling the holder to purchase one share of our common stock at a price of $1.00 per share exercisable eighteen months from the date of the issuance. On May 15, 2006, we completed the issuance of 1,000,000 units for gross proceeds of $1,000,000 in connection with the Offering to a subscriber pursuant to Regulation S of the Securities Act of 1933. On July 11, 2006, we completed the issuance of 1,500,000 units for gross proceeds of $1,500,000 to four subscribers pursuant to Regulation S of the Securities Act. On January 11, 2008, our board of directors approved the extension of the warrants issued on July 11, 2006 by six months.

On May 16, 2006, we entered into a loan agreement (the "Loan Agreement") with ICP pursuant to which we loaned to ICP US$1,000,000 (the "Loan"). The Loan was evidenced by a promissory note executed by ICP on May 16, 2006. Pursuant to our entry into the Loan Agreement, on May 16, 2006, we entered into a Share Pledge Agreement with the ICP Stockholders and received a guarantee from the ICP Stockholders pursuant to a Guarantee Agreement dated May 16, 2006. On July 4, 2006, we entered into an amendment to our loan agreement with ICP (the "Amended Loan Agreement"). Pursuant to the terms of the Amended Loan Agreement, we increased the principal amount of the Loan to $1,500,000. In connection with our entry into the Amended Loan Agreement, corresponding amendments were made to the terms of the limited course guarantee (the "Guarantee") granted in our favor by Sass Peress, Peress Family Trust, Arlene Ades and Joel Cohen (the "ICP Guarantors") on May 16, 2006. The Loan was repaid by ICP on September 29, 2006 following the closing of our acquisition of ICP.

Exchange and Voting Trust Agreement

As part of the ICP Acquisition, we entered into a Voting Trust Agreement with the ICP Stockholders and Equity Transfer & Trust Company (the “Trustee”) in order to create a transaction structure that would allow for tax rollover treatment in Canada for the ICP Stockholders while also permitting the ICP Stockholders to have the same voting rights as the holders of the shares of the Company. The Voting Trust Agreement serves as a mechanism whereby the ICP Stockholders are able to vote their respective proportion of ownership in the Company while holding Trust Shares.

The Trustee, as the holder of record of the Trust Shares, is entitled to all of the voting rights, including the right to vote in person or by proxy the Trust Shares on any matters, questions, proposals or propositions whatsoever that may properly come before our stockholders or at a meeting of our stockholders or in connection with respect to all written consents sought by us from our stockholders (the "Voting Rights").

The Voting Rights shall be and remain vested in and exercised by the Trustee. As further set out in the Voting Trust Agreement, the Trustee shall exercise the Voting Rights only on the basis of instructions received from the registered holders of Exchangeable Shares other than the Company or affiliates of the Company (the "Voting Trust Beneficiaries") at the time at which the stockholders meeting is held or a stockholders' consent is sought. Each Voting Trust Beneficiary is entitled to instruct the Trustee to cast and exercise one vote for each Exchangeable Share owned of record by such Voting Trust Beneficiary on the record date established by the Company, in respect of each matter, question, proposal or proposition to be voted on at a meeting of the Company or in connection with a written consent sought by the Company from the Company stockholders.

We agreed to deliver to the ICP Stockholders copies of all proxy materials, information statements and reports that are distributed to our stockholders.

The Former FC Financial Principals, the Trustee and the ICP Stockholders are not entitled to receive any dividend payments in respect of the Trust Shares and the Former FC Financial Principals waived any rights to receive dividends in respect of the Trust Shares. Upon exercise of any exchange rights under the terms of the Exchangeable Shares, redemption of Exchangeable Shares or the occurrence of an insolvency event under the terms of the Exchangeable Shares (the "Exchange Rights") pursuant to which the ICP Stockholders shall receive shares of our common stock, the equivalent number of Voting Rights beneficially held on behalf of each ICP Stockholder by the Trustee are deemed surrendered. In its capacity as trustee, the Trustee does not have any powers of disposition over the Trust Shares except as expressly required under the Voting Trust Agreement. At such time as either Exchangeco or we acquire Exchangeable Shares from an ICP Stockholder we agree to provide the Trustee with an officer's certificate specifying: (i) the former voting trust beneficiary under the agreement, (ii) the number of Exchangeable Shares acquired; (iii) the form of acquisition and (iv) the date of acquisition, and the Trustee must deliver to us the equivalent number of Trust Shares for cancellation. We may refuse to issue any shares of our common stock to holders of Exchangeable Shares not made in accordance with the provisions of Regulation S of the Securities Act of 1933 or under an applicable exemption.

The parties further agreed to indemnify the Trustee against all costs and expenses incurred as a result of the Trustee's entry into the Voting Trust Agreement and the transactions contemplated thereby. The agreement terminates on the earliest of the following events: (i) no outstanding Exchangeable Shares are held by the ICP Stockholders; (ii) each of the Company and Exchangeco elects in writing to terminate the agreement after being given approval by the holders of the Exchangeable Shares by passing a resolution by not less than two-thirds (2/3rds) of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least two-thirds (2/3rds) of the outstanding Exchangeable Shares at that time are present or represented by proxy. The agreement is governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

Exchangeable Share Support Agreement

The Support Agreement includes the following terms and conditions:

We agree: (i) not to declare or pay any dividend on our shares of common stock unless Exchangeco shall simultaneously declare or pay, as the case may be, an equivalent dividend on the Exchangeable Shares, (ii) to advise Exchangeco in advance of the declaration by us of any dividends, (iii) to take all actions necessary to enable Exchangeco to pay and perform its obligations with respect to the Exchangeable Shares and cause our common shares to be delivered to the holders of Exchangeable Shares in accordance with the terms of the Exchangeable Shares.

We agree to reserve for issuance at all times while Exchangeable Shares remain outstanding the greater of: (i) 20,000,000 shares of our common stock, or (ii) an amount of shares of our common stock equal to the number of Exchangeable Shares issuable on exercise of all rights to acquire Exchangeable Shares outstanding from time to time.

We agree to deliver shares of common stock to any holder of Exchangeable Shares on exercise of any exchange rights under the terms of the Exchangeable Shares, subject to our refusal to issue any shares of our common stock to holders of Exchangeable Shares not made in accordance with the provisions of Regulation S of the Securities Act of 1933 or under an applicable exemption.

We agree to issue to the holders of Exchangeable Shares the economic equivalent of any distribution of shares of our common stock to our stockholders by way of dividend or other distribution, or any options or warrants to our stockholders.

We agree that it will appoint and cause to be appointed proxy holders with respect to all Exchangeable Shares held by it and its affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. We further agreed that we will not, and will cause our affiliates not to, exercise any Voting Rights which may be exercisable by holders of Exchangeable Shares or pursuant to the provisions of the Business Corporations Act (Alberta) (or any successor or other corporate statute by which Exchangeco may in the future be governed) with respect to any Exchangeable Shares held by it or by its affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

The holders of Exchangeable Share may exchange their Exchangeable Shares for common shares in the capital stock of the Company in accordance with the following:

In the event of the liquidation, dissolution or winding-up of Exchangeco, the holders of Exchangeable Shares have the right (the "Liquidation Call Right") to require Exchangeco to deliver to them common shares of the Company having a value per share equal to the (i) current market value of a common share of the Company determined on the trading day prior to the day of the liquidation, plus all dividends declared unpaid on such Exchangeable Shares, in respect of each Exchangeable Share owned by the holder of the Exchangeable Shares. In accordance with the Articles of Incorporation of Exchangeco, dividends will be paid to holders of Exchangeable Shares of Exchangeco only in the event of a declaration of a dividend to the holders of shares of common stock of the Company and only in an amount per Exchangeable Share equal to the amount of the dividend per common share made to the Company's stockholders.

In addition, a holder of Exchangeable Shares has the right (the "Retraction Right") to require Exchangeco to redeem any or all of the Exchangeable Shares registered in its name for an amount per share equal to the current market value of a common share of the Company on the trading day prior to the date of retraction, which shall be paid and satisfied in full by Exchangeco causing to be delivered to such holder one (1) common share of the Company for each Exchangeable Share presented and surrendered by the holder of the Exchangeable Shares, plus an additional amount in cash equivalent to the full amount of all declared and unpaid dividends on each such Exchangeable Share. A holder of exchangeable shares which desires to exercise the Retraction Right, must so notify Exchangeco. Exchangeco shall then notify the Company of same. As provided for in the Articles of Incorporation of Exchangeco, the Company has the right (''Retraction Call Right'') to then notify Exchangeco, within two business days, should it wish to exercise the Retraction Call Right. If the Company chooses to exercise that right, it will not redeem the holder's Exchangeable Shares for shares in our common stock. Instead, the Company will purchase the holder's Exchangeable Shares for an amount per share equal to the current market value of the shares, which shall be paid and satisfied in full only by the Company causing to be delivered to the holder, one share of its common stock per Exchangeable Share purchased, plus an amount in cash equivalent to the full amount of declared but unpaid dividends on each Exchangeable Share. The Company will thus become a holder of Exchangeco Shares. As the Exchangeco Shares are purchased by the Company, the Trust Shares shall be cancelled on a one to one basis.

In the event the Company does not opt to exercise the Retraction Call Right, the holder's Exchangeable Shares shall be redeemed for shares of our common stock on a one for one basis. To effect such redemption, the holder of the Exchangeable Shares shall present and surrender at the registered office of Exchangeco the certificate or certificates representing the Exchangeable Shares which it desires to have Exchangeco redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Business Corporations Act of Alberta and the by-laws of Exchangeco and with a statement as set forth in the Articles of Incorporation of Exchangeco.

So as to avoid adverse tax consequences, the Company expects to exercise the Retraction Call Right in all instances, and not redeem the shares of a holder of Exchangeable Shares, into shares of our common stock.

In accordance with the provisions of the Voting Trust Agreement, the Trustee has the right (the "Insolvency Exchange Right") upon the occurrence and during the continuance of an Insolvency Event (as defined therein), to require the Company to purchase from each of the holders of the Exchangeable Shares its Exchangeable Shares for an amount per share equal to the current market price of a common share of the Company on the last business day prior to the day of closing of the purchase and sale of such Exchangeable Shares under the Insolvency Exchange Right, which shall be satisfied in full by the Company causing to be sent to such Stockholder one share for each Exchangeable Share surrendered, plus, to the extent not paid by Exchangeco, an additional amount equal to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder of Exchangeable Shares on any dividend record date which occurs prior to the closing of the purchase and sale.

In accordance with the provisions of paragraphs 2.1(d) and 2.1(e) of the Support Agreement, the Company is obliged to take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of its obligations referred to above.

Pursuant to Section 2.5 of the Support Agreement, the Company, upon notice from Exchangeco or any of the holders of Exchangeable Shares or any event that requires Exchangeco to cause to be delivered common shares of the Company to any holder of Exchangeable Shares, is required to forthwith issue and deliver or caused to be delivered to the former holder of the surrendered Exchangeable Shares the requisite number of common shares of the Company to be received by it, and issue to or to the order of, the former holder of the surrendered Exchangeable Shares as the former holder shall direct.

The Support Agreement terminates at such time as no Exchangeable Shares are held by any person or entity other than the Company or its affiliates. The agreement may only be modified by an agreement in writing between Exchangeco, the Company and the holders of Exchangeable Shares after being given approval by the holders of the Exchangeable Shares by passing a resolution by not less than two-thirds (2/3rds) of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least two-thirds (2/3rds) of the outstanding Exchangeable Shares at that time are present or represented by proxy. The agreement is governed by the laws of the State of Nevada.

As at January 30, 2008, the following beneficiaries had exchanged their Exchangeable Shares into shares of common stock of the Company: (i) On January 29, 2008, Joel Cohen exchanged 528,486 Exchangeable Shares, representing all of the Exchangeable Shares held by him, into an equal number of shares of common stock of the Company, and 528,486 Trust Shares were cancelled; (ii) On January 29, 2008, Eastern Liquidity Partners Ltd. exchanged 301,497 Exchangeable Shares, representing all of the Exchangeable Shares held by it, into an equal number of shares of common stock of the Company, and 301,497 Trust Shares were cancelled; (iii) On January 29, 2008, Arlene Ades exchanged 879,706 Exchangeable Shares, representing all of the Exchangeable Shares held by her, into an equal number of shares of common stock of the Company, and 879,706 Trust Shares were cancelled; and (iv) On January 29, 2008, Sass Peress exchanged 250,000 Exchangeable Shares, representing 2.2% of the Exchangeable Shares held by him, into an equal number of shares of common stock of the Company, and 250,000 Trust Shares were cancelled.

Sale of ICP UK

On May 9, 2007, we entered into a Share Purchase Agreement with ISE Solar LLC (the "Agreement"). Under the terms of the Agreement, ISE Solar LLC acquired 85% of all of the shares of our wholly owned subsidiary ICP Technologies (UK) Ltd. (Wales), the owner of a 20,000 square foot manufacturing facility in the United Kingdom ("ICP UK"), for an amount of $1.00. In addition, ISE Solar LLC agreed to pay the Company a total amount equivalent to US$3,000,000, representing the principal amount of a loan owed to the Company by ICP UK, as follows:

(a)     US$500,000 upon signing of the Agreement;

(b)     US$500,000, which was paid on November 29, 2007; and

(c)     The balance shall be repaid as monthly payments for a period of 13.94 months as of January 1, 2008. Each monthly payment shall be equal to US$143,000 per month and shall be made either in cash, or in kind in the form of solar panels, at the option of the Company, as per the terms of the Agreement.

Under the terms of the Agreement, the Company will retain a 15% minority shareholding of ICP UK and Sass Peress, Chairman and CEO of the Company, will remain on the Board of Directors of ICP UK.

Acquisition of Wes Power Technology Inc.

On August 27, 2007 the Company announced that it had executed a Share Purchase Agreement, subject to due diligence and regulatory approval, with Gerry Heffernan, Michael Snow, and Philip Crowley, majority shareholders of Wes Power Technology Inc., a designer and manufacturer of power management systems for renewable energy sources located in St. John’s, Newfoundland (“WES”) (“WES Shareholders”), pursuant to which the Company has indicated its intention to purchase from the WES Shareholders all of the issued and outstanding shares of WES.

On August 27, 2007, the Company and the WES Shareholders signed a share purchase agreement (the “Agreement”). Under the terms of the Agreement, the Company agreed to acquire 100% of all of the shares of WES for the following consideration and subject to the following conditions:

(a)    An amount of $1.00 shall be paid by the Company to WES;

(b)

On the closing date, the Company will issue WES shareholders 250,000 warrants to purchase common shares of the Company on a one for one basis. The warrants will have a maturity date of five (5) years from date of issuance and an exercise price equal to the closing share price of the Company on the last trading day prior to the date of issuance; and

 (c)   Execution of employment agreements by the Company or one of its subsidiaries with each of the WES Shareholders, to the satisfaction of all parties.

As of the date of this prospectus, the acquisition has not yet been concluded.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management's Discussion and Analysis ("MD&A") is designed to assist investors in understanding the nature and the importance of the changes and trends, as well as the risks and uncertainties associated with the Company's operations and financial position. Some sections of this MD&A contain forward-looking statements that, because of their nature, necessarily involve a number of known and unknown risks and uncertainties, including statements regarding our capital needs, business strategy and expectations. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. The Company's actual and future results could therefore differ materially from those indicated or underlying these forward-looking statements. In evaluating these statements, you should consider various factors, including the risks discussed below, and, from time to time, in other reports filed by the Company with the SEC.

Although the Company deems the expectations reflected in these forward-looking statements to be reasonable, the Company cannot provide any guarantee as to the materialization of the expectations reflected in these forward-looking statements.

Basis of Presentation

This MD&A on the Company's operating results and cash flows for the fiscal years ended January 31, 2007 and January 31, 2006 as well as its financial position at January 31, 2007, should be read in conjunction with the consolidated financial statements and accompanying notes contained in this prospectus, and also with the unaudited consolidated financial statements for  nine month periods ended October 31, 2007 and 2006 and the notes thereto.

Company Overview

Headquartered in Montreal, Canada, ICP operates in the solar energy industry. ICP manufactures through third party manufacturers and assemblers, markets, and sells solar panel based products to the consumer goods, Original Equipment Manufacturers ("OEM") and integrated building materials markets through its distribution channels in over 100 countries. ICP is a minority shareholder in a company which owns a 20,000 square foot manufacturing facility in the United Kingdom, which produces amorphous silicon based solar cells that ICP integrates into various products through third party manufacturers and assemblers.

We develop, manufacture through third party manufacturers and developers, and market solar power products that provide reliable and environmentally clean electric power throughout the world. Solar power products use interconnected photovoltaic cells to generate electricity from sunlight. Solar power products can provide a cost-competitive, reliable alternative for powering highway call boxes, microwave stations, portable highway road signs, remote street or billboard lights, vacation homes, rural homes in developed and developing countries, water pumps and battery chargers for recreational vehicles and other consumer applications. Furthermore, solar power products can provide “on-grid” customers (i.e., those connected into main electrical grids) with a clean, renewable source of alternative or supplemental electricity.

Plan of Operation

Our plan of operation for the next twelve months is to continue to develop our marketing and sales efforts. We plan to expand our current distribution depth within the markets of North America, Europe and Japan for our consumer goods segment through the marketing of our internal brand SunseiTM, as well as our licensed brand Coleman®.

Our immediate goal is the development of our thin film amorphous solar cell which can be seamlessly integrated into roofing lines for homes, buildings and other structures. We are currently developing a distribution channel and technology partnerships to launch products based on the thin film amorphous solar cell technology in 2007. The estimated cost to finalize the development of the products based on the thin film amorphous solar cell technology is approximately $500,000. However, we can provide no assurances that the actual costs of developing such products will not be greater than what we estimated, nor that commercialization based on such products will ever be achieved.

Although there can be no assurances, we plan to develop and maintain a sustainable growth strategy across each of our main target markets. We also intend to increase our addressable markets, further sales and solidify our brand penetration through strategic partnerships with best practice distribution partners worldwide. Strategic partnerships for both distribution channels and technologies are expected to be key drivers of our expansion plans.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Reorganization of the Corporation

On September 29, 2006, we entered into a share purchase agreement (the "Share Purchase Agreement") among ICP, Sass Peress, the Peress Family Trust, the Sass Peress Family Trust, Eastern Liquidity Partners Ltd., Arlene Ades, and Joel Cohen (collectively the "ICP Stockholders") Taras Chebountchak and Orit Stolyar (together the "Former FC Financial Principals"), and 1260491 Alberta Inc., our wholly owned subsidiary ("Exchangeco"). Under the terms of the Share Purchase Agreement we acquired, through our wholly owned subsidiary Exchangeco, all of the outstanding shares of ICP (the "ICP Acquisition"). We structured the ICP Acquisition to enable the ICP Stockholders to receive tax-rollover treatment in Canada. Under Canadian law, when a stockholder disposes of shares, the disposal is considered to be a deemed disposition of the shares and therefore is a taxable event unless the shares are exchanged for the shares of an equal value in another Canadian company. Due to the fact that we are a U.S. company, it was necessary to create Exchangeco, which is our Canadian wholly-owned subsidiary, to enable the ICP Stockholders to exchange shares of ICP common Stock for the shares of a Canadian company, in order to allow for tax-rollover treatment.

On December 12, 2006, we changed our fiscal year end from November 30 to January 31.

Under accounting principles generally accepted in the United States, the ICP Acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the ICP Acquisition is equivalent to the issuance of stock by ICP for the net monetary assets of ICP Solar accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the ICP Acquisition is identical to that resulting from a reverse acquisition, except no goodwill is recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, ICP Solar are those of the legal acquiree, ICP, which is considered to be the accounting acquirer.

We structured the ICP Acquisition to enable ICP Stockholders to receive tax-rollover treatment in Canada. Under Canadian law, when a stockholder disposes of shares, the disposal is considered to be a deemed disposition of the shares and therefore is a taxable event unless the shares are exchanged for the shares of an equal value in another Canadian company.

The financial statements accompanying this prospectus reflect the accounts of the balance sheets, the results of operations and the cash flows of ICP at their carrying amounts, since it is deemed to be the accounting acquirer.

The results of operations, the cash flows and the assets and liabilities of ICP Solar have been included in the accompanying financial statements since September 29, 2006, the acquisition date. Amounts reported for the periods prior to September 29, 2006 are those of ICP.

The net assets of ICP Solar, acquired on September 29, 2006, were as follows:

Cash	$67,285
Accounts receivable	2,148
Prepaid expenses	70
Loan receivable	4,964,524
Property and equipment	4,887
Accounts payable and accrued liabilities	(131,655)
Convertible notes	(1,642,391)
Net Assets Acquired	$3,264,868

As a condition to the closing of the ICP Acquisition, ICP Solar committed to raising $5 million of financing. The loan receivable represents advances made pre-closing to ICP for working capital by ICP Solar as funds were received from the capital raise.

The transaction costs related to the ICP Acquisition amounted to $271,466 and were charged to additional paid-in capital.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has reported an accumulated deficit of $6,191,503 as at October 31, 2007 (January 31, 2007 - $4,617,501). To date, these losses have been financed principally through capital stock, long-term debt and debt from related parties. In addition, the Company was not in compliance with bank covenants (see note 4). Additional capital and/or borrowings will be necessary in order for the Company to continue in existence and attaining profitable operations.

Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and establish contracts with clients. Management anticipates generating revenue through manufacturing and commercializing its products during the next year. The Company has commenced the process of raising additional capital. Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

Compliance with Generally Accepted Accounting Principles

Unless otherwise indicated, the financial information presented below, including tabular amounts, is expressed in US dollars and prepared in accordance with accounting principles generally accepted in the United States ("GAAP").

Use of Estimates

The preparation of financial statements in conformity with GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Critical items of the financial statements that require the use of estimates include the determination of the allowance for doubtful accounts, the determination of the allowance for inventory obsolescence, the determination of the useful life of fixed and intangible assets for amortization calculation purposes, the assumptions for fixed asset impairment tests, the determination of the allowance for guarantees, the determination of the allowance for income taxes, the assumptions used for the purposes of calculating the stock-based compensation expense, the determination of the fair value of financial instruments, the determination of the fair value of the assets and liabilities acquired on business acquisitions and the implicit fair value of goodwill.

The financial statements include estimates based on currently available information and management's judgment as to the outcome of future conditions and circumstances.

Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements and actual results could differ from the estimates and assumptions.

Significant Accounting Policies

In addition, the Company was not in compliance with bank covenants (see note 4).

Changes in Accounting Principles

Income Taxes

On February 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in its financial statements, the impact of a tax position, if the position is more likely than not for being sustained on audit, based on the technical merits of the position. The adoption of FIN 48 did not have a material impact on our consolidated financial statements. The Company is currently subject to a four year statute of limitations by major tax jurisdictions. The Company and its subsidiaries file income tax returns in Canada, UK, United States, Asia and Australia.

Changes in Accounting Principles

Share-Based Payments

The Company has accounted for share based payments in accordance with the provisions of FAS 123R “Share based payments (Revised)” and accordingly has recognized in its financial statements share based payments at their fair value. In addition, the Company has recognized in the financial statements an expense based on the grant date fair value of stock options granted to employees. The expense is to be recognized on a straight line basis over the vesting period and the offsetting credit recorded in additional paid in capital. Upon exercise of options, the consideration paid together with the amount previously recorded as additional paid in capital will be recognized as capital stock. When options are forfeited because the service requirements are not met, any expense previously recorded will be reversed in the period of forfeiture. The Company uses the Black- Scholes-Merton option pricing model to determine the fair value of the options.

Change in Functional Currency

It is management’s view that the United States dollar best portrays the economic results of the worldwide operations and thereby best achieves the objectives of foreign currency translation. As a result, effective May 9, 2007 the functional currency was changed from the Canadian dollar to the United States dollar to reflect the increased exposure to the US dollar as a result of the sale of 85% of the Company’s share in its UK subsidiary. The method used to translate the results and financial position for items and transactions denominated in non-US currencies are as follows:

Monetary items – at exchange rates in effect at the balance sheet date;

Non-monetary items – at exchange rates in effect on the dates of the transactions;

Revenue and expenses – at average exchange rates prevailing during the period, except for inventories and amortization which are translated at rates prevailing when the related assets were acquired.

Gains and losses arising from foreign currency translation are included in income.

The Company applied the functional currency change on a prospective basis as of May 9, 2007. This change in functional currency did not have a material effect on the accounts of the Company for the three months and nine months ended October 31, 2007. No accounting changes were adopted during fiscal 2007.

Recently Issued Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, "Accounting or Certain Hybrid Financial Instruments" ("SFAS No. 155"), which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133"), and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets", among other matters, permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's fiscal year that begins after September 15, 2006, except earlier adoption is allowed in certain circumstances. The adoption of this pronouncement is not expected to have any impact on the Company's financial position or statement of operations and cash flows.

In June 2006, FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Earlier application of the provisions of this interpretation is encouraged if the enterprise has not yet issued financial statements, including interim statements, in the period this interpretation is adopted. The Company is in the process of determining the impact of FIN 48 on the consolidated financial statements.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements ("FAS 157"). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and enhances disclosures about fair value measurements required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. The adoption of this pronouncement is not expected to have any impact on the Company's financial position or statement of operations and cash flows.

In February 2007, the Financial Accounting Standards Board issued FASB Statement No. 159, the Fair Value Option for Financial Assets and Financial Liabilities (FAS 159), which includes an amendment to FASB Statement No. 115. The statement permits entities to choose, at specified election dates, to measure eligible financial assets and financial liabilities at fair value (referred to as the "fair value option") and report associated unrealized gains and losses in earnings. Statement 159 is effective for fiscal years beginning after November 15, 2007. The adoption of this pronouncement is not expected to have any impact on the Company's financial position or statement of operations and cash flows.

Selected Consolidated Annual Information
(in thousands of $, except per-share amounts)

Fiscal Years Ended January 31,

	2007	2006

Net Sales	7,603	7,732
Gross margin	2,149	2,042
Expenses	4,533	4,700
Operating Loss	(2,384)	(2,659)
Other Comprehensive Loss	(2,627)	(1,397)
Earnings (loss) per Class A share
(basic and diluted)	(0.11)	(0.07)
Weighted average number of
Class A shares outstanding (in thousands)	23,694	20,000
Cash dividends paid on Class A shares	-	-

Balance Sheet Data (as at January 31)
	2007	2006

Total assets	6,096	4,877
Shareholders' equity (deficit)	1,065	(2,698)
Total interest-bearing debt (1)	3,395	1,346
Cash and short-term investments	744	-

(1)    Including long-term debt and its current portion, bank advances and loans, interest bearing portion of director's loan payable, capital lease obligations and their current portion as well as convertible notes.

Seasonality

ICP's business is subject to certain seasonal cycles, especially during the summer period corresponding to the part of the second quarter and part of the third quarter, traditionally the slowest of the Company's fiscal year, and the month of December as a result of the end-of-year holidays.

Operating Results for the Year Ended January 31, 2007 Compared to the Year Ended January 31, 2006.

Net Sales

During the fiscal year ended January 31, 2007, ICP's consolidated net sales decreased by 2% or $129 thousand to $7.6 million, down from $7.7 million for the year ended January 31, 2006. This decrease is attributable to a shortage of silicon supply in the first half of the year which led to delivery delays and certain order cancellations. The supply situation has now stabilized and during the second half of the year, our net sales have increased as we have been able to build up inventories to fill orders on a timely basis.

Sales to one customer amounted to approximately 10% (6% in 2006) of total sales. Outstanding accounts receivable for this customer as at January 31, 2007 accounted for approximately 3% (8% in 2006) of total accounts receivable.

By geographic location, sales in North America accounted for approximately 55% of total sales, Europe 20%, Asia 18% and Africa 7%.

Gross Margin

The gross margin grew by 5.3% or $107 thousand to $2.15 million. The gross profit margin as a percentage of sales was to 28.3%, compared to 26.4% the previous year. However, excluding the effect of inventory write-downs in 2006 of approximately $750 thousand, the gross margin would have been approximately 36%, representing a decrease in fiscal 2007 of approximately 22%. This decrease is indicative of the reduction of prices and the increase in costs related to a shortage of raw material supply in the first half of 2007. This is offset in part during the second half of fiscal 2007 by the positive contribution of the increase in certain OEM and retail customers in North America and Europe.

Operating expenses

Selling and general and administrative expenses decreased to $4.1 million from $4.4 million a year earlier. This decrease of 6.8% or $296 thousand is due to tighter cost controls that we implemented as a result of our commitment to rationalization. This reduction was realized despite an increase in professional fees of approximately $150 thousand related to the takeover transaction completed in September 2006 and the hiring of additional staff in the last four months of the year. Research and development expenses decreased by $118 thousand or 83.7% as the Company concentrated its efforts on commercializing the results of prior R&D efforts.

Including the amortization of $307,242 and the loss on foreign exchange of $21,558, and the write down of property and equipment of $54,086 the operating loss was reduced by 10.4% and totaled $2.4 million compared to $2.7 million in 2006.

Interest expense more than doubled to $354 thousand for 2007 compared to $157 thousand the previous year due to the convertible note agreements entered into in July 2006 with two investors as detailed in note 12 of the accompanying financial statements.

The net loss totaled $2.6 million, compared with $1.4 million the previous year. It is important to note that the previous year, the Company had recorded a gain of $739 thousand from the sale of its building and interest income of $121 thousand.

The loss per Class A share (basic and diluted) amounted to $0.11 on a weighted average of 23,693,554 outstanding shares, compared with a loss per share of $0.07 on 20,000,000 shares the previous year. The increased weighted average number of outstanding shares is due to the Class A share issues in connection with the exchange of preferred shares and the reverse takeover transaction, as explained in further detail in note 14 ("Preferred Stock") and note 15 (Common Stock) accompanying the consolidated financial statements contained in this Annual Report.

Income Taxes

The Company had net operating losses carry-forwards of approximately $3,430,000 (2006 - $1,400,000) as follows:

	2007	2006
U.K.	$2,250,000	$1,255,000
Canada	1,180,000	145,000

The Canadian losses can be carried forward for a twenty year period. The UK losses can be carried forward indefinitely.

The reconciliation of the effective income tax rate, to the statutory rate for the years ended January 31, 2007 and 2006 is presented in note 17 to the financial statements accompanying this Report.

Segmented Information

During the year, the Company reorganized its strategic activities in two business segments.

For the year ended January 31, 2007, 100% of the units produced in the manufacturing facility located in the U.K. were sold to the Canadian subsidiary which administers the headquarters of the Company and is responsible for all selling activities. The two businesses are managed separately and consequently, the Company is considered to operate in two business segments of selling and manufacturing. By business segment, total operating expenses of our manufacturing unit located in the United Kingdom amounted to $1.9 million and total expenses of our Selling unit located in Canada amounted to $2.5 million, representing respectively 43.2% and 56.8% of total operating expenses combined, as explained in further detail in the table below and in note 21("Segmented Information") accompanying the consolidated financial statements included in this Annual Report.

The segmented information for 2007 is approximately as follows:

	Selling	Manufacturing	Inter entity	Total
Current assets	$5,126,074	$589,521	$(153,495)	$5,562,100
Property and equipment	105,552	428,832	-	534,384
Other assets	2,914,612	-	(2,914,612)	-
Total assets	8,146,238	1,018,353	(3,068,107)	6,096,484
Current liabilities	2,690,456	478,576	-	3,169,032
Other liabilities	1,746,344	3,030,727	(2,914,612)	1,862,459
Net sales	7,603,225	2,533,633	(2,533,633)	7,603,225
Cost of sales	5,867,588	2,057,452	(2,470,699)	5,454,341
Gross Margin	1,735,637	476,181	(62,934)	2,148,884
Selling, general and administrative	2,790,154	1,337,522	-	4,127,676
Amortization	47,602	259,640	-	307,242
Foreign exchange (gain) loss	(269,574)	291,132	-	21,558
Write down of property and equipment	54,086	-	-	54,086
Gain on forgiveness of debt	(111,672)	-	-	(111,672)
Segment operating loss	(774,959)	(1,412,113)	(62,934)	(2,250,006)
Unallocated expenses
Research and development	22,678
Interest expense	353,881
376,559
Net Loss	$(2,626,565)

Management evaluates the performance of each segment based on segmented operating income (loss).

Principal Cash Flows for the Year Ended January 31, 2007 Compared to the Year Ended January 31, 2006

Operating activities before net change in non-cash working capital items used cash flows of $2.2 million, as a result primarily of the year's net loss. Net change in non-cash working capital items related to operations used cash flows of $1.6 million for the fiscal year compared to 1.0 million provided in 2006. After net change in non-cash working capital balances, operating activities used net cash flows of $3.8 million, compared with $978,067 the previous year. This increase in use of cash relates primarily to the build up of our inventories to meet demand, increases in receivables, and reduction in our payables to more manageable levels during the year.

Financing activities provided cash flows of $4.9 million, primarily as a result of advances made pre-closing to ICP, for working capital, by ICP Solar as funds were received from the capital raise in connection with and as condition for the closing of the ICP acquisition. In addition, the Company incurred new long-term debt net of repayments of $184 thousand and reduced the director's loan by $111 thousand and bank indebtedness by $60 thousand.

Investing activities used cash flows of $709 thousand, primarily for acquisition of net assets of $204 thousand and acquisition of the investment in a term deposit for $505 thousand held as security for the credit facility.

After also deducting the $153 thousand exchange loss on cash denominated in foreign currency, the aggregate cash inflows and outflows for fiscal 2006 provided net cash flows of $239 thousand. ICP ended fiscal 2007 with cash of $238,509, up from $nil as at January 31, 2006.

Financial Position as at January 31, 2007

Total assets amounted to $6.1 million as at January 31, 2007, up by $1.2 million over $4.9 million as at January 31, 2006. This growth primarily reflects the increase cash and term deposits, accounts receivable and inventories and a decrease in fixed assets.

Working capital increased to $2.4 million as at January 31, 2007 from a deficiency of $117 thousand as at January 31, 2006. This increase translates to a current ratio of 1.76:1 compared to 0.97:1 for 2006.

The liability component of the convertible notes amounted to $1.7 million as at January 31, 2007, compared with $nil at the end of the previous fiscal year, and long-term debt including the current portion totaled $177 thousand versus $nil as at January 31, 2006. Interest-bearing debt (consisting of long-term debt and its current portion, convertible notes, bank indebtedness, and obligations under capital lease) went from $1.3 million as at January 31, 2006, to $3.1 million as at January 31, 2007. Considering the loss for fiscal 2007 and the increase in total debt, the Company is not in compliance with certain ratios contained in the covenants related to banking agreements and could be required to repay on demand all amounts due under these agreements. The Company has not received any default notice from its lenders thus far. The Company is seeing to obtaining the necessary waivers or changes to these credit agreements from its lenders.

Shareholders' equity amounted to $1.1 million, compared to a deficiency of $2.7 million as at January 31, 2006. The increase is attributable to additional paid-in capital resulting from the reverse takeover and concurring private placement.

Other Contractual Commitments

As at January 31, 2007 the balance of contractual commitments under the terms of operating leases for premises maturing in 2012 amounted to $384 thousand. Minimum lease payments over each of the next five years are as follows:

2008	2009	2010	2011	2012

$190,000	$123,000	$25,000	$26,000	$20,000
five years are as follows:

In accordance with a royalty agreement terminating in 2009, the Company is committed to annual minimum advertising expenditures and royalty fees, totaling as follows:

2007	$60,000
2008	150,000
2009	225,000

Financial Instruments

The Company estimates the fair value of its financial instruments based on current interest rates, market value and pricing of financial instruments with comparable terms. Unless otherwise indicated, the carrying value of these financial instruments approximates their fair market value. The fair value of advances from a director is impossible to determine with sufficient reliability due to the lack of repayment terms, their related party nature and the absence of a market for such instrument.

Sale of 85% of Shares of ICP UK

On May 9, 2007, the Company signed a Share Purchase Agreement (the “Agreement”) with ISE LLC (“ISE”). Under the terms of the Agreement, ISE acquired 85% of all of the Company’s shares of ICP UK (name changed to EPOD Solar (Wales) Ltd. on June 26, 2007) for an aggregate amount of US $3 million. On May 10, 2007, the Company and ISE signed an Amendment to the Agreement (“Amendment”), revising the modalities of payment. As per the terms of the Amendment, ISE shall pay the Company a total of $1.00 for the shares. In addition, ISE will pay the Company an amount equivalent to $3,000,000 representing the principal amount on a loan owed to the Company by ICP UK as follows:

a)    US $150,000 received upon signing of the Agreement and $350,000 received in kind in the form of solar panels;

b)    US $500,000 on November 29, 2007;

c)    The balance shall be repaid as monthly payments for a period of 13.94 months as of January 1, 2008. Each monthly payment shall be equal to US $143,500 per month and shall be made either in cash, or in kind in the form of solar panels, at the option of the Company or its subsidiaries, as per the terms of the Agreement.

From the signing of this Share Purchase Agreement until the Monthly Payment Commencement Date, the Company shall acquire 7,000 solar panels per month from the Acquirer, at the price per solar panel commencing at $24.60 and decreasing down to the Panel Price as the total cost per solar panel decreases, the sale of the panels shall be on a C.O.D./F.O.B. basis until such time as the Acquirer has secured an accounts receivable line of credit in which case, payment terms shall be net 60. The Company shall have the option to acquire up to 7,000 solar panels per month from the Acquirer at the Panel Price for a six month period commencing from the date of the last Monthly Payment.

The sale resulted in a gain of $2,818,207 from the disposition of the net assets of the UK factory as follows:

Proceeds of Disposal	1
Current assets	$(589,874)
Property & Equipment	(399,081)
Current liabilities	468,595
Long-term liabilities	3,338,566

Gain on Disposition of Subsidiary	$2,818,207

Acquisition of  WES Power Technology Inc.

On August 27, 2007 the Company announced that it had executed a Share Purchase Agreement, subject to due diligence and regulatory approval, with Gerry Heffernan, Michael Snow, and Philip Crowley, majority shareholders of Wes Power Technology Inc. (“WES”) (“WES Shareholders”), pursuant to which the Company has indicated its intention to purchase from the WES Shareholders all of the issued and outstanding shares of WES, located in St. John’s, Newfoundland. Wes Power Technology Inc. is a designer and manufacturer of power management systems for renewable energy sources.

On August 27, 2007, the Company and the WES Shareholders signed a share purchase agreement (the “Agreement”). Under the terms of the Agreement, the Company shall acquire 100% of all of the shares of WES for the following consideration and subject to the following conditions:

(a)    An amount of $1.00 shall be paid by the Company to WES;

(b)    Issuance to WES Shareholders, on the Closing Date, by the Company of 250,000 warrants to purchase common shares of the Company. The Warrants will have a maturity date of five (5) years from date of issuance and an exercise price equal to the closing share price of the Company on the last trading day prior to the date of issuance. The warrants shall be convertible within five (5) years from date of issuance following registration with the SEC. These warrants are not covered by this prospectus.; and

 (c)   Execution of employment agreements by the Company or one of its subsidiaries with each of the WES Shareholders, to the satisfaction of all parties.

As of the date of this report, the acquisition has not yet been concluded.

Selected Consolidated Quarterly Information
(in thousands of $, except per-share amounts) (unaudited)

	Period Ended October 31,

	Three Months		Nine Months
	2007	2006	2007	2006

Revenues	1,573	1,731	5,884	6,574
Gross margin	376	509	2,425	2,301
Expenses	2,078	1,393	5,217	3,381
Operating Earnings (Loss)	(1,780)	(884)	(2,948)	(1,080)
Net earnings (Loss)	(2,200)	(970)	(1,574)	(1,332)
Earnings (loss) per Class A share-basic and diluted	(.07)	(.03)	(.05)	(.05)
Weighted average number of Class A shares outstanding –basic (in thousands)	29,921,981	29,000,000	29,310,704	29,000,000
Cash dividends paid on Class A shares	-	-	-	-

Balance Sheet Data

	October 31,	January 31,
	2007	2007

Total assets	7,317	6,096
Shareholders’ equity	3,970	1,065
Total interest-bearing debt (1) –	2,296	3,631
Cash and short-term investments	967	744

(1)    Including long-term debt and its current portion, bank advances and loans, interest bearing portion of director’s loan payable, capital lease obligations and their current portion as well as convertible notes.

Seasonality

ICP’s business is subject to certain seasonal cycles, especially during the summer period corresponding to the part of the second quarter and part of the third quarter, traditionally the slowest of the Company’s fiscal year, and the month of December as a result of the end-of-year holidays.

Operating Results for the Three Month Period Ended October 31, 2007

Net Sales

During the second quarter ended October 31, 2007, ICP’s consolidated net sales posted a decrease of 9% or $158 thousand to $1.57 million, down from $1.73 million for the three month period ended October 31, 2006. The reduction in sales in the third quarter of 2007 is due to several factors. Firstly, stronger demand during the third quarter of fiscal 2006 was due to, and made up for, the shortage of supply experienced by our customers in the first quarter of 2006. Secondly, during part of the third quarter of 2007 we experienced some downtime as we reorganized and increased the size of our North American sales division as part of our continuing plan to expand the depth of our OEM and consumer markets. Lastly we undertook this initiative during the summer months, a traditionally slow period, particularly in Europe, where our customer base has expanded this year to date compared to last year.

By geographic location, sales in North America accounted for approximately 67% of total sales, Europe 21%, Asia 4%, and Africa 8%.

Gross Margin

The gross margin decreased by 26% or $133 thousand to $376 thousand for the quarter. The gross profit margin as a percentage of sales worked out to 24%, compared to 29.4% the previous year. This decrease reflects an increase in sales of lower margin OEM products and certain sales incentives allowed during the third quarter.

Operating expenses

Selling and general and administrative expenses increased to $2.1 million from $1.29 million a year earlier. During the second quarter, for the first time, the company granted stock options and warrants to employees, directors and certain consultants as described in further detail in Note 7, Additional Paid-In Capital in the accompanying Financial Statements. A total of 1,832,500 stock options and 625,000 warrants were issued in the second quarter and during the third quarter, an additional 200,000 warrants were issued. The compensation expenses related to these issues recognized in the third quarter amounted to $790 thousand. Excluding the effects of the compensation expense, selling, general and administrative expenses remained relatively stable except for the effects of a reduction of approximately $400 thousand in savings related to the sale of the UK factory in May, 2007 offset partially by increased professional fees related to compliance, disclosure and governance as a public company of $280 thousand. Research and development expenses were $9 thousand in the third quarter compared to $4 thousand in the corresponding period a year earlier as the Company continued to concentrate its efforts on commercializing the results of prior R&D efforts.

Including depreciation of $10 thousand and the loss on foreign exchange of $60 thousand, operating losses amounted to $1.8 million compared to losses of $884 thousand for the three month period ended October 31, 2006.

Revenue of $126 thousand representing the accretion of the discount on the loan receivable related to the sale of the UK factory in May 2007, was recorded in the third quarter. After giving effect to this item and net interest expense of $80 thousand as well as the accretion expense of discount on convertible notes of $465 thousand, the net loss for the three month period ended October 31, 2007 amounted to $2.2 million compared to a net loss of $970 thousand for the corresponding period a year earlier.

The loss per Class A share - basic and diluted amounted to $0.07 on a weighted average of 29,921,981 outstanding shares, compared with a loss per share (basic and diluted) of $0.03 on 29,000,000 shares the previous year.

Principal Cash Flows for the Three Month Period Ended October 31, 2007

Operating activities before net change in non-cash working capital items used cash flows of $852 thousand during the period compared to $784 thousand a year earlier. Net change in non-cash working capital items related to operations generated cash flows of $665 thousand for the three months ended October 31, 2007 compared to a use of cash of $120 thousand for the third quarter ended October 31, 2006. After net changes in non-cash working capital balances, operating activities used cash flows of $187 thousand, compared with a use of cash of $903 thousand for the corresponding period the previous year.

Financing activities generated cash flows of $640 thousand, primarily as a result of an increase of bank indebtedness of $190 thousand and receipt of $450 thousand from the exercise of warrants. For the period ended October 31, 2006, financing activities provided cash flows of $1.87 million primarily as a result loans contracted in the amount of $3.5 million and capital lease obligations of $169 thousand, offset by repayments of bank indebtedness of $1.2 million, repayment of director loan of $324 thousand and transaction costs incurred for the reverse takeover in September 2006 of $271 thousand.

Investing activities used cash flows of $6 thousand principally from a term deposit investment. For the period ended October 31, 2006, investing activities provided cash flows of $106 thousand reflecting net assets acquired of $67 thousand and net disposition of property and equipment for $ 39 thousand.

The aggregate cash inflows and outflows for the three month period ended October 31, 2007 provided net cash flows of $448 thousand compared to $987 thousand for the same period last year. ICP ended the period with cash of $456 thousand compared to $987 thousand as at October 31, 2006.

Operating Results for the Nine Months Ended October 31, 2007

Net Sales

During the nine months ended October 31, 2007, ICP’s consolidated net sales posted a decrease of 10.5% or $690 thousand to $5.88 million, down from $6.57 million for the nine month period ended October 31, 2006. The reduction in sales reflects principally events of the second and part of the third quarter of 2007. Strong demand during the second and third quarters of fiscal 2006 was due to, and made up for, the shortage of supply experienced by our customers in the first quarter of 2006. Secondly, during part of the second and third quarters of 2007 we experienced some downtime as we reorganized and increased the size of our North American sales division as part of our continuing plan to expand the depth of our OEM and consumer markets. Lastly we undertook this initiative during the summer months, a traditionally slow period, particularly in Europe, where our customer base has expanded this year to date compared to last year.

By geographic location for the nine months ended October 31, 2007, sales in North America accounted for approximately 64% of total sales, Europe 26%, Asia 6% and Africa 4%.

Gross Margin

The gross margin increased by 5% or $125 thousand to $2.4 million during the first nine months of fiscal 2007. The gross profit margin as a percentage of sales worked out to 41.2%, compared to 35% for the nine months of the previous year. This significant increase reflects initiatives implemented since the beginning of the fiscal year to tighten controls, streamline operational procedures and reduce operational costs.

Operating expenses

Selling and general and administrative expenses increased by approximately 71% to $5.2 million from $3.04 million for the first nine months a year earlier. During the second quarter ending July 31, 2007, for the first time, the company granted stock options and warrants to employees, directors and certain consultants as described in further detail in Note 7, Additional Paid-In Capital in the accompanying Financial Statements. A total of 1,832,500 stock options and 625,000 warrants were issued. During the third quarter ended October 31, 2007, an additional 200,000 warrants were issued. The compensation expenses related to these issues recognized in the second and third quarters amounted to $1.62 million and accounts for the approximately 75% of the increase during the nine months ended October 31, 2007 in selling, general, and administrative expenses. The greater part of the balance of the increase, amounting to $548 thousand, represents increased professional fees of $550 thousand related to compliance, disclosure and governance as a public company. Increased sales initiatives including investment in new key personnel amounted to $450 thousand offset by a decrease of approximately $600 thousand in expenses relating to the UK factory which was sold in May 2007. Research and development expenses amounted to $9 thousand in the first nine months compared to $23 thousand for the corresponding period a year earlier as the Company continued to concentrate its efforts on commercializing the results of prior R&D efforts.

Including depreciation of $100 thousand and the loss on foreign exchange of $47 thousand, operating losses amounted to $2.95 million compared to losses of $1.1 million for the nine month period ended October 31, 2006.

As mentioned previously, at the beginning of the quarter ended July 31, 2007, ICP sold 85% of its factory located in the UK as further described in note 8, Sale of 85% of shares of ICP UK, in the accompanying Financial Statements. The sale resulted in a net gain of $2.82 million and was recorded in the period. Terms of the sale also called for a repayment by the purchaser in the amount of $3 million of the loans owing to the other related entities in the ICP group. As the total of these loans amounted to $3.2 million as of April 30, 2007, a write down of loan receivable of $229 thousand relating to the sale of the UK factory was recorded and is reflected in the nine month period ended October 31, 2007. An amount of $619 thousand has been recorded in the second quarter as a discount on the loan receivable. Revenue of $216 thousand representing the accretion of the discount for the period ended October 31, 2007 is also reflected. After giving effect to these items and net interest expense of $253 thousand as well as the accretion of discount on convertible notes of $559 thousand, the net loss for the nine month period ended October 31, 2007 amounted to $1.57 million compared to a net loss of $1.3 million for the corresponding period a year earlier.

The loss per Class A share - basic and diluted amounted to $0.05 on a weighted average of 29,310,704 outstanding shares compared with a loss per share (basic and diluted) of $0.02 on 29,000,000 shares the previous year.

Principal Cash Flows for the Nine Month Period Ended October 31, 2007

Operating activities before net change in non-cash working capital items used cash flows of $1.46 million during the period compared to $866 thousand a year earlier. Net change in non-cash working capital items related to operations generated cash flows of $876 thousand for the nine months ended October 31, 2007 compared to a use of cash of $1.38 million for the first nine months ended October 31, 2006. After net changes in non-cash working capital balances, operating activities used net cash flows of $583 thousand, compared with a use of cash of $2.2 million for the corresponding period the previous year.

Financing activities for the nine months ended October 31, 2007 generated cash flows of $569 thousand, primarily as a result of increased bank indebtedness of $173 thousand, repayment of long-term debt of $188 thousand, repayment of director’s loan of $269 thousand, repayment of government grants of $97 thousand, repayments of obligations under capital lease of $50 thousand and receipt of $1.0 million from the exercise of warrants. For the nine months ended October 31, 2006, financing activities from continuing operations provided cash flows of $3.3 million primarily as a result loans contracted in the amount of $5.0 million and capital lease obligations of $144 thousand, offset by repayment of bank indebtedness of $1.3 million, repayment of director loan of $289 thousand and transaction costs incurred for the reverse takeover in September 2006 of $271 thousand.

Investing activities generated cash flows of $126 thousand principally from the receipt of $150 thousand, representing a portion of the first installment of $500 thousand on the loan related to the disposition of the UK factory (the balance amounting to $350 thousand was received in inventory), purchases of fixed assets of $18 thousand and an increase in term deposit of $6 thousand.

After also adding the $104 thousand exchange loss on cash denominated in foreign currency, the aggregate cash inflows and outflows for the nine month period ended October 31, 2007 generated net cash flows of $218 thousand compared to $987 thousand for the same period last year. ICP ended the period with cash of $456 thousand, compared to $238 thousand as at January 31, 2007.

Financial Position as at October 31, 2007

Total assets amounted to $7.3 million as at October 31, 2007, compared to $6.1 million as at January 31, 2007. Reflected in this increase are items related to the sale of the factory in the UK, notably, an increase of $2.1 million in loans receivable (net of the unamortized portion of the discount on the loan of $403 thousand) and a decrease of $448 thousand in property and equipment. The balance of this $1.5 million increase is explained by the increase in cash of $218 thousand and decrease in income taxes recoverable of $574 thousand and an increase of $153 thousand in trade receivables and a decrease of $34 thousand in inventories.

Working capital totaled $2.9 million as at October 31, 2007 for a current ratio of 2.1:1 compared with working capital of $2.4 million as at January 31, 2007 for a current ratio of 1.76:1.

The liability component of the convertible notes amounted to $655 thousand as at October 31, 2007, this 1.1 million decrease from January 31, 2007, reflects the conversion during the third quarter notes in the amount of $1.65 million at face value. Interest-bearing debt (consisting of long-term debt and its current portion, convertible notes, bank indebtedness, and obligations under capital lease) totaled approximately $2.3 million as at October 31, 2007.

In accordance with its banking agreement, the Company is required to comply with a tangible net worth test evaluated on a monthly basis. As at October 31, 2007, the Company was in compliance with this covenant. The Company is also required to maintain a ratio of total liabilities to tangible net worth evaluated at the end of each fiscal year. As at January 31, 2007, this ratio was not achieved. As a result, the Company could be required to repay on demand all bank indebtedness amounts due ($1.3 million as of October 31, 2007) under this agreement. The Company has not received any default notice from its lenders thus far.

Shareholders’ equity amounted to $3.97 million, compared to $1.06 million as at January 31, 2007. The increase is attributable to the net loss for the period of $1.57 million, the exercise of warrants for $450 thousand, the issuance of shares for 2.4 million, the increase in paid-in capital of $1.63 million related to issuance of stock options and warrants.

Subsequent Events

Warrants

On November 7, 2007, the Company received $1,000,000 for the exercise of 1,000,000 warrants into 1,000,000 common shares. The Company issued the shares on November 9, 2007.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors, executive officers, promoters and control persons as of January 30, 2008.

Name	Age	Position
Sass Peress	47	Chairman of the Board, Director, President and Chief Executive Officer
Leon Assayag	45	Chief Financial Officer
Joel Cohen	36	Director, Secretary, Treasurer
David Dangoor	58	Director
Paul Maycock	72	Director
David McDowell	63	Director
Tom Clark	48	VP Sales- North American Markets
Gary Jones	51	VP OEM Applications
Laurent Lafite	44	VP Marketing and Global Strategy

All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. We do not have any standing committees. There is no family relationship between any of our directors or executive officers. As at January 30, 2008, there was no known litigation pending or active against any of our directors or executive officers. None of our directors or executive officers has served as a general partner or executive officer of any company that has filed, or has had filed against it, any petition for bankruptcy, either at the time such filing was made or during the preceding two years. Set forth below is a summary description of the principal occupation and business experience of each of our directors and executive officers for at least the last five years.

Sass Peress, CEO, President, Director Chairman of the Board of Directors

Mr. Peress has served as our President and Chief Executive Officer since October 30, 2006, and as a director of the Company since November 13, 2006.  Mr. Peress was elected as Chairman of our Board of Directors on November 13, 2006. Prior to founding ICP, Mr. Peress was the VP of Sales for a market-leading automotive accessory distributor. In 1985, he founded and headed an automotive aftermarket manufacturing company that went on to capture more than 70% of market share within two years. He then founded ICP in 1988 and, as President and CEO, has reshaped the company into its current status within the solar energy industry. With his scientific background and manufacturing experience, he has co-authored much of ICP's intellectual property. Mr. Peress' educational background includes studies in health sciences, organic chemistry and finance. He graduated with honors from Concordia University's MBA International Business Program in Montreal, Canada.

Mr. Peress was recently nominated for the Ernst & Young Canadian Entrepreneur of the Year award and is an active member of the Canadian Solar Energy Society and the American Solar Energy Society.

Leon Assayag, CFO

Mr. Assayag brings to ICP Solar more than 20 years of diverse financial and business experience. From December 2, 2002 to January 5, 2007, he served as Chief Financial Officer, Director and Secretary of the Board for Noveko International Inc., a holding company listed on the TSX Venture Exchange. Mr. Assayag remains a director of Noveko. A Chartered Accountant by profession, Mr. Assayag holds a graduate diploma and a B.Com. from McGill University.

Joel Cohen, Director, Secretary and Treasurer

Mr. Cohen has been a director of the Company since November 13, 2006. Mr. Cohen was Chief Financial Officer of ICP Solar Technologies Inc., formerly FC Financial Services Inc., from October 30, 2006 to January 9, 2007. Mr. Cohen has extensive experience in biotechnology and high tech financings and in financial analysis. From 2002 until present, Mr. Cohen has been consulting CFO for Osta Biotechnologies a publicly traded company on the TSX Venture. From 1999 to 2002, Mr. Cohen was an investment banker at Canaccord Capital Corporation, where he specialized in biotechnology financings. He has worked on numerous IPOs and private and public financings worth over $100 million for various companies including Neurochem, Adherex, Bioniche, Diagnocure, Qbiogene and Aeterna. Mr. Cohen holds a Bachelor of Commerce degree in Finance from Concordia University and is a Chartered Financial Analyst.

David Dangoor, Director

Mr. Dangoor has been a director of the Company since January 29, 2007.Mr. Dangoor is President of Innoventive Partners LLC and a managing partner of Cato Dangoor & Associates in London, England, both primarily specializing in Marketing and Public Relations. He is a member of the Board of Directors of BioGaia AB, a public Swedish bio-tech company, where he was one of the original founding investors. Mr. Dangoor is also a member of the Advisory Board of the Denihan Hospitality Group. He was until recently when the company was sold, a director of, and subsequently chaired the Special Committee of, Provide-Commerce Inc. in San Diego, a public company that operates an e-commerce marketplace for perishable goods.

Mr. Dangoor retired from Philip Morris International, Lausanne, Switzerland in 2002 where he over 27 years held senior executive positions in several countries including Head of Marketing PM Germany residing in Munich, Managing Director Seven Up Northern Europe in London, England, President Philip Morris (B & H) Canada in Montreal, and Senior VP Marketing Philip Morris USA in New York. In 1992 he was appointed Executive VP Philip Morris International based in New York before the company moved to Lausanne in 2002.

Mr. Dangoor was a member of the board of directors of Rothman's, Benson & Hedges Inc., Toronto, Canada 1987-2002, Philip Morris GMBH, Munich 2001-02 and of AMER Sports International, Montreal 1984-87 (a subsidiary of AMER Group, Helsinki, Finland). He is currently a member of the Board of Directors of the New York City Ballet Company, the Swedish-American Chamber of Commerce, where he was chairman 1997-2001, and a member of the Board of Trustees of the American Scandinavian Foundation (ASF).

Paul Maycock, Director

Mr. Maycock has been a director of the Company since November 30, 2006. Mr. Maycock is the president of Photovoltaic Energy Systems, the leading PV market research firm. Mr. Maycock edits the monthly newsletter, "PV News," which goes to readers in 58 countries. His annual estimates and projections of PV sales, based on confidential interviews of every key player in the industry, are used worldwide for planning and analysis purposes. Before starting PV Energy in 1981, Mr. Maycock was director of the PV Energy Systems division of the US Department of Energy. He also spent 11 years at Texas Instruments in a variety of strategic planning positions. He concurrently serves as the chairman of the board of the Solar Electric Light Fund, a non-profit organization that has installed over 5,000 PV systems in the developing world.

David McDowell, Director

Mr. McDowell has been a director of the Company since November 30, 2006. Mr. McDowell has an extensive background in worldwide sales and business development which includes over 10 years of senior telecommunications management and more than 20 years of high technology sales and marketing management expertise. Mr. McDowell joined QUALCOMM in 1996 as vice president of sales for QUALCOMM's Consumer Products Division. In August 1997 he was promoted to senior vice president. Prior to joining QUALCOMM, McDowell served as chief operating officer of Japan Radio Company, Inc. (JRC), where he successfully led the company to expand into the consumer analog cellular, GPS module and cellular fixed station markets. Previous to that, Mr. McDowell served as president and COO of NovAtel and vice president of subscriber products for Hughes Network Systems, where he was responsible for Hughes' entry into the digital cellular market. McDowell also served as managing director for ComputerLand, Europe and began his career at IBM Canada and IBM World Trade Corporation.

Tom Clark, VP Sales- North American Markets

Mr. Clark has several years experience as VP Sales into the North American automotive accessory aftermarket, big box hardware chains and specialty stores. He recently completed a one-year mandate at West Marine as a merchandising manager. His experience includes positions held as VP Sales and Marketing at Shrin Corporation Coverking, Automotive Division, VP Sales at PlastiColor Inc. and National Sales Manager at Eagle One Industries (Automotive Aftermarket). Mr. Clark has a Bachelor of Science in English.

Gary Jones, VP OEM Applications

Mr. Jones is a former VP Licensing at ESPN, VP at Coleman with years of experience in OEM development and product/brand management, and has several close contacts in the automotive, recreational vehicle and boating industries. He has 20 years broad-based business experience with emphasis in outdoor, marine and backyard products and markets. His areas of expertise and experience include: Marketing and Strategic Planning, Brand Licensing and Management, Start-Ups and New Product Launches and Product Design and Merchandising.He has held the positions of VP Sales and Marketing at SilentAir Corporation and VP Sales and Marketing at PriceLink Inc. Mr. Jones has a Bachelor of Science in Electrical Engineering.

Laurent Lafite, VP Marketing and Global Strategy

Mr. Lafite has 15 years experience of strategy, marketing and sales in multi-faceted business environments including large corporate structures as well as entrepreneurial settings. In 2005, Mr. Lafite held the position of Corporate Business Development Director at Cossette Communication Group. Prior to that, Mr. Lafite was a senior consultant in marketing and sales at LBB Innovation. Mr. Lafite also held positions as Marketing Director, Europe (elearning), based in London, UK at INTEL Corp., Vice President, Marketing and Sales at Lagardere media-ELLE Group, and Account Director at EURO RSCG (Havas Advertising). Mr. Lafite has a degree in Math and Physics, a Master's Degree in Economics and a Master's Degree in Marketing and Communications.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below sets forth all compensation awarded to, earned by or paid to any person serving as our Chief Executive Officer and each of our two most highly compensated executive officers who earned more than $100,000 for the fiscal year indicated.  These officers are referred to herein as our “named executive officers”.

Name	Year	Salary	Bonus	All Other	Total
and	Ended	($)	($)	Compensation	($)
principal	January	(c)	(d)	($)	(j)
position	31			(i)
(a)	(b)

Sass	2007	$132,810	Nil	Nil	$132,810
Peress
President
and CEO,	2006	Nil	Nil	Nil	Nil
Director

Taras	2007(1)	Nil	Nil	Nil	Nil
Chebountchak
Former	2006	Nil	Nil	Nil	Nil
President
and CEO

Leon	2007(2)	$11,005	Nil	Nil	$11,005
Assayag
CFO	2006	Nil	Nil	Nil	Nil

Joel	2007(3)	Nil	Nil	$77,475(4)	$77,475
Cohen,
Former CFO,	2006	Nil	Nil	Nil	Nil
Director

Arlene Ades,	2007(5)	$79,686	$92,967	$10,625(6)	$183,278
Former
Executive
Vice
President,
Head North	2006	Nil	Nil	Nil	Nil
American
Sales

(1) Mr. Taras Chebountchak was President and CEO until September 29, 2006.

(2) Mr. Leon Assayag was appointed to serve as CFO of the Company on January 9, 2007.

(3) Mr. Joel Cohen was acting CFO from March 1, 2006 to January 9, 2007.

(4) This amount was paid as consulting fees to CCI Financial Group Inc., of which Mr. Cohen is a shareholder, pursuant to an agreement between the Company and CCI Financial Group.

(5) Ms. Arlene Ades was Vice-President, Head North American Sales of the Company until September 12, 2007.

(6) This amount represents an allowance for automobile expenses.

 Equity Compensation Plans

On November 1, 2006, the Company's Board of Directors established the 2006 Stock Incentive Plan (the “Plan”). On November 7, 2006, majority shareholder approval for the Plan was received.  The Plan expires on November 1, 2016.

Stock Option Grants Pursuant to the Plan

We did not grant any stock options to our executive officers or directors during our most recent fiscal year ended January 31, 2007. As at January 30, 2008, the Company granted a total of 1,415,000 options pursuant to the Plan. On May 18, 2007, the Company granted options under the Plan to certain of our employees and directors, including the following: (a) Sass Peress was granted 750,000 options at an exercise price of $2.25;(b) Leon Assayag was granted 125,000 options at an exercise price of $2.25; (c) Arlene Ades was granted 317,500 options at an exercise price of $2.25 (these options were forfeited on September 12, 2007); (d) David McDowell was granted 20,000 options at an exercise price of $2.30; (e) Paul Maycock was granted 20,000 options at an exercise price of $2.30; (f) David Dangoor was granted 20,000 options at an exercise price of $2.30; and (g) Laurent Lafite was granted 85,000 options at an exercise price of $2.25. The options vest over a two year period, 25% every six months. On June 22, 2007, the Company granted the following options: (a) Tom Clark was granted 75,000 options at an exercise price of $2.35; and (b) Gary Jones was granted 25,000 options at an exercise price of $2.35. The options vest over a two year period, 25% every six months.

Compensation of Directors

We have not compensated our directors for service on the board of directors or any committee thereof, but directors are entitled to be reimbursed for expenses incurred for attendance at meetings of the board and any committee of the board. Our directors received no compensation in their capacity as directors during the years ended January 31, 2007 and January 31, 2006.  See “Stock Option Grants”, above, for a description of grants to certain directors of options to purchase shares of our common stock in the period since January 31, 2007.

Employment Contracts

Employment Agreements

Laurent Lafite. As of May 1, 2007, we entered into an employment agreement with Mr. Lafite, to serve as Vice-President Marketing and Global Strategy. The agreement is for an indefinite period of time. Under the agreement, Mr. Lafite is entitled to receive: (1) a base salary of $100,000 per year; (2) 85,000 options under the Plan.

Tom Clark. As of June 13, 2007, we entered into an employment agreement with Mr. Clark, to serve as Vice-President Sales, North American Markets. The agreement is for an indefinite period of time. Under the agreement, Mr. Clark is entitled to receive: (1) a base salary of $100,000 per year; (2) an annual bonus of up $35,000 upon the performance of certain milestones mutually agreed upon by the Company and Mr. Clark; (3) Car expenses in the amount of $500 per month; and (4) 75,000 options under the Plan.

Gary Jones. As of June 13, 2007, we entered into an agreement with Mr. Jones to serve as the company's Vice-President OEM Applications. Under the agreement, Mr. Jones is entitled to receive: (1) a base consulting fee of $4,170 per month; and (2) a commission of 1.5% on all sales.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND CORPORATE GOVERNANCE

Except as described below, none of the following parties has, since February 1, 2007, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•

Any of our directors or officers;

•

Any person proposed as a nominee for election as a director;

•

Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

•

Any of our promoters; and

•

Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

In connection with the ICP Acquisition, Exchangeable Shares were issued to the following executive officers and directors: 528,486 Exchangeable Shares to Mr. Joel Cohen, and 18,290,311 Exchangeable Shares to Mr. Peress and his affiliates, Eastern Liquidity Partners Ltd., the Sass Peress Family Trust and the Peress Family Trust. The Exchangeable Shares are exchangeable on 1 for 1 basis with shares of our common stock.  See also “Recent Developments” for a description of the ICP Acquisition and the issuance of Exchangeable Shares in connection therewith.

As at January 31, 2007, the Company had a loan payable to Mr. Sass Peress in the amount of $501,301. The loan is payable upon demand and non-interest bearing except for $264,820 which bears interest at prime rate. The loan was fully repaid on November 30, 2007, including payment of interest through such date in the amount of $15,714.

On May 18, 2007, the Company granted 100,000 warrants at an exercise price of $2.25, as consulting fees, to Mr. Philippe Peress, a brother of Mr. Sass Peress, president and CEO of the Company. The warrants vested on October 3, 2007. The total exercise price of the warrants is $225,000.

On May 18, 2007 the Company granted 525,000 warrants at an exercise price of $2.25, as consulting fees, to Mr. Joel Cohen a director and former CFO of the Company. The warrants vested on October 3, 2007. The total exercise price of the warrants is $1,181,250.

Director Independence

Because our common stock is traded on the Over the Counter Bulletin Board, we are not subject to the independence requirements of any securities exchange of the Nasdaq regarding members of our Board of Directors.  We have determined that David Dangoor, David McDowell and Paul Maycock meet the definition of “independent” as defined pursuant to Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market, Inc. (the “Marketplace Rules”).  Under the Marketplace Rules, an “independent director” is, generally, one who is not an executive officer or employee of the Company and who has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a director.  Examples of directors who may not be considered independent under the Marketplace Rules are:

(a) a director who is, or at any time during the past three years was, employed by the Company;

(b) a director who accepted, or who has a spouse, parent, child or sibling, or anyone residing in such person's home (each, a “Family Member”) who accepted, any compensation from the company in excess of $100,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than (i) compensation for board service; (ii) compensation paid to a Family Member who is an employee (other than an executive officer) of the Company; or (iii) benefits under a tax-qualified retirement plan or non-discretionary compensation;

(c) a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

(d) a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in the company's securities; or (ii) payments under non-discretionary charitable contribution matching programs;

(e) a director of the Company who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or

(f) a director who is, or has a Family Member who is, a current partner of the Company's outside auditor, or was a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years.

PLAN OF DISTRIBUTION

We are registering the common stock on behalf of the selling stockholders named herein. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as pledgors, assignees, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds of sales by the selling stockholders.

We expect that the selling stockholders will sell their shares primarily through sales into the over the counter market made from time to time at prices they consider appropriate. The common stock may be sold by the selling stockholders from time to time in one or more transactions at or on any stock exchange, market or trading facility on which shares are traded in the future or in private transactions. Sales may be made at fixed or negotiated prices, and may be effected by means of one or more of the following transactions (which may involve cross or block transactions):

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account; an exchange distribution in accordance with the rules of the applicable exchange; privately negotiated transactions; settlement of short sales;

•

transactions in which broker-dealers may agree with one or more selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•

any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with sales of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short and deliver these shares to close out those short positions, or lend or pledge common stock to broker-dealers that in turn may sell such securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities requiring the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Exchange Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by them. The foregoing may affect the marketability of such securities. To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which we are a party or to which any of our property is subject and to the best of our knowledge, no such actions against us are contemplated or threatened.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 30, 2008 with respect to the beneficial ownership of our common stock, after giving effect to the ICP Acquisition, by (a) each stockholder known to be the beneficial owner of more than 5% of our common stock, (b) by each of our directors and executive officers, and (c) all of our directors and executive officers as a group. The address of each person listed below, unless otherwise indicated, is c/o ICP Solar Technologies Inc., 7075 Place Robert-Joncas, Unit 131, Montreal Quebec, H4M 2Z2. Unless otherwise indicated in the table footnotes, shares will be owned of record and beneficially by the named person. For purposes of the following table, a person is deemed to be the beneficial owner of any shares of common stock (a) over which the person has or shares, directly or indirectly, voting or investment power, or (b) of which the person has a right to acquire beneficial ownership at any time within 60 days after the effective time of the acquisition of ICP. "Voting power" is the power to vote or direct the voting of shares and "investment power" includes the power to dispose or direct the disposition of shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class (1)
Common Stock	Equity Transfer & Trust Company 120 Adelaide St. W., Ste 420 Toronto, Ont. M5H 4C3 (1)	18,040,311(2) Direct	55%
Common Stock	Sass Peress (1)	18,040,311 Indirect	56.7%
		551,497(3)
		Direct
Common Stock	Joel Cohen (1)	528,486 Direct (2)	1.6%
Common Stock	Leon Assayag	None	0%
Common Stock	David Dangoor	None	0%
Common Stock	Paul Maycock	None	0%
Common Stock	David McDowell	None	0%
Common Stock	Tom Clark	None	0%
Common Stock	Laurent Lafite	None	0%
Common Stock	Gary Jones	None	0%
Common Stock	All directors and executive officers as a group (9 persons)	19,120,294	58.3%

Notes

(1)

As at September 29, 2007, Equity Transfer & Trust Company held 20,000,000 shares of our common stock (the "Trust Shares") as “Trustee” pursuant to the terms of the Exchange and Voting Trust Agreement dated September 29, 2006 between the Company, Exchangeco, Sass Peress, the Peress Family Trust, the Sass Peress Family Trust, Eastern Liquidity Partners Ltd., Arlene Ades, and Joel Cohen (collectively the "Beneficiaries") Taras Chebountchak and Orit Stolyar. Under the terms of the Exchange and Voting Trust Agreement the Trust Shares are to be cancelled as each Exchangeable Shares is exchanged by the Beneficiaries for shares of ICP Solar and the Voting Rights to the Trust Shares are beneficially held by the Trustee for the Beneficiaries are as follows: (i) 301,497 Trust Shares, Eastern Liquidity Partners Ltd., beneficially owned by Sass Peress, (ii) 440,529 Trust Shares, The Sass Peress Family Trust, beneficially owned by Sass Peress, (iii) 6,626,787 Trust Shares, The Peress Family Trust, beneficially owned by Sass Peress, (iv) 11,222,995 Trust Shares, Sass Peress, (v) 879,706 Trust Shares, Arlene Ades, and (vi) 528,486 Trust Shares, Joel Cohen. See "Exchange and Voting Trust Agreement" above.

The Trustee, as the holder of record of the deposited shares, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the 20,000,000 shares of ICP Solar common stock deposited by Taras Chebountchak and Orit Stolyar (the "Deposited Shares") on any matters, questions, proposals or propositions whatsoever that the Beneficiaries  are entitled to vote on at a Company meeting at which holders of capital stock of the Company are entitled to vote or in connection with a written consent sought by the Company. The Voting Rights shall be and remain vested in and exercised by the Trustee. As further particularized in the Voting Trust Agreement, the Trustee shall exercise the Voting Rights only on the basis of instructions received from the Beneficiaries entitled to instruct the Trustee as to voting thereof at the time at which the Company stockholders meeting is held or the Company's stockholders' consent is sought.

(2)   As at January 30, 2008, the following beneficiaries had exchanged their Exchangeable Shares into shares of common stock of the Company: (i) On January 29, 2008, Joel Cohen exchanged 528,486 Exchangeable Shares, representing all of the Exchangeable Shares held by him, into an equal number of shares of common stock of the Company, and 528,486 Trust Shares were cancelled; (ii) On January 29, 2008, Eastern Liquidity Partners Ltd. exchanged 301,497 Exchangeable Shares, representing all of the Exchangeable Shares held by it, into an equal number of shares of common stock of the Company, and 301,497 Trust Shares were cancelled; (iii) On January 29, 2008, Arlene Ades exchanged 879,706 Exchangeable Shares, representing all of the Exchangeable Shares held by her, into an equal number of shares of common stock of the Company, and 879,706  Trust Shares were cancelled; and (iv) On January 29, 2008, Sass Peress exchanged 250,000 Exchangeable Shares, representing 2.2% of the Exchangeable Shares held by him, into an equal number of shares of common stock of the Company, and 250,000 Trust Shares were cancelled.

(3)    Represents 250,000 shares of our common stock held directly by Sass Peress and 301,497 shares held by Eastern Liquidity Partners  Ltd. which is wholly owned by Maurice Peress, Mr. Sass Peress’ father.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital consists of 100,000,000 shares of common stock, with a par value of $0.00001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of January 30, 2008, there were 32,752,443 shares of our common stock issued and outstanding and no issued and outstanding preferred stock.

Common Stock

The following is a summary of the material rights and restrictions associated with our capital stock. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by the provisions of our most current Articles of Incorporation and bylaws.

The holders of our common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of our common stock, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors. Pursuant to the provisions of Section 78.320 of the Nevada Revised Statutes (the "NRS") and our bylaws, a majority of the outstanding shares of stock entitled to vote must be present, in person or by proxy, at any meeting of the stockholders of the Company in order to constitute a valid quorum for the transaction of business. Actions taken by stockholders at a meeting in which a valid quorum is present are approved if the number of votes cast at the meeting in favor of the action exceeds the number of votes cast in opposition to the action. Certain fundamental corporate changes such as the liquidation of substantially all of our assets, mergers or amendments to our Articles of Incorporation require the approval of holders of a majority of the outstanding shares entitled to vote. Holders of our common stock do not have any preemptive rights to purchase shares in any future issuances of our common stock or any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

The holders of our common stock are entitled to receive dividends pro rata based on the number of shares held, when and if declared by our board of directors, from funds legally available for that purpose. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all our assets and funds remaining after the payment of all debts and other liabilities are to be distributed, pro rata, among the holders of our common stock.

There are no dividend restrictions that limit our ability to pay dividends on our common stock in our Articles of Incorporation or bylaws. Section 78.288 of Chapter 78 of the NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend: (a) we would not be able to pay our debts as they become due in the usual course of business; or (b) except as may be allowed by our Articles of Incorporation, our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders who may have preferential rights and whose preferential rights are superior to those receiving the distribution.

Preferred Stock

The Board of Directors has the authority to issue shares of preferred stock and to determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting rights and dividend rights, of these shares of preferred stock without any further vote or action by the stockholders.  No preferred shares have been issued and the board has not designated any series of Preferred Stock.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our officers and directors may be indemnified as provided by the NRS, our Articles of Incorporation and our bylaws.

Chapter 78 of the NRS, pertaining to private corporations, provides that we are required to indemnify our officers and directors to the extent that they are successful in defending any actions or claims brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on our behalf.

Chapter 78 of the NRS further provides that we are permitted to indemnify our officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on our behalf, even if they are unsuccessful in defending that action, if the officer or director:

•

is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

•

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

provided, however, that with respect to actions brought by or on our behalf against our officers or directors, we are not permitted to indemnify our officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to us or for amounts paid in settlement to us, unless, and only to the extent that, a court determines that the officers or directors are entitled to be indemnified. Our Articles of Incorporation and our bylaws provide that we are required to indemnify our officers and directors to the full extent permitted by the laws of Nevada. Our Articles of Incorporation and our bylaws further provide that we are required to pay the costs of defending against any litigation brought against out officers and directors as they are incurred and in advance of a final disposition on the matter, so long as such officer or director provides us with an undertaking to repay those amounts should a court of competent jurisdiction determine that he or she is not entitled to be indemnified by us.

The NRS and our Articles of Incorporation and our bylaws further provide that we are permitted, but not required, to purchase and maintain insurance on behalf of our officers or directors, regardless of whether we have the authority to indemnify them against such liabilities or expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

Burns & Levinson LLP, 125 Summer Street, Boston, MA  02110 will opine on the validity of the common stock offered in this prospectus.

EXPERTS

ICP Solar's financial statements for the years ended January 31, 2007 and 2006 have been included in reliance upon the report of RSM Richter LLP, Montreal, Quebec, and upon the authority of said firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On October 27, 2006, our Board of Directors determined that we would change our certifying accountant and auditor to RSM Richter LLP, of Montreal, Quebec. On October 27, 2006, we orally notified and dismissed our prior auditor, Manning Elliott LLP Chartered Accountants, of Vancouver, British Columbia. On October 27, 2006, the Board of Directors approved the engagement of RSM Richter LLP to serve as auditors for our financial statements for the year ended January 31, 2007.

The Manning Elliott LLP audit report on our financial statements for each of the fiscal years ended November 30, 2004 and 2005 did not contain any adverse opinion or disclaimer of opinions, and were not modified as to uncertainty, audit scope or accounting principles, other than an explanatory paragraph regarding the substantial doubt about our ability to continue as a going concern. Neither we nor anyone on our behalf consulted with RSM Richter LLP with respect to any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-B, during our fiscal years ended November 30, 2004, which audit report was prepared by Chavez and Koch CPA or our fiscal year ended November 30, 2005, which audit report was prepared by Manning Elliott LLP, or during the subsequent interim period preceding the dismissal of Manning Elliott LLP. None of the reportable events listed in Item 304(a)(1)(iv)(B) of Regulation S-B occurred with respect to our fiscal years ended November 30, 2004 and 2005 or the subsequent interim period preceding the dismissal of Manning Elliott LLP. At no time during our fiscal years ended November 30, 2004 and 2005, or during the subsequent interim period preceding the dismissal of Manning Elliott LLP, respectively, were there any disagreements with Manning Elliott LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Manning Elliott LLP, would have caused Manning Elliott LLP to reference the subject matter of the disagreements in its reports on our financial statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or exhibits. You may read and copy the registration statement and these reports, proxy statements and other information at the SEC's Public Reference Room at 100 F Street, N.E. Washington DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the shares of common stock offered under this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, where any such contract or document is an exhibit to the registration statement, each statement with respect to the contract or document is qualified in all respects by the provisions of the relevant exhibit, which is hereby incorporated by reference.

We make available free of charge on or through our internet website our annual report on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file this material with, or furnish it to, the SEC. Our Internet address is http://www.icpsolar.com. The information contained on our website is not incorporated by reference in this prospectus and should not be considered a part of the prospectus.

ICP Solar Technologies Inc.
(Formerly FC Financial Services Inc.)

Consolidated Financial Statements
(Expressed in U.S. Funds)

RSM Richter LLP
Chartered Accountants
Montreal

RSM Richter LLP is an independent member firm of RSM International, an affiliation of independent accounting and consulting firms.

ICP Solar Technologies Inc.
(Formerly FC Financial Services Inc.)

Consolidated Financial Statements
(Expressed in U.S. Funds)

Contents

For the year ended January 31, 2007

Report of Independent Registered Public Accounting Firm	F-1
Balance Sheet	F-2 - F-3
Statement of Shareholder's Equity	F-4
Statement of Operations and Comprehensive Loss	F-5
Statement of Cash Flows	F-6
Notes to Financial Statements	F-7 - F-25

For the period ended October 31, 2007 (Unaudited)	F-26

Balance Sheet	F-27
Statement of Shareholders’ Equity	F-28
Statement of Operations and Comprehensive Loss	F-29
Statement of Cash Flows	F-30
Notes to Financial Statements	F-31 - F-40

Pro Forma Consolidated Statement of Operations and Comprehensive Loss for the Year Ended January 31, 2007	F-41

Notes to Pro Forma Consolidated Financial Statements for the Year Ended January 31, 2007	F-42 - F-43

RSM Richter S.E.N.C.R.L.
Comptables agréés
Chartered Accountants

2, Place Alexis Nihon
Montréal, (Québec) H3Z 3C2
Téléphone / Telephone : (514) 934-3400
Télécopieur / Facsimile : (514) 934-3408
www.rsmrichter.com

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
ICP Solar Technologies Inc.
(Formerly FC Financial Services Inc.)

We have audited the accompanying consolidated balance sheets of ICP Solar Technologies Inc. as at January 31, 2007 and 2006 and the related consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly in all material respects, the financial position of the Company as at January 31, 2007 and 2006 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in note 2 to the financial statements, the Company has experienced operating losses and requires significant capital to finance operations and repay existing indebtedness. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Signed: RSM Richter LLP

Chartered Accountants

Montreal, Quebec
April 23, 2007

ICP Solar Technologies Inc.
(Formerly FC Financial Services Inc.)

Consolidated Balance Sheets
January 31, 2007
(Expressed in U.S. Funds)

	2007	2006

Assets
Current

Cash	$238,509	$-
Term deposit (note 4)	505,301	-
Accounts receivable (note 5)	1,610,884	1,477,560
Income taxes recoverable	573,587	679,265
Inventories (note 6)	2,405,386	1,651,574
Prepaid expenses	228,433	137,648
	5,562,100	3,946,047

Property and Equipment (note 7)	534,384	931,022
	$6,096,484	$4,877,069

Approved on Behalf of the Board

	2007	2006

Liabilities
Current

Bank Indebtedness (note 8)	1,159,689	1,260,730
Accounts payable and accrued liabilities	1,285,056	1,915,148
Current portion of long-term debt	61,493	-
Current portion of government grants payable	114,480	193,469
Current portion of obligation under capital leases	47,013	42,939
Loan payable, director (note 9)	501,301	651,689
	3,169,032	4,063,975
Long-Term Debt (note 10)	116,115	-
Government Grants Payable (note 11)	-	47,509
Obligation Under Capital Leases (note 13)	-	42,939
Convertible Notes, less unamortized discount of $753,656 (note 12)	1,746,344	-
Preferred Stock (note 14)	-	2,681,667
Minority Interest		739,452
	5,031,491	7,575,542

Commitments and Contingencies (note 13)
Shareholders' Equity
Capital Stock (note 15)	290	64

Additional Paid-In Capital	6,482,923	-

Accumulated Other Comprehensive Loss	(800,719)	707,601)

Accumulated Deficit	(4,617,501)	(1,990,936)
	1,064,993	(2,698,473)
	$6,096,484	$4,877,069

ICP Solar Technologies Inc.
(Formerly FC Financial Services Inc.)

Consolidated Statements of Shareholders' Equity
For the Year Ended January 31, 2007
(Expressed in U.S. Funds)

			Additional	Accumulated Other		Total
	Common Stock		Paid-In	Comprehensive	Accumulated	Shareholders'
	Shares	Amounts	Capital	Loss	Deficit	Equity

Balance - January 31, 2005	100	$64	$-	$(360,850)	$(594,264)	$(955,050)
Foreign currency translation adjustment for the year	-	-	-	(346,751)	-	(346,751)
Net loss for the year	-	-	-	-	(1,396,672)	(1,396,672)
Balance - January 31, 2006	100	64	-	(707,601)	(1,990,936)	(2,698,473)

Recall and cancellation of issued Class "A" shares	(60)	(38)	-	-	-	(38)
Issue of Class "A" shares in exchange for Class "A"shares cancelled	6,000	38	-	-	-	38
Recall and cancellation of issued Class "B" shares	(40)	(26)	-	-	-	(26)
Issue of Class "A" shares in exchange for Class "B" shares cancelled	4,000	26	-	-	-	26
Class "A" shares subdivided on basis of 1,656.6968 for Class "A" shares	(10,000)	(64)	-	-	-	(64)
Issue of Class "A" shares	16,566,968	64	-	-	-	64
Class "E" shares exchanged for Class "A" shares	3,433,032	176,215	3,256,817	-	-	3,433,032
Recapitalization in connection with share exchange	9,000,000	(175,989)	3,169,391	-	-	2,993,402
Issuance of 150,000 stock purchase warrants	-	-	56,715	-	-	56,715
Foreign currency translation adjustment for the year	-	-	-	(93,118)	-	(93,118)
Net loss for the year	-	-	-	-	(2,626,565)	(2,626,565)
Balance - January 31, 2007	29,000,000	$290	$6,482,923	$(800,719)	$(4,617,501)	$1,064,993
See accompanying notes

ICP Solar Technologies Inc.
(Formerly FC Financial Services Inc.)

Consolidated Statements of Operations and Comprehensive Loss
For the Year Ended January 31, 2007
(Expressed in U.S. Funds)

	2007	2006

Net Sales	$7,603,225	$7,731,811
Cost of Sales	5,454,341	5,690,036
Gross Margin	2,148,884	2,041,775
Expenses

Selling, general and administrative	4,127,676	4,424,138
Depreciation	307,242	383,977
Research and development	22,678	141,214
Foreign exchange (gain) loss	21,558	(248,955)
Write down of property and equipment	54,086	-
	4,533,240	4,700,374

Operating Loss	(2,384,356)	(2,658,599)

Interest expense	(353,881)	(156,558)
Interest income	-	121,131
Gain on sale of property	-	739,168
Gain on forgiveness of debt	111,672	-
	(242,209)	703,741

Loss Before Income Taxes	(2,626,565)	(1,954,858)
Income taxes	-	558,186
Net Loss	(2,626,565)	(1,396,672)
Other Comprehensive Loss

Foreign currency translation adjustment	(93,118)	(346,751)
Comprehensive Loss	$(2,719,683)	$(1,743,423)
Basic Weighted Average Number of Shares Outstanding	23,693,554	20,000,000
Basic and Diluted Loss Per Share (note 19)	(0.11)	(0.07)

See accompanying notes and schedule

ICP Solar Technologies Inc.
(Formerly FC Financial Services Inc.)

Consolidated Statement of Cash Flows
For the Year Ended January 31, 2007
(Expressed in U.S. Funds)

	2007	2006
Funds Provided (Used) -
Operating Activities
Net loss	$(2,626,565)	$(1,396,672)
Depreciation	307,242	383,977
Write-down of property and equipment	54,393	-
Gain on sale of property	-	(739,168)
Gain on forgiveness of debt	(111,672)	-
Foreign exchange loss (gain)	21,558	(248,955)
Consulting fee paid in warrants	56,715	-
Accretion of discount on convertible notes	103,953	-
	(2,194,376)	(2,000,818)

Changes in non-cash operating elements of working capital	(1,634,411)	1,022,751
	(3,828,787)	(978,067)

Financing Activities
Bank indebtedness	(60,178)	437,412
Long-term debt	204,389	-
Repayment of long-term debt	(19,995)	(1,094,919)
Loan payable, director	(110,526)	510,937
Loan payable	4,964,524	-
Obligation under capital lease	(37,303)	(112,581)
Government grants payable	(11,110)	(127,458)
	4,929,801	(386,609)

Investing Activities
Acquisition of net assets less cash acquired	(204,181)	-
Additions to property and equipment	-	(137,030)
Term deposit	(505,301)	-
Proceeds from disposition of property and equipment	-	1,516,043
	(709,482)	1,379,013
Effect of Foreign Exchange on Cash Balances	(153,023)	(14,337)
Increase in Cash	238,509	-
Cash
Beginning of Year	-	-
End of Year	$238,509	$-
See accompanying notes

ICP Solar Technologies Inc.

(Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements

January 31, 2007

(Expressed in U.S. Funds)

1.      Basis of Presentation and Reorganization of the Corporation

The Company is engaged in the business of manufacturing, assembling and distributing renewable solar energy products worldwide.

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States.  This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred.

The consolidated financial statements include the accounts of the Company and its subsidiary companies.  On consolidation, all material inter entity transactions and balances have been eliminated.

The financial statements are expressed in U.S. funds.

Reorganization of the Corporation

On September 29, 2006, ICP Solar Technologies Inc. ("ICP") entered into a share exchange agreement with ICP Solar Technologies Inc. (formerly FC Financial Services Inc.) ("ICP Solar"), an inactive public shell company, for the acquisition by ICP Solar of all the issued and outstanding shares of ICP.

Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination.  That is, the share exchange is equivalent to the issuance of stock by ICP for the net monetary assets of ICP Solar accompanied by a recapitalization, and is accounted for as a change in capital structure.  Accordingly, the accounting for the share exchange is identical to that resulting from a reverse acquisition, except no goodwill is recorded.  Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, ICP Solar are those of the legal acquiree, ICP, which is considered to be the accounting acquirer.

All of the ICP shares, through a series of transaction, were exchanged for exchangeable shares of ICP Solar's wholly-owned subsidiary (1260491 Alberta Inc.).  The exchangeable shares are exchangeable for an equivalent number of common shares of ICP Solar, common shares transferred simultaneously to a trustee as the exchangeable shares were issued.  Until such time as the holders of the exchangeable shares wish to exchange their shares for ICP Solar shares, the ICP Solar shares are held in trust by a trustee on behalf of the exchangeable shareholders.  The trustee shall be entitled to the voting rights in ICP Solar as stated in the terms of the exchange and voting agreement and shall exercise these voting rights according to the instructions of the holders of the exchangeable shares on a basis of one vote for every exchangeable share held.

These financial statements reflect the accounts of the balance sheets, the results of operations and the cash flows of ICP at their carrying amounts, since it is deemed to be the accounting acquirer.

ICP Solar Technologies Inc.

(Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements

January 31, 2007

(Expressed in U.S. Funds)

1.      Basis of Presentation and Reorganization of the Corporation (Cont'd)

The results of operations, the cash flows and the assets and liabilities of ICP Solar have been included in these consolidated financial statements since September 29, 2006, the acquisition date.  Amounts reported for the periods prior to September 29, 2006 are those of ICP.

The net assets of ICP Solar acquired on September 29, 2006 are as follows:

Cash	$67,285
Accounts receivable	2,148
Prepaid expenses	70
Loan receivable	4,964,524
Property and equipment	4,887
Accounts payable and accrued liabilities	(131,655)
Convertible notes	(1,642,391)
Net Assets Acquired	$3,264,868

The transaction costs related to the above share exchange amounted to $271,466 and were charged to additional paid-in capital.  The loan receivable relates to proceeds of a capital raise in ICP Solar subsequently loaned to ICP.

2.      Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company has reported an accumulated deficit of $4,617,501 (2006 - $1,990,936).  To date, these losses have been financed principally through capital stock, long-term debt and debt from related parties.  Additional capital and/or borrowings will be necessary in order for the Company to continue in existence and attaining profitable operations.

Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and establish contracts with clients.  Management anticipates generating revenue through manufacturing and commercializing its products during the next year.  The Company has commenced the process of raising additional capital.  Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

ICP Solar Technologies Inc.

(Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements

January 31, 2007

(Expressed in U.S. Funds)

3.      Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The financial statements include estimates based on currently available information and management's judgment as to the outcome of future conditions and circumstances.

Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements and actual results could differ form the estimates and assumptions.

Revenue Recognition

The Company recognizes revenue from product sales at the time of passage of title and risk of loss to the customer either at FOB Shipping Point or FOB Destination, based upon terms established with the customer.  The Company's selling price to its customers is a fixed amount that is not subject to refund or adjustment and is not contingent upon additional rebates.  Any customer acceptance provisions, which are related to product testing, are satisfied prior to revenue recognition.  There are no further obligations on the part of the Company subsequent to revenue recognition except for product warranty and returns from the Company's customers.  The Company does accept returns of products, if properly requested, authorized, and approved by the Company.  The Company records an estimate of returns of products to be returned by its customers and records the provision for the estimates amount of such future returns, based on historical experience and any notification the Company receives of pending returns.

Product Warranty

The Company's current product warranty includes a ten year, up to a lifetime warranty period for defects in materials, workmanship and power performance.  Accruals for product warranties are recorded at the time of shipment of products to customers.  The Company accrues a provision for estimated future warranty costs based upon the historical relationship of warranty claims to sales.  The Company periodically reviews the adequacy of its product warrranties and adjusts, if necessary, the warranty percentage and accrued warranty reserve for actual historical experience.

Valuation of Inventories

Raw materials are valued at the lower of cost and replacement cost.  Finished goods are valued at the lower of cost and net realizable value.  Cost is determined on an average cost base.

ICP Solar Technologies Inc.

(Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements

January 31, 2007

(Expressed in U.S. Funds)

3.     Summary of Significant Accounting Policies (Cont'd)

Financial Instruments

The Company estimates the fair value of its financial instruments based on current interest rates, market value and pricing of financial instruments with comparable terms.  Unless otherwise indicated, the carrying value of these financial instruments approximates their fair market value.  It is not practical to determine the fair value of the amounts due to related parties due to their related party nature and the absence of a market for such instruments.

Share-Based Payments

The Company will account for share based payments in accordance with the provisions of FAS 123R "Share based payments (Revised)" and accordingly will recognize in its financial statements share based payments at their fair value.  In addition, it will recognize in the financial statements an expense based on the grant date fair value of stock options granted to employees.  The expense will be recognized on a straight line basis over the vesting period and the offsetting credit will be recorded in additional paid in capital.  Upon exercise of options, the consideration paid together with the amount previously recorded as additional paid in capital will be recognized as capital stock.  When options are forfeited because the service requirements are not met, any expense previously recorded will be reversed in the period of forfeiture.  The Company will use the Black Scholes option pricing model to determine the fair value of the options.

Accounts Receivable

The majority of the Company's accounts receivable are due from companies in the retail, mass merchant and OEM industries.

The Company accounts for trade receivables at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis.  Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history and current economic conditions.  The Company writes off trade receivables when they are deemed uncollectible.  The Company records recoveries of trade receivables previously written-off when they receive them.  Management considers an allowance for doubtful accounts is not required to cover any exposure to loss in its January 31, 2007 and January 31, 2006 accounts receivable.

Investment Tax Credits

Investment tax credits relating to qualifying expenditures are recognized in the accounts at the time at which the related expenditures are incurred and there is reasonable assurance of their realization.  Management has made estimates and assumptions in determining the expenditures eligible for investment tax credits claimed.

ICP Solar Technologies Inc.

(Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements

January 31, 2007

(Expressed in U.S. Funds)

3.      Summary of Significant Accounting Policies (Cont'd)

Property and Equipment

Property and equipment are recorded at cost.  Provisions for depreciation are based on their estimated useful lives using the declining balance method as follows:

Machinery and equipment - warehouse	20%
Machinery and equipment - production	30%
Furniture and fixtures	20%
Computer equipment	30%
Vehicles	30%

Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.  Expenditures for repair and maintenance are expensed as incurred.

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the estimated undiscounted cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value thereof.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes".  Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

ICP Solar Technologies Inc.

(Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements

January 31, 2007

(Expressed in U.S. Funds)

3.      Summary of Significant Accounting Policies (Cont'd)

Integrated Subsidiary

The accounts of the Company's integrated subsidiary, whose functional currency is other than the Canadian dollar, more specifically the Great Britain pound, are translated into Canadian dollars using the temporal method, whereby non-monetary assets and liabilities are translated at historical exchange rates and monetary assets and liabilities are translated at the exchange rate in effect at the balance sheet date.  Gains and losses resulting from such translation are reflected in the statements of earnings.  Revenues and expenses are translated at the average rate for the year.

Foreign Currency Translation

The Company's reporting currency is the United States dollar.  The Canadian dollar is the functional currency of the Company's operations worldwide which is translated to the United States dollar using the current rate method.  Under this method, accounts are translated as follows:

Assets and liabilities - at exchange rates in effect at the balance sheet date;

Revenue and expenses - at average exchange rates prevailing during the year; and

Gains and losses arising from foreign currency translation are included in other comprehensive income.

Newly Issued Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, "Accounting or Certain Hybrid Financial Instruments" ("SFAS No. 155"), which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133"), and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities".  SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets", among other matters, permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation.  SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's fiscal year that begins after September 15, 2006, except earlier adoption is allowed in certain circumstances.  The adoption of this pronouncement is not expected to have any impact on the Company's financial position or statement of operations and cash flows.

ICP Solar Technologies Inc.

(Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements

January 31, 2007

(Expressed in U.S. Funds)

3.      Summary of Significant Accounting Policies (Cont'd)

In June 2006, FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN48").  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes."  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  Earlier application of the provisions of this interpretation is encouraged if the enterprise has not yet issued financial statements, including interim statements, in the period this interpretation is adopted.  The Company is in the process of determining the impact of FIN 48 on the consolidated financial statements.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements ("FAS 157").  FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and enhances disclosures about fair value measurements required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value.  FAS 157 is effective for fiscal years beginning after November 15, 2007.  The adoption of this pronouncement is not expected to have any impact on the Company's financial position or statement of operations and cash flows.

In February 2007, the Financial Accounting Standards Board issued FASB Statement No. 159, the Fair Value Option for Financial Assets and Financial Liabilities (FAS 159), which includes an amendment to FASB Statement No. 115.  The statement permits entities to choose, at specified election dates, to measure eligible financial assets and financial liabilities at fair value (referred to as the "fair value option") and report associated unrealized gains and losses in earnings.  FAS 159 is effective for fiscal years beginning after November 15, 2007.   The adoption of this pronouncement is not expected to have any impact on the Company's financial position or statement of operations and cash flows.

4.      Term Deposit

The term deposit, bearing an interest rate of 4.5% and maturing in May 2007, is held as security for the credit facility as disclosed in note 8.

5.      Accounts Receivable

The Company has entered into an agreement with a Canadian government agency to guarantee certain accounts receivable as to credit risk.  As at January 31, 2007, approximately $698,000 (2006 - $698,000) of accounts receivable are guaranteed.

ICP Solar Technologies Inc.

(Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements

January 31, 2007

(Expressed in U.S. Funds)

6.      Inventories

2007	2006

Raw materials	$937,137	$594,335
Work-in-process	-	116,518
Finished goods	1,468,249	940,721
	$2,405,386	$1,651,574

7.      Property and Equipment

		2007	2006
	Accumulated	Net Carrying	Net Carrying
Cost	Amortization	Amount	Amount

Machinery and equipment	$1,746,408	$1,262,795	$483,613	$828,973
Furniture and fixtures	103,278	85,038	18,240	25,893
Computer equipment	157,831	125,300	32,531	48,119
Vehicles	52,888	52,888	-	28,037
	$2,060,405	$1,526,021	$534,384	$931,022

8.      Bank Indebtedness

The Company has a $1,270,000 credit facility which is subject to review annually and consists of an operating demand line of credit, letters of credit and foreign exchange contracts.  Borrowings under the credit facility are limited by certain margin requirements concerning accounts receivable and inventories and bear interest at prime plus 2.25%.  As at January 31, 2007 the prime rate was 6% (2006 - 5%).  The terms of the banking agreement require the Company to comply with certain financial covenants.  As at January 31, 2007, the Company was not in compliance with the debt to equity ratio and the minimum shareholders equity and could be required to repay on demand all amounts due under the agreement.  The Company has not received any default notice and is seeing to obtain the necessary waivers or changes to the agreement.  As security for this credit facility the Company has pledged substantially all of its assets.

ICP Solar Technologies Inc.

(Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements

January 31, 2007

(Expressed in U.S. Funds)

9.      Loan Payable, Director

The loan is payable upon demand and is non-interest bearing, except for $264,820 which bears interest at prime rate.  As at January 31, 2007 the prime rate was 6% (2006 - 5%).

10.      Long-Term Debt

Equipment loan bearing interest at 9.76% per annum, payable in monthly payments of $6,238, interest included, maturing in September 2009	$ 177,608
Current maturity	61,493
$ 116,115

The long term debt is secured by the financed equipment in the U.K. subsidiary.  Interest incurred during the year amounted to approximately $5,600.  Principal payments due in each of the next three years are approximately as follows:

2008	$ 61,000
2009	67,000
2010	49,000

11.    Government Grants Payable

These grants are unsecured, non-interest bearing and repayable prior to October 2007.  During 2007, approximately $112,000 was forgiven by the government agencies and the amount has been recorded as gain on forgiveness of debt.

ICP Solar Technologies Inc.

(Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements

January 31, 2007

(Expressed in U.S. Funds)

12.    Convertible Notes

Prior to the reorganization of the Company, on July 11, 2006, ICP Solar entered into convertible note agreements with two investors for amounts totaling $2,500,000.  The convertible notes bear interest at the rate of 8% per annum and are repayable on June 30, 2009.  Interest payments will commence on June 30, 2007.  The notes are convertible into common stock of ICP Solar, at the option of the holders, at a rate of $1 per share.  ICP Solar also issued to the holders 2,500,000 stock purchase warrants exercisable at $1 per share before January 11, 2008.

The Company may, at its option, elect to pay the interest by the issuance of shares of common stock.  The number of shares is to be determined by dividing the amount of the interest payment by the number which is 90% of the average market price of the Company's common shares for the ten trading days immediately prior to the interest payment date.

In accordance with EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", ICP Solar recognized the value of the embedded beneficial conversion feature of $217,786 as additional paid-in capital and an equivalent discount which will be expensed over the term of the convertible notes.  In addition, in accordance with EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments", ICP Solar has allocated the proceeds of issuance between the convertible notes and the detachable warrants based on their relative fair values.  Accordingly, ICP Solar recognized the fair value of the detachable warrants of $717,787 as additional paid-in capital and an equivalent discount against the convertible notes.  The difference between the face amount of the convertible notes and their carrying value is amortized over the life of the convertible notes.  The Black-Scholes Model was used to calculate the fair value of the warrants.  The underlying assumptions included in the Black-Scholes Model were as follows: a risk-free interest rate of 5.14%; an expected life of 18 months; an expected volatility of 96% and no dividend yield.

Pursuant to the reorganization of the Company,  as disclosed in note 1, the convertible notes net of the unamortized discount, were assumed by ICP as part of the net assets acquired.

As at January 31, 2007, accrued interest amounting to $118,532 is recorded in the books of the Company and $103,953 has been accreted, increasing the carrying value of the convertible notes to $1,746,344.

ICP Solar Technologies Inc.

(Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements

January 31, 2007

(Expressed in U.S. Funds)

13.    Commitments and Contingencies

Commitments

Minimum lease payments, exclusive of occupancy and escalation charges, under capital and operating leases are as follows:

	Capital Leases	Operating Leases

2008	$49,212	$190,000
2009	-	123,000
2010	-	25,000
2011	-	26,000
2012	-	20,000
	49,212	384,000
Amount representing interest (weighted average rate of 7%)	(2,199)

Obligation Under Capital Leases	$47,013	$-

During the year the Company incurred rental expenses amounting to $200,000 (2006 - $225,000).

In accordance with a royalty agreement terminating in 2009, the Company is committed to annual minimum advertising expenditures and royalty fees, totaling as follows:

2007	$ 60,000
2008	150,000
2009	225,000

ICP Solar Technologies Inc.

(Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements

January 31, 2007

(Expressed in U.S. Funds)

13.    Commitments and Contingencies (Cont'd)

Contingencies

The Company is currently, and has in the past been, a party to various routine legal proceedings incident to the ordinary course of business.  If management determines, based on the underlying facts and circumstances, that it is probable a loss will result from a litigation contingency and the amount of the loss can be reasonably estimated, the estimated loss is accrued for.  The Company believes its outstanding litigation matters disclosed below will not have a material adverse effect on the Company's financial statements, individually or in the aggregate; however due to the uncertain outcome of these matters, the Company disclosed these specific matters below:

a)  The Canadian subsidiary has been named defendant in a legal action by a former employee for an approximate amount of $263,000.  Management is of the opinion that the claim is unfounded.  No provision for possible loss has been included in these financial statements.

b)  The Canadian subsidiary is being audited by governmental authorities for corporate tax return previously filed for fiscal years 2003 to 2005.  Management believes that in the event that the Canadian subsidiary would be reassessed, there are sufficient tax losses carry-forwards to offset any amounts payable.  The Company is unable to estimate the liability relating to interests and penalties from these reassessments.  Accordingly, no amount has been recorded in the  books and records.

14.    Preferred Stock

	2007	2006
100,000,000 shares authorized, $0.00001 par value
Issued -
Nil (2006 - 3,054,291 Class "E" shares)	$-	$2,681,667

On July 19, 2006, ICP acquired the remaining preferred shares in its Canadian subsidiary company in exchange for the issuance of  842,201 of its Class "E" shares.

On July 26, 2006, all Class "E" shares were exchanged for 3,433,032 Class "A" shares.

ICP Solar Technologies Inc.

(Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements

January 31, 2007

(Expressed in U.S. Funds)

15.      Common Stock

	2007	2006
100,000,000 shares authorized, $0.00001 par value
Issued -
29,000,000 (2006 - 60) Class "A" shares	$ 290	$ 38
NIL (2006 - 40) Class "B" shares	-	26
	$ 290	$ 64

On July 19, 2006, 60 Class "A" shares were exchanged for 6,000 Class "A" shares.  40 Class "B" shares were exchanged for 4,000 Class "A" shares.  Immediately thereafter, Class "A" shares were subdivided into additional Class "A" shares on the basis of 1,656.6968 Class "A" shares for each Class "A" share.

On September 29, 2006, ICP completed a share exchange transaction with ICP Solar in which it acquired the net assets of $3,264,868 (see note 1).

16.    Additional Paid-In Capital

Warrants

On October 6, 2006, ICP Solar issued 150,000 stock purchase warrants exercisable into common shares at $1 per share which expire on October 3, 2008.  The stock purchase warrants were issued in payment of a consulting fee.  The stock purchase warrants were accounted for at their fair value of $56,715, as determined by the Black-Scholes valuation model, using the following assumptions:

Expected volatility	96%
Expected life	2 years
Risk-free interest rate	5.14%
Dividend yield	Nil

Prior to the reorganization of the Company, in May 2006, ICP Solar had issued 5,000,000 stock purchase warrants as part of a private placement financing.

ICP Solar Technologies Inc.

(Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements

January 31, 2007

(Expressed in U.S. Funds)

16.    Additional Paid-In Capital (Cont'd)

The following table summarized the continuity of the Company's warrants:

		Weighted
	Number of	Average	Expiry
	Warrants	Exercise Price	Date
Balance, January 31, 2006	-	-	-
Issued -
May 15, 2006	2,500,000	$ 1.00	November 2007
July 11, 2006	2,500,000	1.00	January 2008
October 6, 2006	150,000	1.00	October 2008
Balance, January 31, 2007	5,150,000	$ 1.00

As at January 31, 2007, the exercisable stock purchase warrants amounted to 5,150,000 and none were exercised.

ICP Solar Technologies Inc.
    (Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements
January 31, 2007
(Expressed in U.S. Funds)

16.   Additional Paid-In Capital (Cont'd)

Stock Options

In November 2006, the Company adopted the 2006 Stock Incentive Plan ("Plan") for the purpose of issuing both Incentive Options and Nonqualified Options to officers, employees, directors and eligible consultants of the Company. A total of 2,000,000 shares of common stock are reserved for issuance under this plan. Options may be granted under the Plan on terms and at prices as determined by the Board of Directors or by the plan administrators appointed by the Board of Directors, except that the options cannot be granted at less than 75%, of the fair market value of the common stock on the date of the grant. Each option will be exercisable after the period or periods specified in the option agreement, but no option may be exercised after the expiration of 10 years from the date of grant. As at January 31, 2007 no stock options were granted.

17.   Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of January 31, 2007 and 2006 are as follows:

	2007	2006
Deferred tax assets:
Net operating loss	$1,060,000	$430,000
Intercompany profit elimination	20,000	(85,000)
Property and equipment	(47,000)	(135,000)
	1,033,000	210,000
Valuation allowance	(1,033,000)	(210,000)
Net Deferred Tax Assets	$-	$-

ICP Solar Technologies Inc.
    (Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements
January 31, 2007
(Expressed in U.S. Funds)

17. Income Taxes (Cont'd)

The Company had net operating losses carry-forwards of approximately $3,430,000 (2006 - $1,400,000) as follows:

	2007	2006
U.K.	$2,250,000	$1,255,000
Canada	1,180,000	145,000

The Canadian losses can be carried forward for a twenty year period. The UK losses can be carried forward indefinitely.

Utilization of the net operating losses is subject to significant limitations imposed by the change in control provisions. A portion of the net operating losses may expire before they can be utilized.

The reconciliation of the effective income tax rate, to the statutory rate for the years ended January 31, 2007 and 2006 is as follows:

	2007	2006
Statutory income tax rate	31%	31%
Non-taxable portion of the gain on sale property	-	3
Non-taxable foreign exchange gain on translation of integrated subsidiary
companies	-	4
Effect of change in valuation allowance	(31)	(9)
Effective Income Tax Rate	- %	29%

ICP Solar Technologies Inc.
    (Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements
January 31, 2007
(Expressed in U.S. Funds)

18.   Statement of Cash Flows Information

	2007	2006

Accounts receivable	$(190,833)	$(127,602)
Prepaid expenses	(99,133)	(56,500)
Inventories	(841,201)	1,164,936
Accounts payable and accrued liabilities	(588,863)	633,705
Income taxes recoverable	85,619	(591,788)
Changes in non-cash operating element of working capital	(1,634,411)	1,022,751
Additional Cash Flow Information:

Interest paid	131,396	156,558
Income taxes paid (recovered)	$(105,678)	$72,627

19.   Loss Per Share

Basic loss per share is calculated based on the weighted average number of shares outstanding during the period. The warrants and convertible notes have been excluded from the calculation of diluted loss per share since they are anti-dilutive.

20.   Major Customers

Sales to one customer amounted to approximately 10% (6% in 2006) of total sales. Outstanding accounts receivable for this customer at January 31, 2007 accounted for approximately 3% (8% in 2006) of total accounts receivable.

ICP Solar Technologies Inc.
    (Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements
January 31, 2007
(Expressed in U.S. Funds)

21.   Segmented Information

During the year, the Company reorganized its strategic activities in two business segments. The manufacturing activities represents the Company's manufacturing plant held in the UK subsidiary. All units produced in the UK subsidiary have been sold to the Canadian subsidiary which administers the headquarters of the Company and is responsible for all selling activities. The two businesses are managed separately and exposed to different sets of risks. The segmented information for 2007 is approximately as follows:

	Selling	Manufacturing	Inter entity	Total
Current assets	$5,126,074	$589,521	$(153,495)	$5,562,100
Property and equipment	105,552	428,832	-	534,384
Other assets	2,914,612	-	(2,914,612)	-
Total assets	8,146,238	1,018,353	(3,068,107)	6,096,484
Current liabilities	2,690,456	478,576	-	3,169,032
Other liabilities	1,746,344	3,030,727	(2,914,612)	1,862,459
Net sales	7,603,225	2,533,633	(2,533,633)	7,603,225
Cost of sales	5,867,588	2,057,452	(2,470,699)	5,454,341
Gross Margin	1,735,637	476,181	(62,934)	2,148,884
Selling, general and administrative	2,790,154	1,337,522	-	4,127,676
Amortization	47,602	259,640	-	307,242
Foreign exchange (gain) loss	(269,574)	291,132	-	21,558
Write down of property and
equipment	54,086	-	-	54,086
Gain on forgiveness of debt	(111,672)	-	-	(111,672)
Segment operating loss	(774,959)	(1,412,113)	(62,934)	(2,250,006)
Unallocated expenses
Research and development				22,678
Interest expense				353,881
				376,559
Net Loss				$(2,626,565)

Management evaluates the performance of each segment based on segmented operating income (loss).

ICP Solar Technologies Inc.
    (Formerly FC Financial Services Inc.)

Notes to Consolidated Financial Statements
January 31, 2007
(Expressed in U.S. Funds)

21. Segmented Information (Cont'd)

The distribution of the revenue of the Company by geographic location is approximately as follows:

North America	$4,195,596
Europe	1,514,986
Asia	1,348,468
Africa	544,175

The distribution of the property and equipment by geographic location is approximately as follows:

North America	$105,552
Europe	428,832

ICP Solar Technologies Inc.

Consolidated Interim Financial Statements
October 31, 2007
(Expressed in U.S. Funds)
(Unaudited)

ICP Solar Technologies Inc.

Consolidated Interim Balance Sheet
As At October 31, 2007
(Unaudited)
(Expressed in U.S. Funds)

	October 31, 2007	January 31, 2007

Assets

Current

Cash	$456,083	$238,509
Term deposit	510,911	505,301
Accounts receivable	1,763,494	1,610,884
Income taxes recoverable	-	573,587
Inventories	2,371,141	2,405,386
Prepaid expenses	33,289	228,433
Loan receivable	500,000	-
	5,634,918	5,562,100
Property and Equipment	85,582	534,384
Investment in EPOD Solar (Wales) Ltd.(note 7)	1	-
Loan receivable, less unamortized discount of $403,035 (note 7)	1,596,965	-
	$7,317,466	$6,096,484

Liabilities

Current

Bank indebtedness (note 4)	1,332,823	1,159,689
Accounts payable and accrued liabilities	1,022,811	1,285,056
Current portion of long-term debt	-	61,493
Current portion of government grants payable	28,618	114,480
Current portion of obligation under capital leases	-	47,013
Loan payable, director	307,976	501,301
	2,692,228	3,169,032
Long-Term Debt	-	116,115
Convertible Notes, less unamortized discount of $194,604
(January 31,2007 - $753,656)	655,396	1,746,344

Shareholders’ Equity

Capital Stock (note 5)	313	290
Warrants Exercised, Shares Not Issued (note 6)	594,990	-
Additional Paid-In Capital (note 6)	10,364,511	6,482,923
Accumulated Other Comprehensive Loss	(798,469)	(800,719)
Accumulated Deficit	(6,191,503)	(4,617,501)
	3,969,842	1,064,993
	$7,317,466	$6,096,484

ICP Solar Technologies Inc.

Consolidated Interim Statement of Shareholders’ Equity
For the Nine Month Period Ended October 31, 2007
(Unaudited)
(Expressed in U.S. Funds)

			Warrant Exercised, Shares Not Issued	Additional Paid-In Capital	Accumulated	Accumulated Deficit	Total Shareholders’ Equity
					Other
	Common Stock				Comprehen- sive
	Shares	Amounts			Loss

Balance - January 31, 2007	29,000,000	$290	$-	$6,482,923	$(800,719)	$(4,617,501)	$1,064,993

Common stock issued	2,269,445	23		2,399,977			2,400,000

Warrants exercised shares not issued	-	-	594,990	(144,990)	-	-	450,000

Stock options issued	-	-	-	337,662	-	-	337,662

Warrants issued	-	-	-	1,288,939	-	-	1,288,939

Foreign currency translation adjustment	-	-	-	-	2,250	-	2,250

Net loss	-	-	-	-	-	(1,574,002)	(1,574,002)

Balance - October 31, 2007	31,269,445	$313	$594,990	$10,364,511	$(798,469)	$(6,191,503)	$3,969,842

ICP Solar Technologies Inc.

Consolidated Statement of Earnings and Comprehensive Loss
(Unaudited)
(Expressed in U.S. Funds)

	For the three months		For the nine months
	ended October 31,		ended October 31,
	2007	2006	2007	2006

Net Sales	$1,573,335	$1,731,171	$5,884,211	$6,574,371

Cost of Sales	1,196,861	1,221,921	3,459,165	4,273,688

Gross Margin	376,474	509,250	2,425,046	2,300,683

Expenses

Selling, general and administrative	2,077,571	1,286,201	5,216,835	3,042,937
Depreciation	10,423	80,196	99,598	223,448
Research and development	8,907	4,320	9,170	22,621
Foreign exchange loss	60,020	22,772	46,996	92,174
	2,156,921	1,393,489	5,372,599	3,381,180

Operating Loss	(1,780,447)	(884,239)	(2,947,553)	(1,080,497)

Interest expense	(84,315)	(59,318)	(268,764)	(225,626)
Interest income	4,026	-	15,326	-
Discount given on loan receivable	-	-	(618,658)	-
Write-down of loan receivable	-	-	(229,128)	-
Accretion of discount on convertible notes	(464,768)	(25,988)	(559,051)	(25,988)
Accretion of discount on loan receivable	125,779	-	215,619	-
Gain on disposition of subsidiary (note 7)	-	-	2,818,207	-
	(419,278)	(85,306)	1,373,551	(251,614)

Net Loss	$(2,199,725)	$(969,545)	$(1,574,002)	$(1,332,111)

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	-	(32,351)	2,250	(60,776)

Comprehensive Loss	$(2,199,725)	$(1,001,896)	$(1,571,752)	$(1,392,887)

Basic Weighted Average Number of Shares Outstanding	29,921,981	29,000,000	29,310,704	29,000,000
Basic and Diluted Loss Per Share (note 8)	(0.07)	(0.03)	(0.05)	(0.05)

ICP Solar Technologies Inc.

Consolidated Statement of Cash Flows
(Unaudited)
(Expressed in U.S. Funds)

	For the three months		For the nine months
	ended October 31,		ended October 31,
	2007	2006	2007	2006
Funds Provided (Used) -

Operating Activities

Net loss	$(2,199,725)	$(969,545)	$(1,574,002)	$(1,332,111)
Stock options issued	183,961	-	337,662	-
Warrants issued	789,738	56,715	1,288,939	56,715
Depreciation	10,423	80,196	99,598	236,586
Discount given on loan receivable	-	-	618,658
Write-down of property and equipment	-	191	4,346	54,393
Foreign exchange loss	24,252	22,772	11,228	92,174
Disposition of subsidiary	-	-	(2,818,207)	-
Write-down of loan receivable		-	229,128
Accretion of discount on convertible notes	464,768	25,988	559,051	25,988
Accretion of discount on loan receivable	(125,779)	-	(215,619)
	(852,362)	(783,683)	(1,459,218)	(866,255)

Changes in non-cash operating elements
of working capital	665,675	(119,627)	876,350	(1,379,676)
	(186,687)	(903,310)	(582,868)	(2,245,931)

Financing Activities

Bank indebtedness	190,138	(1,181,884)	173,134	(1,260,730)
Long-term debt	-	-	(187,954)	-
Loan payable, director	-	(324,048)	(269,060)	(288,721)
Loan payable	-	3,464,524	-	4,964,524
Obligation under capital lease	-	168,613	(49,752)	144,286
Government grants payable	-	16,249	(96,887)	16,249
Transaction costs	-	(271,466)	-	(271,466)
Common stock issued	-	-	550,000	-
Warrants exercised,shares not issued	450,000	-	450,000	-
	640,138	1,871,988	569,481	3,304,142

Investing Activities

Acquisition of net assets less cash acquired	-	67,285	-	67,285
Additions to property and equipment	-	(3,120)	(17,737)	(4,887)
Proceeds from sale of property and equipment	-	42,080	-	42,080
Loan receivable	-	-	150,000	-
Proceeds from disposition of subsidiary	-	-	1	-
Term deposit	(5,671)	-	(5,610)
	(5,671)	106,245	126,654	104,478

Effect of Foreign Exchange on Cash Balances	-	(88,324)	$104,307	(176,090)

Increase in Cash	447,780	986,599	217,574	986,599

Cash

Beginning of Period	8,303	-	238,509	-

End of Period	$456,083	$986,599	$456,083	$986,599

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2007
(Unaudited)
(Expressed in U.S. Funds)

1.     Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and item 310(b) of Regulation S-B and are prepared using the same accounting policies as outlined in note 3 of ICP Solar Technologies Inc. (“ICP Solar”) financial statements for the year ended January 31, 2007 except for those discussed in note 3 below. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended October 31, 2007 are not necessarily indicative of the results that may be expected for the year ended January 31, 2008. The unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the ICP Solar audited financial statements for the years ended January 31, 2007 and 2006.

2.     Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has reported an accumulated deficit of $6,191,503 as at October 31, 2007 ($4,617,501 as at January 31, 2007). To date, these losses have been financed principally through capital stock, long-term debt and debt from related parties. In addition, the Company was not in compliance with certain bank covenants (note 4). Additional capital and/or borrowings will be necessary in order for the Company to continue in existence until attaining and sustaining profitable operations.

Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and establish contracts with clients. Management anticipates generating revenue through manufacturing and commercializing its products during the next year. The Company has commenced the process of raising additional capital. Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2007
(Unaudited)
(Expressed in U.S. Funds)

3.     Summary of Significant Accounting Policies

Income Taxes

On February 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in its financial statements, the impact of a tax position, if the position is more likely than not for being sustained on audit, based on the technical merits of the position. The adoption of FIN 48 did not have a material impact on our consolidated financial statements. The Company is currently subject to a four year statute of limitations by major tax jurisdictions. The Company and its subsidiaries file income tax returns in Canada, UK, United States, Asia and Australia.

Investments

The Company records its investments in which it does not exercise significant influence using the cost method.

Change in Functional Currency

It is management’s view that the United States dollar best portrays the economic results of the worldwide operations and thereby best achieves the objectives of foreign currency translation. As a result, effective May 9, 2007 the functional currency was changed from the Canadian dollar to the United States dollar to reflect the increased exposure to the US dollar as a result of the sale of 85% of the Company’s share in its UK subsidiary. The method used to translate the results and financial position for items and transactions denominated in non-US currencies are as follows:

Monetary items – at exchange rates in effect at the balance sheet date;

Non-monetary items – at exchange rates in effect on the dates of the transactions;

Revenue and expenses – at average exchange rates prevailing during the period, except for inventories and amortization which are translated at rates prevailing when the related assets were acquired.

Gains and losses arising from foreign currency translation are included in income.

The Company applied the functional currency change on a prospective basis as of May 9, 2007. This change in functional currency did not have a material effect on the accounts of the Company for the three months and nine months ended October 31, 2007.

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2007
(Unaudited)
(Expressed in U.S. Funds)

4.     Bank Indebtedness

The terms of the banking agreement require the Company to comply with certain financial covenants. At October 31, 2007, the Company was not in compliance with the debt to equity ratio and could be required to repay on demand all amounts due under the agreement. The Company has not received any default notice and is seeking to obtain the necessary waivers or changes to the agreement. As security for this credit facility the Company has pledged substantially all of its assets.

5.     Capital Stock

	October 31, 2007	January 31, 2007

100,000,000 shares authorized, $0.00001 par value
Issued -
31,269,445 (January 31, 2007 – 29,000,000) Class “A” shares	$ 313	$ 290

During the three months ended October 31, 2007, convertible notes in the amount of $1,650,000 were converted into 1,650,000 common shares.

On September 7, 2007, the Company issued 550,000 common shares from treasury as a result of the exercise of 550,000 warrants on July 26, 2007.

On September 19, 2007, the Company issued 69,445 common shares from treasury as payment of the interest as per the terms of the convertible notes.

6.     Additional Paid-In Capital

Stock Options

On May 18, 2007, for the first time, the Company granted a total of 1,832,500 options to certain of its employees and directors to purchase common shares. The stock options are exercisable at a range of $2.25 to $2.35 per share and have a vesting period of 24 months with 25% of the options granted becoming exercisable every six months commencing from the date of grant. The options granted expire May 18, 2017.

As a result of the grant, the Company recorded a compensation expense of $183,961 in the three-month period ended October 31, 2007. Expenses amounting to $1,134,425 are to be recorded in subsequent periods.

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2007
(Unaudited)
(Expressed in U.S. Funds)

6.     Additional Paid-In Capital (Cont’d)

The stock options were accounted for at their fair value as determined by the Black-Scholes-Merton valuation model, using the following assumptions:

Expected volatility	85%
Expected life	5.75 years
Risk-free interest rate	5%
Dividend yield	Nil
Weighted average fair value of options at grant date	$ 1.82

Transactions related to outstanding stock options are detailed as follows:

		Weighted Average	Weighted Average
		Exercise Price Per	Remaining
	Number	Share	Contractual Life
Granted	1,832,500	2.25	10 years
Expired	-	-
Exercised	-	-
Forfeited	(382,500)	2.25	10 years
Balance – as at October 31, 2007	1,450,000	2.25	10 years
Options, exercisable, at end of period	-	-

Warrants

a)     On May 18, 2007, the Company issued, as consulting fees, to a member of the immediate family of the President and CEO of the Company, 100,000 stock purchase warrants exercisable into common shares at $2.25 per share. These warrants may be exercised in whole or in part at any time after October 3, 2007 and expire on May 18, 2012. As a result, the Company recorded an expense of $63,898 during the three month period ending October 31, 2007.

On May 18, 2007, the Company also issued, as consulting fees, to a Director and former CFO of the Company 525,000 stock purchase warrants exercisable into common shares at $2.25 per share. These warrants may be exercised in whole or in part, at any time after October 3, 2007 and expire on May 18, 2012. As a result, the Company recorded an expense of $335,464 during the three month period ending October 31, 2007.

The stock purchase warrants were accounted for at their fair value of $898,563. An expense of $499,201 was recorded during the quarter ended July 31, 2007 and the balance, amounting to $399,362, was recorded as an expense in the third quarter ending October 31, 2007.

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2007
(Unaudited)
(Expressed in U.S. Funds)

6.     Additional Paid-In Capital (Cont’d)

The fair value of the warrants issued was determined by the Black-Scholes-Merton valuation model, using the following assumptions:

Expected volatility	85%
Expected life	3 years
Risk-free interest rate	5%
Dividend yield	Nil

b)     On August 21, 2007, the Company granted, as guarantee for a consulting fee payable, a total of 250,000 stock purchase warrants exercisable into common shares at $1.80 per share at the date of grant. The warrants expire on August 21, 2009. As a result of the grant, the Company recorded a consulting fee of $34,855 in the three month period ending October 31, 2007.

The fair value of the warrants issued was determined by the Black-Scholes-Merton valuation model, using the following assumptions multiplied by the Company’s estimate of the likelihood of the guarantee being exercised:

Expected volatility	83%
Contractual life	2 years
Risk-free interest rate	4.40%
Dividend yield	Nil

c)     On August 21, 2007, the Company had granted, as consulting fees, a total of 255,000 options to purchase common shares. The stock options would have been exercisable into common shares at $1.80 per share at the date of grant with an expiry date of August 21, 2009.

On October 25, 2007, in lieu of these options, the Company issued a total of 200,000 warrants to purchase common shares. The warrants are exercisable in to common shares at $1.00 per share at the date of grant and expire October 25, 2009.

Had the Company not cancelled the options, the Company would have recorded a consulting fee expense of $355,521 in the three month period ending October 31, 2007.

As a result of the grant of warrants, the Company recorded a consulting fee expense of $355,521 in the three month period ending October 31, 2007.

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2007
(Unaudited)
(Expressed in U.S. Funds)

6.     Additional Paid-In Capital (Cont’d)

The warrants were accounted for at their fair value as determined by the Black-Scholes-Merton valuation model, using the following assumptions:

Expected volatility	80%
Contractual life	2 years
Risk-free interest rate	4.86%
Dividend yield	Nil
Weighted average fair value of warrants at grant date	$ 1.75

A summary of the activity in the Company’s warrants during the period is presented below:

	Number of	Weighted Average
	Warrants	Exercise Price
Outstanding, as at January 31, 2007	5,150,000	$ 1.00
Transactions during the period:
Issued	1,075,000	$ 1.91
Exercised	(1,000,000)	$ 1.00
Expired	(150,000)	$ 1.00
Outstanding, end of period	5,075,000	$ 1.19

The following table provides additional information with respect to outstanding warrants at October 31, 2007:

		Number of	Exercise
Grant Date	Expiry Date	Warrants	Price
May 15, 2006	November 2007	1,000,000	$ 1.00
July 11, 2006	January 2008	3,000,000	$ 1.00
May 18, 2007	May 2012	625,000	$ 2.25
August 21, 2007	August 2009	250,000	$ 1.80
October 25, 2007	October 2009	200,00	$ 1.00
		5,075,000

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2007
(Unaudited)
(Expressed in U.S. Funds)

6.     Additional Paid-In Capital (Cont’d)

On July 26, 2007, the Company received $550,000 for the exercise of 550,000 warrants granted on May 15, 2006. These shares were issued from treasury on September 7, 2007.

On October 31, 2007 the Company received $450,000 for the exercise of 450,000 warrants granted on May 15, 2006. These shares were subsequently issued on November 7, 2007.

7.     Sale of 85% of Shares of ICP UK

On May 9, 2007, the Company signed a Share Purchase Agreement (the “Agreement”) with ISE LLC (“ISE”). Under the terms of the Agreement, ISE acquired 85% of the Company’s shares of ICP UK (name changed to Epod Solar (Wales) Ltd. on June 26, 2007) for an aggregate amount of $3,000,000. On May 10, 2007, the Company and ISE signed an Amendment to the Agreement (“Amendment”), revising the modalities of payment. As per the terms of the Amendment, ISE shall pay the Company a total of $1.00 for the shares. In addition, ISE will pay the Company an amount equivalent to $3,000,000 representing the principal amount on a loan owed to the Company by ICP UK as follows:

a) $150,000 received upon signing of the Agreement and $350,000 received in kind in the form of solar panels;

b) $500,000 on November 29, 2007; and

c) The balance shall be repaid as monthly payments for a period of 13.94 months as of January 1, 2008. Each monthly payment shall be equal to $143,500 per month and shall be made either in cash, or in kind in the form of solar panels, at the option of the Company or its subsidiaries, as per the terms of the Agreement.

From the signing of this Share Purchase Agreement until the Monthly Payment Commencement Date, the Company shall acquire 7,000 solar panels per month from the Acquirer, at a price per solar panel (Panel Price) commencing at $24.60 and decreasing as the total cost per solar panel decreases, the sale of the panels shall be on a C.O.D./F.O.B. basis until such time as the Acquirer has secured an accounts receivable line of credit in which case, payment terms shall be net 60. The Company shall have the option to acquire up to 7,000 solar panels per month from the Acquirer at the Panel Price for a six month period commencing from the date of the last Monthly Payment. These terms are deemed to be at fair market value and accordingly have not been valued as selling price consideration.

The sale of the shares resulted in a gain of $2,818,207 calculated as follows:

Proceeds of disposal	$1
Current assets	(589,874)
Property and equipment	(399,081)
Current liabilities	468,595
Long-term liabilities	3,338,566

Gain on disposition of subsidiary	$2,818,207

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2007
(Unaudited)
(Expressed in U.S. Funds)

8.     Basic and Diluted Loss Per Share

Basic and diluted loss per share is calculated based on the weighted average number of shares outstanding during the period. Warrants, share based compensation and convertible notes have been excluded from the calculation of diluted earnings per share since they are anti-dilutive.

9.     Segmented Information

The distribution of the revenue of the Company by geographic location is approximately as follows:

	For the Three-Month	For the Nine-Month Period
	Period Ended October 31,	Ended October 31, 2007
	2007
North America	$ 1,054,134	$ 3,773,997
Europe	330,400	1,540,670
Asia	62,933	314,697
Africa	125,868	254,847
	$ 1,573,335	$ 5,884,211

	For the Three-Month	For the Nine-Month Period
	Period Ended October 31,	Ended October 31, 2006
	2006
North America	$ 1,056,015	$ 3,944,123
Europe	308,148	1,512,105
Asia	240,633	828,371
Africa	126,375	289,272
	$ 1,731,171	$ 6,574,371

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2007
(Unaudited)
(Expressed in U.S. Funds)

9.     Segmented Information (Cont’d)

The distribution of the property and equipment by geographic location is approximately as follows:

	October 31, 2007	January 31, 2007
North America	$ 85,582	$ 105,552
Europe	-	428,832
	$ 85,582	$ 534,384

10.  Comparative Figures

Certain reclassifications of accounts for the three month period ended October 31, 2006 and the nine month period ended October 31, 2006 have been made to facilitate comparison with the current periods.

11.  Potential Acquisition of WES Power Technology Inc.

On August 27, 2007 the Company announced that it had executed a Share Purchase Agreement (The “Agreement”), subject to due diligence and regulatory approval, with the majority shareholders of Wes Power Technology Inc. (“WES”) (“WES Shareholders”), pursuant to which the Company has indicated its intention to purchase from the WES Shareholders all of the issued and outstanding shares of WES, located in St. John’s, Newfoundland. WES is a designer and manufacturer of power management systems for renewable energy sources.

Under the terms of the Agreement, the Company shall acquire 100% of all of the shares of WES for the following consideration:

(a)    An amount of $1.00 shall be paid by the Company to WES;

(b)    On the closing date, the Company will issue WES shareholders 250,000 warrants to purchase common shares of the Company on a one for one basis. The Warrants will have a maturity date of five (5) years from date of issuance and an exercise price equal to the closing share price of the Company on the last trading day prior to the date of issuance. The warrants shall be convertible within five (5) years from date of issuance following registration with the SEC; and

(c)    Execution of employment agreements by the Company or one of its subsidiaries with each of the WES shareholders, to the satisfaction of all parties.

To date, the acquisition has not yet been concluded.

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2007
(Unaudited)
(Expressed in U.S. Funds)

12 .  Subsequent Event

Exercise of Warrants

On November 7, 2007, the Company received $1,000,000 for the exercise of 1,000,000 warrants into 1,000,000 common shares. The Company issued the shares on November 9, 2007.

ICP Solar Technologies Inc.

Pro Forma Consolidated Statement of Operations and Comprehensive Loss
For the Year Ended January 31, 2007

(Unaudited)

(Expressed in U.S. Funds)

				Pro Forma
	Year Ended January 31, 2007	Pro Forma Adjustments		Consolidated Statement of Operations
Net Sales	7,603,225	-		7,603,225
Cost of Sales	5,454,341	(130,471)	c)	5,811,017
		487,147	b)
Gross Margin	2,148,884	356,676		1,792,208
Expenses
Selling, general and administrative	4,127,676	(1,337,522)	b)	2,790,154
Depreciation	307,242	(260,956)	b)	46,286
Research and development	22,678	(13,243)	b)	9,435
Foreign exchange (gain) loss	21,558	(85,778)	a)	(355,351)
		(291,131)	b)
Write-down of property and equipment	54,086	-		54,086
	4,533,240	(1,988,630)		2,544,610
Operating Loss	(2,384,356)	(1,631,954)		(752,402)

Interest expense	(353,881)	(20,217)	b)	(374,098)
Gain on forgiveness of debt	111,672	-		111,672

	(242,209)	(20,217)		(262,426)

Net Loss	(2,626,565)	1,611,737		(1,014,828)
Other Comprehensive Loss
Foreign currency translation adjustment	(93,118)	112,662	b)	19,544
Comprehensive Loss	(2,719,683)	1,724,399		(995,284)
Basic Weighted Average Number of Shares Outstanding	23,693,554	-		23,693,554
Basic and Diluted Loss Per Share	$ (0.11)	-		$ (0.04)

See accompanying notes

ICP Solar Technologies Inc.
Notes to Pro Forma Consolidated Financial Statements

For the Year Ended January 31, 2007

(Unaudited)

(Expressed in U.S. Funds)

1.

Basis of Presentation

On May 9, 2007, ICP Solar Technologies Inc. ("the Company") signed a Share Purchase Agreement (the "Agreement") with ISE LLC ("ISE"). Under the terms of the Agreement, ISE acquired 85% of all of the Company's shares of ICP Solar Technologies (UK) Ltd. ("ICP UK"), wholly owned subsidiary of the Company, for an aggregate amount of U.S.$3 million. On May 10, 2007, the Company and ISE signed an Amendment to the Agreement ("Amendment"), revising the modalities of payment. As per the terms of the Amendment, ISE shall pay the Company a total of $1.00 for the shares. In addition, ISE will also pay the company an amount equivalent to $3,000,000, representing the principal amount on a loan owed to the Company by ICP UK as follows:

(1)

US $500,000 upon signing of the Agreement;

(2)

US $500,000 on November 29, 2007;

(3)

The balance shall be repaid as monthly payments for a period of 13.94 months as of January 1, 2008. Each monthly payment shall be equal to US $143,500 per month and shall be made either in cash, or in kind in the form of solar panels, at the option of the Company or its subsidiaries, as per the terms of the Agreement.

For purposes of the pro forma consolidated statements of operations and comprehensive loss, the transaction is recorded as if it occurred on February 1, 2006.

The pro forma unaudited consolidated financial information may not be indicative of the financial position and results of operations that would have occurred if the sale had been in effect on the date indicated or of the financial position or operating results which may be obtained in the future.

The pro forma unaudited consolidated statement of operations for the year ended January 31, 2007 have been derived from the audited consolidated financial statements of ICP Solar Technologies Inc. as at January 31, 2007 with the assumptions and adjustments outlined in note 2.

ICP Solar Technologies Inc.
Notes to Pro Forma Consolidated Financial Statements

For the Year Ended January 31, 2007

(Unaudited)

(Expressed in U.S. Funds)

2.

Pro Forma Assumptions and Adjustments

The accompanying pro forma unaudited consolidated statement of operations and comprehensive loss for the year ended January 31, 2007 has been prepared to reflect the following assumptions and adjustments:

a)

As per the terms of the Agreement, the Company will receive $500,000 on May 10, 2007 and the balance of $2,500,390 will be received as described in note 1. This transaction results in a foreign exchange gain of $85,778.

b)

Elimination of the results of operations of ICP UK for the year ended January 31, 2007 and elimination of all the assets and liabilities of ICP UK as at January 31, 2007. No gain on disposition has been reflected on the Pro Forma Consolidated statement of operations as it would not have a continuing impact on operations. This adjustment revises the Pro Forma Financial Statements previously filed with the SEC in the Company’s Registration Statement on Form SB-2 Amendment No. 5, filed on July 27, 2007.

c)

Reversal of 85% of the inter company profit elimination entry for inventory purchased from ICP UK as at January 31, 2007 to reflect full cost as a result of the pro forma disposition of 85% of the U.K. subsidiary at the beginning of the period. Accordingly, 85% of the previously recorded intercompany profit elimination has been added back to the closing inventory values. The increase in closing inventory values has the effect of reducing the cost of goods sold for the period.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

The Nevada Corporation Laws and certain provisions of ICP Solar's bylaws, under certain circumstances, provide for indemnification of our officers, directors and controlling persons against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained below, but this description is qualified in its entirety by reference to the complete text of our bylaws and the referenced statutory provisions.

The specific statute, charter provision, bylaw, contract, or other arrangement which any controlling person, director or officer of the Company is insured or indemnified in any manner against any liability which he or she may incur in their capacity as such, is as follows:

Nevada Statutes

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our Articles of Incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful); (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct of such director.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which will be borne the Registrant (not including any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax, or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange registration fee	249.18
Legal fees and expenses	$10,000
Accounting fees and expenses	$5,000
Total	$15,249.18

Item 26. Recent Sale of Unregistered Securities

We completed the following sales of securities that were not registered pursuant to the Securities Act:

In May 2006, our board of directors approved an offering (the "Offering") of up to 5,000,000 units at $1.00 per unit for gross proceeds of up to $5,000,000. Each unit consisted of one share and one share purchase warrant entitling the holder to purchase one share of our common stock at a price of $1.00 per share during the period ending eighteen months from the date of issuance in reliance on the exemption from the registration requirements of the Securities Act provided under Regulation S promulgated thereunder (“Regulation S”). On July 11, 2006 we issued 2,500,000 units to 5 subscribers for gross proceeds of $2,500,000. Each purchaser represented to us that they were not a "US person" as defined in Regulation S. We did not engage in a distribution of this offering in the United States. The purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. No finder's fees were paid in connection with the distribution. On January 11, 2008, our board of directors approved the extension of the term of the warrants issued on July 11, 2006 by six months.

In June 2006, our board of directors approved an offering to investors (the "Note Offering") of up to 3,000 Units (each a "Unit") at a price of $1,000 US per Unit for gross proceeds of up to $3,000,000, with each Unit consisting of one 8% Convertible Note in the principal amount of $1,000 US, and one thousand share purchase warrants (the "Warrants"), with each Warrant entitling the holder thereof to purchase one additional share of our common stock for a period of 18 months following the closing of the Note Offering. On July 11, 2006, we completed the issuance of 2,500 Units for gross proceeds of $2,500,000 to three subscribers in reliance on the exemption from the registration requirements of the Securities Act provided under Regulation S. Each purchaser represented to us that they were not a "US person" as defined in Regulation S. We did not engage in a distribution of this offering in the United States. The purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate and convertible notes issued to each purchaser in accordance with Regulation S. No finder's fees were paid in connection with the distribution. On January 11, 2008, our board of directors approved the extension of the term of the warrants issued on July 11, 2006 by six months.

On October 6, 2006, the Company granted an aggregate of 150,000 warrants to purchase shares of our common stock, as follows: (i) 50,000 warrants to Craig Leon, (ii) 50,000 warrants to Chris Maverick, and (iii) 50,000 warrants to Anne Ewe. The warrants were granted  at an exercise price of $1.00 per share, in reliance on the exemption from the registration requirements of the Securities Act provided under Regulation S.  These warrants were due to expire on October 3, 2008 and were issued in payment of consulting fees.  Each of Mr. Leon,  Mr. Maverick and Ms. Ewe, represented to us that he or she was not a "US person" as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each of Mr. Leon, Mr. Maverick and Ms. Ewe represented his or her intention to acquire the warrants for investment only and not with a view toward distribution. Appropriate legends were affixed to the forms of warrant in accordance with Regulation S. No finder's fees were paid in connection with the issuance.  The Company and each of Mr. Leon, Mr. Maverick and Ms. Ewe agreed to cancel these warrants as of October 25, 2007 following which the Company issued each of Mr. Leon, Mr. Maverick and Ms. Ewe, replacement warrants, as described in the following paragraph.

On May 18, 2007, the Company granted 100,000 warrants at an exercise price of $2.25, as consulting fees, to Mr. Philippe Peress, a brother of Mr. Sass Peress, president and CEO of the Company. The warrants vested on October 3, 2007. The total exercise price of the warrants is $225,000. On May 18, 2007 the Company granted 525,000 warrants at an exercise price of $2.25, as consulting fees, to Mr. Joel Cohen a director and former CFO of the Company. The warrants vested on October 3, 2007. The total exercise price of the warrants is $1,181,250. On October 25, 2007, the Company issued warrants to purchase shares of our common stock, at an exercise price of $1.00 with an expiry date on October 25, 2009, as consulting fees to the following persons,: (i) Anne Ewe was granted 100,000 warrants: (ii) Craig Leon was granted 25,000 warrants: and (iii) Chris Maverick was granted 75,000 warrants. Each of the warrants described in this paragraph were issued in reliance on the exemption from the registration requirements of the Securities Act provided under Regulation S. Each holder represented to us that they were not a "US person" as defined in Regulation S. We did not engage in a distribution of this offering in the United States. The holders represented their intention to acquire the warrants for investment only and not with a view toward distribution. Appropriate legends were affixed to the form of warrant and the warrant shares underlying the warrants issued to each holder in accordance with Regulation S. No finder's fees were paid in connection with the issuance.

Item 27. Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement:

2.1	Share Exchange Agreement dated September 29, 2006. (5)
3.1	Amended Articles of Incorporation. (12)
3.2	Amended By-Laws. (10)
4.1	Form of Share Certificate. (1)
4.2	Form of Common Stock Warrant Certificate dated July 11, 2006. (7)
4.3	Form of Warrant dated October 6, 2006. (7)
4.4	Warrants dated May 18, 2007 issued to Philippe Peress. (15)
4.5	Warrants dated May 18, 2007 issued to Joel Cohen. (15)
4.6	Form of Warrant dated October 25, 2007, issued by ICP Solar Technologies Inc. to each of Chris Maverick, Anne Ewe and Craig Leon.
4.7	Notice of Extension of Warrants issued July 11, 2006. (17)
5.1	Opinion of Burns & Levinson LLP.
10.1	Term Sheet between FC Financial Services Inc., and the stockholders of ICP Solar Technologies Inc. (2)
10.2	Loan Agreement between FC Financial Services Inc. and ICP Solar Technologies Inc. (2)
10.3	Share Pledge Agreement dated May 16, 2006 among ICP Solar Technologies Inc., Sass Peress, Peress Family Trust, Arlene Ades and Joel Cohen. (2)
10.4	Limited Recourse Guarantee dated May 16, 2006 between Sass Peress, Arlene Ades, Joel Cohen and Peress Family Trust in favor of FC Financial Services Inc. (2)
10.5	Promissory Note dated May 16, 2006 of ICP Solar Technologies Inc. in favor of FC Financial Services Inc. (2)
10.6	Amendment 1 to Loan Agreement between FC Financial Services Inc. and ICP Solar Technologies Inc. dated July 4, 2006. (3)
10.7	Limited Recourse Guarantee dated July 4, 2006 between Sass Peress, Arlene Ades, Joel Cohen and Peress Family Trust in favor of FC Financial Services Inc. (3)
10.8	Promissory Note dated July 4, 2006 of ICP Solar Technologies Inc. in favor of FC Financial Services Inc. (3)
10.9	Form of 8% Convertible Note due June 30, 2009. (4)
10.10	Exchangeable Share Support Agreement dated September 29, 2006 among FC Financial Services Inc., 1260491 Alberta Inc., Equity Transfer & Trust Company, Sass Peress, the Peress Family Trust, Arlene Ades, Joel Cohen, the Sass Peress Family Trust, and Eastern Liquidity Partners. (5)
10.11	Exchange and Voting Trust Agreement dated September 29, 2006. (5)
10.12	Lease Agreement dated March 22, 2006 between 2631-1746 Quebec Inc. and ICP Global Technologies Inc. (6)
10.12	Lease Agreement dated October 10, 2003 among Mardan (Norwich) Limited, ICP Solar Technologies UK Limited and ICP Global Technologies Inc. (6)
10.13	Employment Agreement dated November 6, 2005 between ICP Global Technologies Inc. and Arlene Ades. (6)
10.14	Consulting Agreement dated November 24, 2004 between ICP Solar Technologies Inc. and Michael Domenico. (6)
10.15	Consulting Agreement dated March 1, 2006 between ICP Solar Technologies Inc. and 6100864 Canada Inc. (6)
10.16	Management Agreement dated May 23, 2006 between ICP Solar Technologies Inc. and Les Enterprises Guy Lever Inc and Management Agreement Addendum dated August 23, 2006 between ICP Solar Technologies Inc. and Les Enterprises Guy Lever Inc. (7)
10.17	Fixed Rate Asset Loan dated July 28, 2006 between ICP Solar Technologies Inc. and HSBC Equipment Finance (UK) Limited. (6)
10.18	Line of Credit between ICP Global Technologies Inc. and Royal Bank of Canada dated May 6, 2005. (6)
10.19	ICP Solar Technologies Inc. 2006 Stock Incentive Plan, established November 1, 2006. (8)
10.20	Share Purchase Agreement between ICP Solar Technologies Inc. and ISE Solar LLC. dated May 9, 2007. (13)
10.21	Amendment to Share Purchase Agreement between ICP Solar Technologies Inc. and ISE Solar LLC dated May 10, 2007. (14)
10.22	Consultancy Agreement dated June 13, 2007 between ICP Solar Technologies Inc. and Gary Jones. (15)
10.23	Employment Agreement dated June 13, 2007 between ICP Solar Technologies Inc. and Tom Clark. (15)
10.24	Employment Agreement dated May 1, 2007 between ICP Solar Technologies Inc. and Laurent Lafite. (15)
10.25	Share Purchase Agreement between ICP Solar Technologies Inc. and WES Power Technology Inc. dated August 27, 2007. (16)
16.1	Letter on change in certifying accountant. (7)
21.1	Subsidiaries of the Company. (7)
23.1	Consent of Burns & Levinson LLP. (filed as Exhibit 5.1 above)
23.2	Consent of RSM Richter LLP.
24.1	Power of attorney from Leon Assayag. (11)
24.2	Power of Attorney from Paul Maycock. (11)
Notes
(1)	Previously filed with the SEC as an exhibit to our Registration Statement on Form SB-2 originally filed on March 11, 2004, as amended.
(2)	Previously filed with the SEC as an exhibit to our Current Report on Form 8-K filed on May 22, 2006.
(3)	Previously filed with the SEC as an exhibit to our Current Report on Form 8-K filed on July 11, 2006.
(4)	Previously filed with the SEC as an exhibit to our Quarterly Report on Form 10-QSB filed on July 17, 2006.
(5)	Previously filed with the SEC as an exhibit to our Current Report on Form 8-K filed on October 5, 2006.
(6)	Previously filed with the SEC as an exhibit to our Quarterly Report on Form 10-QSB filed on October 23, 2006.
(7)	Previously filed with the SEC as an exhibit to our Registration Statement on Form SB-2 originally filed on November 14, 2006.
(8)	Previously filed with the SEC as an exhibit to our DEF 14C, filed November 14, 2006.
(9)	Previously filed with the SEC as an exhibit to our Registration Statement on Form SB-2 Amendment No.1, filed January 16, 2007.
(10)	Previously filed with the SEC as an exhibit to our Current Report on Form 8-K filed on September 5, 2006.
(11)	Previously filed with the SEC as an exhibit to our Registration Statement on Form SB-2 Amendment No. 2, filed February 14, 2007.
(12)	Previously filed with the SEC as an exhibit to our Current Report on Form 8-K filed on December 1, 2005.
(13)	Previously filed with the SEC as an exhibit to our Current Report on Form 8-K filed on May 10, 2007.
(14)	Previously filed with the SEC as an exhibit to our Current Report on Form 8-K Amendment no.1 filed on May 16, 2007.
(15)	Previously filed with the SEC as an exhibit to our Registration Statement on Form SB-2 Amendment No. 4, filed July 5, 2007.
(16)	Previously filed with the SEC as an exhibit to our Current Report on Form 8-K filed on August 28, 2007.
(17)	Previously filed with the SEC as an exhibit to our Current Report on Form 8-K filed on January

Item 28. Undertakings

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any additional or changed material information on the plan of distribution.

(2)

For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

 (b)

For determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 (c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form SB-2 and authorized this  registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City  of Montreal, province of Quebec, on January 30, 2008.

ICP SOLAR TECHNOLOGIES INC.
Registrant

By: /S/ Sass Peress
Sass Peress
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Sass Peress his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto each of said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Sass Peress	Chairman, Chief	January 30, 2008
Sass Peress	Executive Officer and Director
(Principal Executive Officer)

* /s/ Leon Assayag	Chief Financial Officer (Principal	January 30, 2008
Leon Assayag	Financial Officer and Principal
Accounting Officer)

*/s/ Joel Cohen	Director	January 30, 2008
Joel Cohen

* /s/ Paul Maycock	Director	January 30, 2008
Paul Maycock

* /s/ Sass Peress
Sass Peress, Attorney in fact